UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A ____________________________

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant o
Check the appropriate box:
o	Preliminary Proxy Statement
o	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
o	Definitive Additional Materials
o	Soliciting Material under §240.14a-12

SCIENTIFIC GAMES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
o	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

o	Fee paid previously with preliminary materials.
o
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 29, 2019
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Scientific Games Corporation to be held at 10:00 a.m. (local time) on Wednesday, June 12, 2019, at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada.
At the meeting, we will be electing twelve (12) members of our Board of Directors and conducting an advisory vote to approve executive officer compensation. We will also be asking our stockholders to approve an amendment and restatement of the Company’s 2003 Incentive Compensation Plan to, among other things, increase the number of shares of stock authorized for issuance thereunder. Finally, we will be asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. These matters are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Even if you plan to attend the annual meeting in person, we encourage you to vote your shares right away using one of the advance voting methods described in the accompanying materials.
We look forward to seeing you at the annual meeting.
Sincerely,

Barry L. Cottle
President and Chief Executive Officer
The accompanying Proxy Statement is dated April 29, 2019, and is first being mailed to our stockholders about or before April 30, 2019.

SCIENTIFIC GAMES CORPORATION
6601 Bermuda Road
Las Vegas, NV 89119
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

Notice is hereby given that the annual meeting of stockholders of Scientific Games Corporation (the “Company”) will be held at 10:00 a.m. (local time) on Wednesday, June 12, 2019, at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada, for the following purposes:

1.	To elect twelve (12) members of the Company’s Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

3.	To approve an amendment and restatement of the Company’s 2003 Incentive Compensation Plan to, among other things, increase the number of shares of stock authorized for issuance thereunder.

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

5.	To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on April 15, 2019 are entitled to receive notice of and to vote at the meeting and any adjournment thereof. A list of the holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Corporate Secretary of the Company at 6601 Bermuda Road, Las Vegas, NV 89119 and will be available for inspection at the meeting itself.
To obtain directions to attend the meeting and vote in person, please telephone the Company at (702) 532-8125.
Whether you plan to be personally present at the meeting or not, we encourage you to submit your vote by proxy as soon as possible using one of the advance voting methods (see page 1 of the accompanying Proxy Statement for additional details).

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 12, 2019:
The Proxy Statement and 2018 Annual Report will be available about or before April 30, 2019 through the Investors link on our website at
www.scientificgames.com or through www.proxyvote.com.

By Order of the Board of Directors

Michael A. Quartieri Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
Dated: April 29, 2019

TABLE OF CONTENTS

General Information	1
Proposal 1: Election of Directors	4
Nominees for Election	4
Corporate Governance	10
Director Compensation	15
Section 16(a) Beneficial Ownership Reporting Compliance	20
Security Ownership	20
Executive Compensation	23
Compensation Discussion and Analysis	23
Compensation Committee Report	42
Summary Compensation Table	43
Grants of Plan‑Based Awards for Fiscal Year 2018	45
Outstanding Equity Awards at Fiscal Year‑End	47
Option Exercises and Stock Vested for Fiscal Year 2018	50
Potential Payments Upon Termination or Change in Control	50
Pay Ratio Disclosure	59
Equity Compensation Plan Information	60
Certain Relationships and Related Person Transactions	61
Proposal 2: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers	62
Report of the Audit Committee	64
Proposal 3: Approval of an Amendment and Restatement of the Company’s 2003 Incentive Compensation Plan	65
Proposal 4: Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	77
Fees Paid to our Independent Registered Public Accounting Firm	77
Other Matters	79
Stockholder Proposals for the Next Annual Meeting	79

Appendix A – Reconciliation of SGICP Revenue to Revenue, and SGICP EBITDA and SGICP EBITDA Minus CapEx to Business Segment Adjusted EBITDA and Consolidated Net Loss
Appendix B – Proposed Scientific Games Corporation Amended and Restated 2003 Incentive Compensation Plan

SCIENTIFIC GAMES CORPORATION
6601 Bermuda Road
Las Vegas, NV 89119

PROXY STATEMENT
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Scientific Games Corporation (“Scientific Games,” the “Company,” “we” or “us”) of proxies to be voted at the annual meeting of stockholders to be held at 10:00 a.m. (local time) on Wednesday, June 12, 2019, at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.
Notice and Access to Proxy Materials
We expect our proxy materials, including this Proxy Statement and our 2018 Annual Report, to be made available to stockholders on or about April 30, 2019 through the Investors link on our website at www.scientificgames.com or through www.proxyvote.com. In accordance with the rules of the Securities and Exchange Commission (“SEC”), most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, most stockholders will receive by mail a “Notice of Internet Availability of Proxy Materials” that contains instructions as to how they can view our materials online, how they can request copies be sent to them by mail or electronically by email and how they can vote online (the “Notice”).

Stockholders Entitled to Vote
All stockholders of record at the close of business on April 15, 2019 are entitled to vote at the meeting. At the close of business on April 15, 2019, 92,685,135 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.
Voting Procedures
You may vote your shares by proxy without attending the meeting. You may vote your shares by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you are voting over the Internet or by telephone, you will need to provide the control number that is printed on the Notice or proxy card that you receive.
If you are the record holder of your shares, you may also vote your shares in person at the meeting. If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you must first obtain a proxy issued in your name from the record holder giving you the right to vote the shares at the meeting.

Voting Matters
Stockholders are being asked to vote on the following matters at the annual meeting:

Proposal	Board’s Recommendation
Proposal 1: Election of Directors (page 4)	FOR each Nominee
The Board and the Nominating and Corporate Governance Committee believe that the twelve (12) director nominees possess a combination of qualifications, experience and judgment necessary for a well-functioning Board and the effective oversight of the Company.

Proposal 2: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers (page 62)	FOR
The Company has designed its executive compensation program to attract and retain executive talent, foster excellent business performance and align compensation with the long-term interests of our stockholders. The Board and the Compensation Committee value stockholders’ opinions and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Proposal 3: Approval of an Amendment and Restatement of the Company’s 2003 Incentive Compensation Plan (as currently amended and restated, the “2003 Plan”) (page 65)	FOR
The Board and the Compensation Committee have approved an amendment and restatement of the 2003 Plan to increase the number of shares available under the 2003 Plan by 3,500,000 shares and make certain other updates described herein. The Company is asking stockholders to approve the amendment and restatement of the 2003 Plan so that the Company will be able to continue to, among other things, attract, retain, motivate and reward executives, employees, directors and other persons who provide services to the Company and encourage long-term service by such individuals.

Proposal 4: Ratification of the Appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s Independent Registered Public Accounting Firm (page 77)	FOR
The Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of Deloitte.

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the above recommendations of the Board.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
Changing Your Vote
A stockholder may revoke a proxy at any time prior to its being voted by delivering written notice to the Corporate Secretary of the Company, by delivering a properly executed later-dated proxy (including over the Internet or by telephone), or by voting in person at the meeting.

Quorum
The presence, in person or by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.
Vote Required
Assuming a quorum is present, directors will be elected (Proposal 1) by a plurality of the votes cast in person or by proxy at the meeting.
Each of the other proposals requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting.
Effect of Withheld Votes or Abstentions
If you vote “WITHHOLD” in the election of directors or vote “ABSTAIN” (rather than vote “FOR” or “AGAINST”) with respect to any other proposal, your shares will count as present for purposes of determining whether a quorum is present. A “WITHHOLD” vote will have no effect on the outcome of the election of directors (Proposal 1), and an “ABSTAIN” vote will have the effect of a negative vote on the other proposals (Proposals 2, 3 and 4).
Effect of Broker Non-Votes
A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received specific instructions from the beneficial owner. If any broker “non-votes” occur at the meeting, the broker “non-votes” will count for purposes of determining whether a quorum is present but will not have an effect on any proposals presented for your vote. A broker or other nominee holding shares for a beneficial owner may not vote these shares with respect to the election of directors (Proposal 1), advisory vote on approval of named executive officer compensation (Proposal 2) or approval of the amendment and restatement of the 2003 Plan (Proposal 3) without specific instructions from the beneficial owner as to how to vote with respect to such proposals. Brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of our independent registered public accounting firm (Proposal 4) and, accordingly, your shares may be voted by your broker or nominee on Proposal 4 without your instructions.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is elected by our stockholders to oversee the management of the business and affairs of the Company. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for or shared with stockholders. The Board appoints our executives, who are charged with conducting the business and affairs of the Company, subject to oversight by the Board.
Nominees for Election
The Board has nominated for election as a director to the Board the twelve (12) persons named below to serve for a one-year term until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Except for Mr. Jack A. Markell and Ms. Maria T. Vullo, each of the director nominees served as a director during 2018 and is presently serving as a director. Additionally, except for Messrs. Kneeland C. Youngblood and Jack A. Markell and Ms. Maria T. Vullo, each of the director nominees was previously elected to the Board by our stockholders. Mr. Youngblood was recommended for consideration by the Nominating and Corporate Governance Committee and was elected to the Board by the other members of the Board on August 1, 2018. Mr. Jack A. Markell and Ms. Maria T. Vullo were recommended for consideration by the Nominating and Corporate Governance Committee by some of our non-employee directors. Four of the nominees (Messrs. Perelman, Meister and Schwartz and Ms. Townsend) were designated for election to the Board by MacAndrews & Forbes Incorporated, our largest stockholder, pursuant to its rights under a stockholders’ agreement with us (discussed more fully below). Pursuant to its rights under such agreement, MacAndrews & Forbes Incorporated has the right to designate four nominees for election to the Board.
The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies on the enclosed proxy card will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxy cards. All of the nominees have indicated a willingness to serve as directors. However, if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board, or the Board may decide to reduce the number of directors.
The name, age (as of April 5, 2019), business experience and certain other information regarding each of the nominees for director are set forth below.

Name	Age	Position with the Company	Director Since
Ronald O. Perelman	76	Director (Chairman)	2003
Barry L. Cottle	57	Director; President and Chief Executive Officer	2018
Peter A. Cohen	72	Director (Vice Chairman, Lead Independent Director)	2000
Richard M. Haddrill	65	Director (Vice Chairman)	2014
David L. Kennedy	72	Director	2009
Paul M. Meister	66	Director	2012
Michael J. Regan	76	Director	2006
Barry F. Schwartz	69	Director	2003
Frances F. Townsend	57	Director	2010
Kneeland C. Youngblood	63	Director	2018
Jack A. Markell	58	Nominee	N/A
Maria T. Vullo	55	Nominee	N/A

Ronald O. Perelman was named Chairman of the Board in November 2013. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes Incorporated, a company that owns and manages a diversified portfolio of public and private companies and various affiliates, since 1980. Mr. Perelman is also Chairman of the Board of Revlon, Inc. and Revlon Consumer Products Corporation.
Barry L. Cottle has served as President and Chief Executive Officer of the Company since June 2018. Mr. Cottle joined the Company as Chief Executive, SG Interactive, in August 2015 to lead the strategy and growth plans of the Interactive group. Before joining the Company, Mr. Cottle served as Vice Chairman of Deluxe Entertainment Services Group Inc. from February 2015 until August 2015 while concurrently serving as Senior Vice President of Technology at MacAndrews & Forbes Incorporated from February 2015 until August 2017, where he helped drive digital innovation. Prior to that, he was the Chief Revenue Officer and Executive Vice President – Games for Zynga Inc. from January 2012 until October 2014, where he led corporate and business development, strategic partnerships, distribution, marketing and advertising and ultimately the Social Casino group. Previously, Mr. Cottle served as the Executive Vice President – Interactive for Electronic Arts Inc. from August 2007 to January 2012. Earlier in his career, Mr. Cottle served as the Founder/Chief Executive Officer of Quickoffice, Inc.; Chief Operating Officer of Palm, Inc.; and Senior Vice President of Disney TeleVentures, a division of The Walt Disney Company dedicated to creating interactive online/TV experiences.
Peter A. Cohen has served as Vice Chairman of the Board and Lead Independent Director since September 2004. Mr. Cohen is also a member of the Board of Directors of PolarityTE, Inc. Mr. Cohen was Chairman of Cowen Inc. (formerly known as Cowen Group, Inc.), a diversified financial services company, and served as Chairman and Chief Executive Officer from 2009 through December 2017. Mr. Cohen was a founding partner and principal of Ramius LLC, a private investment management firm formed in 1994 that was combined with Cowen in late 2009. Mr. Cohen served as a member of the board of directors of Chart Acquisition Corp. (which, as a result of a business combination, is now known as Tempus Applied Solutions Holdings, Inc.) from 2013 to 2015. From November 1992 to May 1994, Mr. Cohen was Vice Chairman of the Board and a director of Republic New York Corporation, as well as a member of its executive management committee. Mr. Cohen was Chairman and Chief Executive Officer of Shearson Lehman Brothers from 1983 to 1990.

Richard M. Haddrill has served as Vice Chairman of the Board since February 2018. Mr. Haddrill was employed as Executive Vice Chairman in December 2014, following the Company’s acquisition of Bally Technologies, Inc. (“Bally”) in November 2014 (“the “Bally Acquisition”). Mr. Haddrill is the founder and manager of The Groop, LLC, a private investment and advisory company formed in January 2018. He is also a member of the board of directors of Cornerstone OnDemand, Inc., a global provider of learning and human capital management software. Previously, Mr. Haddrill served as Chief Executive Officer of Bally from 2004 to 2012 and from May 2014 until the Bally Acquisition and he served on Bally’s board of directors from 2003 until the Bally Acquisition, including serving as Chairman of the Bally board from 2012 to 2014. Prior to joining Bally, Mr. Haddrill served as Chief Executive Officer and as a member of the board of directors of Manhattan Associates, Inc., a global leader in software solutions to the supply-chain industry. Prior to that, he served as President and Chief Executive Officer of Powerhouse Technologies, Inc., a technology and gaming company involved in the video lottery industry and online lottery and pari-mutuel wagering systems. Mr. Haddrill also served on the board of directors of JDA Software Group, Inc., a leading provider of end-to-end integrated retail and supply chain planning and execution solutions, through 2012.
David L. Kennedy is currently Executive Vice President of MacAndrews & Forbes Incorporated, where he previously served as Senior Executive Vice President from 2009 until June 2016. Mr. Kennedy has served as a director of the Company since 2009, including serving as a Vice Chairman from 2009 through 2016. Mr. D. Kennedy has previously been an employee of the Company, most recently serving as Executive Vice Chairman from June 2014 to August 2014. Previously, he served as the Company’s President and Chief Executive Officer from November 2013 to June 2014, and as Chief Administrative Officer from April 2011 until March 2012. During his 46-year business career, Mr. D. Kennedy held senior executive positions with Revlon, Inc. and The Coca-Cola Company and affiliates. In June 2016, he retired from the boards of Revlon, Inc., where he had served as Vice Chairman since 2009 (including serving in that capacity as an executive officer until November 2013) and as a director since 2006, and Revlon Consumer Products Corporation, where he had served as a director since 2006.
Paul M. Meister is co-founder, and since 2008, Chief Executive Officer of Liberty Lane Partners, LLC, a private investment company with diverse investments in healthcare, technology and distribution-related industries and is Vice Chairman and Co-Founder of Perspecta Trust, a New Hampshire based trust company. Mr. Meister served as President of MacAndrews & Forbes Incorporated from 2014 to 2018. Mr. Meister was appointed Executive Vice Chairman of Revlon, Inc. and served as the principal executive officer on an interim basis through May 2018 following the resignation of the Chief Executive Officer of Revlon, Inc. in January 2018. Mr. Meister previously served as Chairman and Chief Executive Officer of inVentiv Health, Inc., now Syneos Health Inc., a provider of commercial, consulting and clinical research services to the pharmaceutical and biotech industries, from 2010 until 2015. Mr. Meister was Chairman of Thermo Fisher Scientific Inc., a scientific instruments equipment and supplies company, from November 2006 until April 2007. He was previously Vice Chairman of Fisher Scientific International, Inc., a predecessor to Thermo Fisher, from 2001 to November 2006, and Chief Financial Officer of Fisher Scientific from 1991 to 2001. Prior to Fisher Scientific, Mr. Meister held executive positions with the Henley Group, Wheelabrator Technologies and Abex, Inc. Mr. Meister has served as a director of Revlon, Inc. since June 2016; and of Quanterix Corporation since 2013. He also previously served as a director of LKQ Corporation, a distributor of vehicle products, from 1999 until 2018; and vTv Therapeutics Inc., a clinical-stage bio pharmaceutical company, from 2015 until 2018.
Michael J. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the lead audit partner for many Fortune 500 companies during his 40-year tenure with KPMG. Mr. Regan has been a member of the board of directors of Lifetime Brands, Inc., a global provider of kitchenware, tableware and other home products, since 2012. Mr. Regan also served as a member of the board of directors of DynaVox Inc. from 2011 to January 2015.
Barry F. Schwartz has been Vice Chairman of MacAndrews & Forbes Incorporated and various affiliates since December 2015. Mr. Schwartz was Executive Vice Chairman of MacAndrews & Forbes Incorporated and various affiliates from October 2007 to December 2015. Prior to that, he was Executive Vice President and General Counsel of MacAndrews & Forbes Incorporated and various affiliates since 1993 and Senior Vice President of MacAndrews & Forbes Incorporated and various affiliates from 1989 to 1993. Mr. Schwartz has been a director of Revlon, Inc. since November 2007 and Revlon Consumer Products Corporation since March 2004. Mr. Schwartz has also been a director of Gaming and Leisure Properties, Inc., a Pennsylvania real estate investment trust company, since May 2017. Mr. Schwartz has also served as a director of Harland Clarke Holdings Corp. from 2005 to 2014.
Frances F. Townsend is Executive Vice President of Worldwide Government, Legal and Business Affairs of MacAndrews & Forbes Incorporated. She has been with MacAndrews & Forbes Incorporated since October 2010. Ms. Townsend was a corporate partner at the law firm of Baker Botts LLP from April 2009 to October 2010. Prior to that, she was Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from May 2004 until January 2008. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard and spent 13 years at the U.S. Department of Justice in various senior positions. She also serves on numerous governmental advisory and nonprofit boards. Ms. Townsend is a trustee on the board of the New York City Police Foundation and the Intrepid Sea, Air & Space Museum. She is also a member of the Boards at the Council on Foreign Relations and the Trilateral Commission. Ms. Townsend has been a director of The Western Union Company since 2013, and Freeport-McMoRan Inc., an international mining company with headquarters in Phoenix, Arizona, since 2013. Ms. Townsend has also served as a director of SIGA Technologies, Inc. from 2011 to 2014.
Kneeland C. Youngblood has served as a founding partner of Pharos Capital Group, LLC, a private equity firm that invests in the healthcare service sector since 1998. Mr. Youngblood has served as a director of Mallinckrodt plc, a specialty pharmaceutical company, since June 2013 and a director of TPG Pace Holdings Corp. since June 2017. He is also a member of the Council on Foreign Relations and has served as a trustee of the Dallas Police and Fire Pension System since 2017. Mr. Youngblood has previously served on the boards of directors of Pace Holdings Corp. (from 2015 to 2017), Starwood Hotels & Resorts Worldwide, Inc. (from 2001 to 2012), The Gap, Inc. (from 2006 to 2012) and Burger King Holdings, Inc. (from 2004 to 2010).
Jack A. Markell, nominee, served as the 73rd Governor of Delaware from 2009 to 2017. During his tenure, Governor Markell was focused on improving Delaware’s schools and positioning its citizens for future prosperity by launching and scaling important workforce development efforts. Governor Markell served as Chair of the National Governors Association and the Democratic Governors Association. Governor Markell previously was elected three times as Delaware’s State Treasurer prior to becoming Governor of the State. Prior to public service, Governor Markell had a career in business, banking and consulting, including serving as Senior Vice President for Corporate Development at Nextel Communications, Inc. Governor Markell’s other professional experience includes working in a senior management position at Comcast Corporation, as an associate at McKinsey and Company and as a banker at First Chicago Corporation. Governor Markell has also been a member of the board of directors of Graham Holdings Company since 2017, and FS Credit Real Estate Income Trust, Inc. since 2018. Governor

Markell also serves on the board of directors of Jobs for America’s Graduates, Upstream USA, Vemo Education and Symbiont.io Inc. and serves as a member of the board of trustees of the Annie E. Casey Foundation, Delaware State University and Strada Education Network.
Maria T. Vullo, nominee, served as the Superintendent of the New York State Department of Financial Services (the “DFS”) from 2016 to 2019 where she was responsible for the regulation of New York’s financial services industry. Ms. Vullo managed an agency staff of 1,400 employees with a budget in excess of $250 million. Prior to assuming the role of DFS Superintendent, Ms. Vullo was a litigation partner for 20 years with Paul, Weiss, Rifkind, Wharton & Garrison LLP. She is an experienced trial and appellate litigator in civil, criminal and regulatory matters. In addition, Ms. Vullo served as Executive Deputy Attorney General for Economic Justice under Attorney General Andrew Cuomo in New York State. In that role, Ms. Vullo supervised the Bureaus of Investor Protection, Real Estate Finance, Antitrust, Consumer Protection, and Internet. Ms. Vullo was twice nominated by the New York State Commission on Judicial Nomination to be an Associate Judge of the New York Court of Appeals. She also has served as a member of numerous nonprofit boards where she has assumed leadership positions.
Designees of MacAndrews & Forbes Incorporated
Messrs. Perelman, Meister and Schwartz and Ms. Townsend were designated for election to the Board by MacAndrews & Forbes Incorporated pursuant to its rights under a stockholders’ agreement with us dated September 6, 2000, as supplemented by agreements dated June 26, 2002, October 10, 2003 and February 15, 2007. The stockholders’ agreement was originally entered into with holders of our Series A Convertible Preferred Stock in connection with the initial issuance of such preferred stock and provides for, among other things, the right of the holders to designate up to four members of our Board based on their ownership of preferred stock or the common stock issued upon conversion thereof. All of the preferred stock was converted into common stock in August 2004. MacAndrews & Forbes Incorporated, which owned approximately 92% of the preferred stock prior to conversion and currently owns approximately 38.9% of our outstanding common stock, currently has the right to designate up to four directors based on its level of share ownership. The percentages that must be maintained in order to designate directors are as follows: (a) 20% to designate four directors; (b) 16% to designate three directors; (c) 9% to designate two directors; and (d) 4.6% to designate one director. Such percentages, in each case, are to be determined based on our fully diluted common stock subject to certain exclusions of common stock or other securities that may be issued in the future.
Qualifications of Directors
Our directors are responsible for overseeing the management of the Company’s business and affairs, which requires highly skilled and experienced individuals. The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations to the Board concerning the appropriate size and needs of the Board with the objective of maintaining the necessary experience, skills and independence on the Board. The Nominating and Corporate Governance Committee and the Board believe that there are general qualifications that are applicable to all directors and other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Nominating and Corporate Governance Committee and the Board consider the experience and qualifications of prospective directors individually and in the context of the Board’s overall composition, and make no distinction in the evaluation of nominees recommended by directors, the President and Chief Executive Officer, third parties or our stockholders in accordance with the provisions contained in our Amended and Restated Bylaws.
In its assessment of prospective directors, the Nominating and Corporate Governance Committee and the Board generally consider, among other factors, the individual’s character and integrity, experience, judgment, independence and ability to work collegially, as well as the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities as a director. The Nominating and Corporate Governance Committee and the Board also assess particular qualifications, attributes, skills and experience that they believe are important to be represented on the Board as a whole, in light of the Company’s business. These include a high level of financial literacy, relevant chief executive officer or similar leadership experience, gaming, lottery, social and digital gaming industry experience, experience with global operations, exposure to the development and marketing of technology and consumer products, and legal and regulatory experience.
As a matter of practice, the Nominating and Corporate Governance Committee and the Board also consider the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Nominating and Corporate Governance Committee and the Board believe that the Board is comprised of a diverse group of individuals.
The Nominating and Corporate Governance Committee and the Board believe that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including gaming, lottery, social and digital gaming (Messrs. Cottle, Haddrill and a number of our other long-serving directors), global operations (all directors), technology (Messrs. Cottle, Haddrill, D. Kennedy and Meister), consumer products and marketing (Messrs. Perelman, Cottle, Haddrill, D. Kennedy and Schwartz), legal and regulatory (Messrs. Markell and Schwartz and Madams Townsend and Vullo), investment and financial services (Messrs. Perelman, Cohen, D. Kennedy, Markell, Meister, Schwartz and Youngblood and Ms. Vullo) and public accounting (Mr. Regan), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or organizations that operate inside and outside the United States and/or experience on other companies’ boards, which provides an understanding of ways other companies address various business matters, strategies, corporate governance and other issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Messrs. Perelman, Cottle, Cohen, Haddrill, D. Kennedy, Meister and Schwartz), as a chief administrative officer of a major accounting firm (Mr. Regan), as chair of the Homeland Security Council and an officer in the U.S. Coast Guard (Ms. Townsend), as the Governor of the State of Delaware (Mr. Markell) and as the Superintendent of the New York State Department of Financial Services (Ms. Vullo). Messrs. Markell and Youngblood and Madams Townsend and Vullo have extensive public policy, government or regulatory experience, which can provide valuable insight into issues faced by companies in regulated industries such as that of the Company. Mr. Cottle has served as a senior executive and director of other gaming and entertainment companies, which service has given him deep knowledge of the Company and its businesses and directly relevant management experience. Mr. Youngblood has experience managing and advising a number of public and private companies. The Nominating and Corporate Governance Committee and the Board believe that these skills and experiences, together with their other qualities, qualify each nominee to serve as a director of the Company.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE TWELVE (12) NOMINEES

Corporate Governance
Overview. The Company is committed to good corporate governance, which we believe promotes the long-term interests of our stockholders and strengthens Board and management accountability. Highlights of our corporate governance structure and policies include:

Corporate Governance Highlights
• Annual election of all directors	• Cash and equity compensation clawback policy
• Ten independent director nominees	• Anti-hedging policy
• Entirely independent Board committees (other than Compliance Committee)	• Executive compensation based on pay-for-performance philosophy
• Regular executive sessions of independent directors	• Code of Business Conduct (and related training)
• Separate Chairman and Chief Executive Officer roles	• Stockholder right to call special meetings
• Regular Board and committee self-evaluations	• Stockholder right to act by written consent
• Director and officer stock ownership guidelines	• Absence of an “anti-takeover” rights plan and other “anti-takeover” provisions
• Risk management oversight by the Board and committees
Director Independence. The Board has adopted Director Independence Guidelines as a basis for determining that individual directors are independent under the standards of the NASDAQ Stock Market. This determination, which is made annually, helps assure the quality of the Board’s oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:

(1)	the director has been employed by the Company (or any subsidiary) at any time within the past three years, other than service as an interim executive officer for a period of less than one year;

(2)	the director has an immediate family member who has been employed as an executive officer of the Company (or any subsidiary) at any time within the past three years;

(3)
the director or an immediate family member of the director has accepted any compensation (including any political contribution to a director or family member) from the Company (or any subsidiary) in excess of $120,000 during any period of 12 consecutive months within the past three years other than (a) for Board or Board committee service, (b) in the case of the family member, as compensation for employment other than as an executive officer, (c) benefits under a tax-qualified retirement plan or non-discretionary compensation or (d) compensation for service as an interim executive officer for a period of less than one year;

(4)
the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization (including a charitable organization) that made payments to, or received payments from, the Company for property or services in the current year or in any of the past three years that exceed the greater of 5% of the recipient’s consolidated gross revenues or $200,000, other than (a) payments arising solely from investments in the Company’s securities or (b) payments under non‑discretionary charitable contribution matching programs;

(5)
the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

(6)
the director or an immediate family member of the director is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

In applying these standards, the Board determined that each of Messrs. Cohen, D. Kennedy, Markell, Meister, Perelman, Regan, Schwartz and Youngblood, and Madams Townsend and Vullo, qualify as independent directors, and none has a business or other relationship that would interfere with the director’s exercise of independent judgment. Messrs. Cottle and Haddrill do not qualify as independent directors.
The full text of the Board’s Director Independence Guidelines, including information on the additional independence requirements applicable to Board committee members, can be accessed through the Investors — Corporate Governance link on our website at www.scientificgames.com.
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and address various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, Board and committee performance evaluations and management succession planning. The full text of these guidelines can be accessed through the Investors — Corporate Governance link on our website at www.scientificgames.com.
Board Leadership Structure. As described above, all of the director nominees qualify as independent directors, other than Mr. Cottle, our President and Chief Executive Officer, and Mr. Haddrill, our former Executive Vice Chairman from 2014 through February 2018. The Audit, Compensation and Nominating and Corporate Governance Committees are comprised entirely of independent directors. The Compliance Committee is comprised of independent directors, a non-independent director and an industry consultant. The Board has the flexibility to select the leadership structure that is most appropriate for the Company and its stockholders and has determined that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and Chief Executive Officer. This approach allows the Board to elect the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and Chief Executive Officer roles when deemed appropriate. The Chairman of the Board and Chief Executive Officer roles are currently held by two different individuals.
Messrs. Cohen and Haddrill serve as Vice Chairmen of the Board, and the Board has also designated Mr. Cohen as the lead independent director. If the positions of Chairman of the Board and Chief Executive Officer were held by the same individual, Mr. Cohen’s lead independent director responsibilities would include presiding over regularly held executive sessions of independent directors, facilitating communication between the independent directors and the Chief Executive Officer, and coordinating the activities of the independent directors. Mr. Cohen also provides assistance to the Board and the committees of the Board in their evaluations of management’s performance, and he carries out other duties that the Board assigns to him from time to time in areas of governance and oversight.
The Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of the Board.
Board’s Role in Risk Oversight. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Board’s committees, each of which examines various components of enterprise risk as part of its responsibilities. An overall review of risk is inherent in the Board’s consideration of the Company’s strategies and other matters presented to the Board, including financial matters, investments, acquisitions and divestitures. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for managing the Company’s risk exposure, and the Board and its committees providing oversight of those efforts.
The Company has implemented internal processes and controls to identify and manage risks and to communicate with the Board regarding risk management. These include an enterprise risk management program, regular internal management meetings that identify risks and discuss risk management, a Code of Business Conduct (the “Code”) (and related training), a strong ethics and compliance function that includes suitability reviews of customers, partners, vendors and other persons/entities with which the Company does business, an internal and external audit process, internal approval and signature authority processes and legal department review of contracts. In connection with these processes and controls, management regularly communicates with the Board, Board committees and individual directors regarding identified risks and the management of these risks. Individual directors often communicate directly with senior management on matters relating to risk management. In particular, the Board committee chairs regularly communicate with members of senior management, including the Chief Executive Officer, to discuss potential risks in connection with accounting and audit matters, compensation matters, compliance matters and financing-related matters.
The Board committees, which meet regularly and report to the full Board, play significant roles in carrying out the Board’s risk oversight function. In particular, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, cybersecurity and certain legal matters. The Audit Committee also oversees the internal audit function and regularly meets in private with both the Vice President of Internal Audit (who reports functionally to the Chief Financial Officer and has a direct reporting line to the Audit Committee) and representatives of the Company’s independent auditing firm. The Compensation Committee evaluates risks associated with the Company’s compensation programs and discusses with management procedures to identify and mitigate such risks. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Program as it Relates to Risk” below. The Compliance Committee is active in overseeing the Company’s program with respect to compliance with the laws applicable to the Company’s business, including gaming laws, as well as compliance with the Code and related policies by employees, officers, directors and other representatives of the Company. In addition, the Compliance Committee oversees a compliance review process, which is designed to ensure that the vendors, consultants, customers and business partners of the Company are “suitable” or “qualified” as those terms are used by applicable gaming and lottery authorities, and regularly meets separately with the Senior Vice President, Chief

Compliance Officer and Corporate Director of Security (who reports functionally to the Chief Executive Officer and has a direct reporting line to the Compliance Committee).
Board Meetings. The Board held a total of five meetings during 2018, including three at which executive sessions were held with no members of management present. During 2018, all incumbent directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served.
Board Committees. The Board has four standing committees: the Audit Committee; the Compensation Committee; the Compliance Committee; and the Nominating and Corporate Governance Committee. All committees are comprised solely of independent directors with the exception of the Compliance Committee, which is comprised of four independent directors, as well as Mr. Cottle, and Patricia Becker, a gaming industry consultant.
During 2018, the Board also maintained an Executive and Finance Committee, which included four independent directors (Messrs. Meister, Perelman, Cohen and Schwartz) as well as two non-independent directors (Messrs. Haddrill and Cottle). The Executive and Finance Committee met as needed to support the Board in the performance of its duties between regularly scheduled Board meetings, to implement the policy decisions of the Board and to provide strategic guidance and oversight to the Company. The Executive and Finance Committee did not hold any meetings during 2018. On April 29, 2019, the Board resolved to eliminate the Executive and Finance Committee as a standing committee of the Board and reallocate its responsibilities among the Board and ad hoc Board committees from time to time.
Mr. Gerald J. Ford, who is a member of the Board as well as the Audit Committee and Nominating and Corporate Governance Committee, and Judge Gabrielle K. McDonald, who is a member of the Board and the Compliance Committee, are not being nominated for re-election. Mr. Ford’s and Judge McDonald’s directorships will expire upon the election of their successors, at which time they will no longer be members of their respective committees. The Board has approved charters for each Board committee, which can be accessed through the Investors — Corporate Governance link on our website at www.scientificgames.com. The current membership of each committee is as shown in the table below.

Audit Committee	Compensation Committee	Compliance Committee	Nominating and Corporate Governance Committee
Michael J. Regan (Chair)	Peter A. Cohen (Chair)	Frances F. Townsend (Chair)	Gerald J. Ford (Chair)
Peter A. Cohen	Paul M. Meister	Barry L. Cottle	Michael J. Regan
Gerald J. Ford	Barry F. Schwartz	Gabrielle K. McDonald	Frances F. Townsend
	Kneeland C. Youngblood	Barry F. Schwartz
Kneeland C. Youngblood
Patricia Becker
Audit Committee. The Audit Committee is responsible for hiring the Company’s independent registered public accounting firm and for overseeing the accounting, auditing and financial reporting processes of the Company. In the course of performing its functions, the Audit Committee reviews, with management and our independent registered public accounting firm, the Company’s internal accounting controls, the financial statements, the report and recommendations of our independent registered public accounting firm, the scope of the audit and the qualifications and independence of the auditor. The Audit Committee also oversees the Company’s internal audit function. The Board has determined that each member of the Audit Committee is independent under the listing standards of the NASDAQ Stock Market, the independence standards under the Exchange Act, and the Company’s Director Independence Guidelines, and that Mr. Regan qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the rules of the SEC. The Audit Committee held six meetings during 2018.
Compensation Committee. The Compensation Committee sets the compensation of the President and Chief Executive Officer and other senior executives of the Company, administers the equity incentive plans and executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs and makes recommendations to the Board with regard to the adoption of new employee benefit plans and equity incentive plans and with respect to the compensation program for non-employee directors. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NASDAQ Stock Market. The Compensation Committee held four meetings during 2018.
Compliance Committee. The Compliance Committee is responsible for providing oversight of the Company’s program with respect to compliance with laws and regulations applicable to the business of the Company, including gaming and anticorruption laws, and with respect to compliance with the Code by employees, officers, directors and other representatives of the Company. The Compliance Committee held six meetings during 2018.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and on committees of the Board, reviewing and recommending corporate governance principles, procedures and practices and overseeing the annual self-assessments of the Board and its committees. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee held four meetings during 2018.
The Nominating and Corporate Governance Committee does not have specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by our stockholders in accordance with the provisions contained in our Amended and Restated Bylaws. Each notice of nomination submitted in this manner must contain the information specified in our Amended and Restated Bylaws, including, but not limited to, information with respect to the beneficial ownership of our common stock held by the proposing stockholder and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the annual meeting of stockholders and no later than the later of (i) the 90th day prior to the annual meeting of stockholders or (ii) the tenth day following the day on which we publicly announce the date of the annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.
Each notice of nomination should include the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a director. The Nominating and Corporate Governance Committee will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. In prior years, candidates have been identified through recommendations made by directors, the President and Chief Executive Officer and third parties. The Nominating and

Corporate Governance Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future.
Stockholder Communications with Directors. Stockholders may communicate with the Board or an individual director by sending a letter to the Board or to a director’s attention care of the Corporate Secretary of the Company at Scientific Games Corporation, 6601 Bermuda Road, Las Vegas, NV 89119. The Corporate Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.
Attendance at Stockholders’ Meetings. The Company encourages directors to attend the annual stockholders’ meeting. Last year, six of the fourteen directors then serving attended the annual meeting.
Compensation Committee Interlocks and Insider Participation. None of the Compensation Committee members (i) has ever been an officer or employee of the Company or (ii) was a participant in a Related Person Transaction (as defined in “Certain Relationships and Related Person Transactions”) in 2018. None of the Company’s executive officers serves, or in 2018 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving, or who in 2018 served, as a member of the Company’s Board of Directors or the Compensation Committee.
Code of Ethics. The Board has adopted a Code of Business Conduct, or the Code, that applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies. The full text of the Code can be accessed through the Investors — Corporate Governance link on our website at www.scientificgames.com.
Director Compensation
The following describes the compensation paid to each of our directors in 2018, including M. Gavin Isaacs, who resigned as a director effective December 3, 2018, but excluding those directors who also served as executive officers of the Company during 2018. The compensation of our directors in 2018 who also served as executive officers of the Company (Mr. Cottle, our President and Chief Executive Officer, and Kevin M. Sheehan, a former director and our former President and Chief Executive Officer) is disclosed in the section entitled “Executive Compensation”.
Non-Employee Director Compensation. The compensation program for Eligible Directors (as defined below) consists of annual retainers and equity awards (the “Eligible Director compensation program”). In 2018, under the Eligible Director compensation program, Eligible Directors were entitled to receive:

(1)	an annual retainer for service on the Board of $75,000;

(2)
an annual retainer (in lieu of fees per committee meeting) of $10,000 ($15,000, in the case of the Audit Committee) for service on a committee (excluding for service on the Executive and Finance Committee);

(3)
an annual retainer for the chairs of the Compensation Committee, the Compliance Committee and the Nominating and Corporate Governance Committee of $20,000 (and an annual retainer for the chair of the Audit Committee of $35,000); and

(4)
an annual grant of restricted stock units (“RSUs”) with a grant date value of $160,000 and a four-year vesting schedule, provided such Eligible Director satisfied the Board’s attendance requirement for the prior calendar year, as discussed below.

New Eligible Directors generally receive stock options for 10,000 shares of our common stock (with a four-year vesting schedule), in lieu of the annual grant of RSUs, upon joining the Board. If elected to the Board at the Annual Meeting, Mr. Markell and Ms. Vullo will receive this grant shortly following the Annual Meeting. For 2018, “Eligible Directors” consisted of all directors other than Messrs. Cottle, Sheehan, Haddrill and Isaacs. Messrs. Cottle, Sheehan, Haddrill and Isaacs were instead compensated based on their employment or consulting agreement with the Company, as applicable. The compensation for Messrs. Cottle and Sheehan is discussed in the section entitled “Executive Compensation”, and the compensation for Messrs. Haddrill and Isaacs is described below.
The elements of the Eligible Director compensation program are evaluated and determined by the Compensation Committee, which takes into account competitive director compensation data provided by its independent compensation consultant, Compensation Advisory Partners LLC, or CAP, for companies in a peer group of comparably sized companies in related industries as well as a general industry group of comparably sized companies. The Compensation Committee uses the comparative data provided by CAP as a general indicator of relevant market conditions, but does not set specific benchmark targets for total director compensation or for individual elements of the Eligible Director compensation program. No changes were made to the Eligible Director compensation program for 2018.
Awards of stock options and RSUs are subject to forfeiture if an Eligible Director leaves the Board prior to the scheduled vesting date for any reason, except that the vesting of such awards would accelerate in full upon an Eligible Director ceasing to serve on the Board due to death or disability.
The number of RSUs awarded in 2018 was determined by dividing the grant date value of $160,000 by the average of the high and low sales prices of our common stock on the grant date and rounding down to the nearest whole number. As a result, 2,787 RSUs were awarded to each Eligible Director in 2018.
Eligible Directors with unexcused absences exceeding 25% of the meetings held by the Board and committees on which they served in the prior year are not eligible to receive an annual award of RSUs except that Eligible Directors with less than six months of service in the prior year are not subject to such threshold with respect to the first grant made after becoming a director. All Eligible Directors serving at the time of grant (June 2018) satisfied the attendance requirements applicable for the 2018 awards.
Compensation Arrangements with non-Eligible Directors. During 2018, in lieu of participating in the Eligible Director compensation program, Messrs. Haddrill and Isaacs were compensated for their service as Vice Chairmen pursuant to agreements with the Company, as described below. Messrs. Cottle’s and Sheehan’s compensation is discussed in the section entitled “Executive Compensation”.

Under Mr. Haddrill’s employment agreement, as Executive Vice Chairman, Mr. Haddrill received (i) an annual base salary of $1,500,000 and (ii) a target annual incentive opportunity in an amount determined by the Compensation Committee in accordance with the then applicable annual incentive plan. Mr. Haddrill’s employment agreement expired on December 31, 2017 and Mr. Haddrill remained employed by the Company at the same salary through February 25, 2018, but did not receive annual incentive compensation for 2018.

In accordance with Mr. Haddrill’s employment agreement, following its expiration, Mr. Haddrill and the Company entered into a consulting agreement, effective as of February 26, 2018. Mr. Haddrill’s consulting agreement provided that in exchange for certain consulting services, including in connection with his continued service as Vice Chairman of the Board, from February 26, 2018 through December 31, 2018, Mr. Haddrill generally received consulting fees of $125,000 per month. The Company and Mr. Haddrill have subsequently amended his consulting agreement and extended it through December 31, 2020. Pursuant to the amended terms, for his continued provision of services, Mr. Haddrill will receive consulting fees of $41,666.67 per month, pro-rated for any partial month, and will be eligible for an annual award of equity in accordance with the Eligible Director compensation program outlined above.

Mr. Isaacs entered into a consulting agreement with the Company, effective January 1, 2017, upon the expiration of his employment agreement on December 31, 2016. Under his consulting agreement, Mr. Isaacs was entitled to a monthly consulting fee of $83,333.33 and certain continued medical benefits in exchange for certain consulting services, including his continued service as Vice Chairman of the Board, through June 30, 2018, subject to extension upon agreement by Mr. Isaacs and the Company. The Company and Mr. Isaacs agreed to extend the term of the consulting agreement through December 31, 2018. In addition, under the terms of Mr. Isaacs’ consulting agreement, any unvested equity awards held by Mr. Isaacs as of the commencement of his consultancy, January 1, 2017, remained outstanding and continued to vest in accordance with their original vesting schedule, provided that all outstanding equity awards would vest on June 30, 2018, in all cases, subject to Mr. Isaac’s continued employment through the applicable date and the achievement of any applicable performance criteria. Mr. Isaacs resigned as a director of the Company effective December 3, 2018 and his consulting agreement expired at the end of 2018.

Director Compensation for 2018. The table below shows the compensation earned by each of our directors for 2018; other than Messrs. Cottle and Sheehan, whose compensation is reflected in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Ronald O. Perelman	75,000 (3)	159,974	—	234,974
Peter A. Cohen	110,000 (3)	159,974	—	269,974
Richard M. Haddrill	1,653,846 (4)	—	—	1,653,846
Viet Dinh (6)	63,750 (3)	159,974	—	223,724
Gerald J. Ford	110,000 (3)	159,974	—	269,974
M. Gavin Isaacs (7)	1,000,000 (5)	—	—	1,000,000
David L. Kennedy	75,000 (3)	159,974	—	234,974
Judge Gabrielle K. McDonald	85,000 (3)	159,974	—	244,974
Paul M. Meister	85,000 (3)	159,974	—	244,974
Michael J. Regan	120,000 (3)	159,974	—	279,974
Barry F. Schwartz	102,771 (3)	159,974	—	262,745
Frances F. Townsend	101,685 (3)	159,974	—	261,659
Kneeland C. Youngblood (8)	39,584 (3)	—	190,833	230,417

(1)
Reflects the grant date fair value of RSUs awarded during 2018 to all Eligible Directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the grant date. For additional information, see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)
Reflects the grant date fair value of stock options awarded to Mr. Youngblood in connection with his appointment to the Board in June 2018, computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)
Reflects annual retainers earned by Eligible Directors for 2018, except, in the case of Messrs. Dinh and Youngblood, the amounts are pro-rated to reflect the portion of the year the individual spent on the Board. In the case of Mr. Schwartz and Ms. Townsend, the amounts listed also reflect pro-rata adjustments to their retainers due to Mr. Schwartz’s resignation, and Ms. Townsend’s subsequent appointment, as the Chair of the Compliance Committee in May 2018.

(4)	Reflects Mr. Haddrill’s base salary paid under his employment agreement and consulting fees described above.

(5)	Reflects fees paid to Mr. Isaacs under his consulting agreement described above.

(6)	Mr. Dinh resigned from the Board on September 15, 2018.

(7)	Mr. Isaacs resigned from the Board on December 3, 2018.

(8)	Mr. Youngblood joined the Board on August 1, 2018.
The table below shows the number of stock options and unvested RSUs held by each of our directors as of December 31, 2018; except for Messrs. Cottle and Sheehan, whose stock options and unvested RSUs are reflected in the Outstanding Equity Awards at Fiscal Year-End Table below:

Name	Stock Options (in shares)	RSUs
Ronald O. Perelman	—	18,614 (1)
Peter A. Cohen	—	18,614 (1)
Richard M. Haddrill	—	—
Viet Dinh	—	—
Gerald J. Ford	—	18,614 (1)
M. Gavin Isaacs	297,707 (2)	—
David L. Kennedy	—	18,614 (1)
Judge Gabrielle K. McDonald	10,000 (3)	18,614 (1)
Paul M. Meister	10,000 (3)	18,614 (1)
Michael J. Regan	—	18,614 (1)
Barry F. Schwartz	—	18,614 (1)
Frances F. Townsend	—	18,614 (1)
Kneeland C. Youngblood	10,000 (3)	—

(1)	Reflects, for Eligible Directors on the applicable grant date, RSUs as described in more detail below:

Grant Date	Unvested Quantity	Vesting Schedule
June 10, 2015	2,485	Four-year vesting; 2,485 shares to vest on June 10, 2019
June 15, 2016	8,677	Four-year vesting; 4,338 and 4,339 shares to vest on June 15, 2019 and 2020, respectively
June 19, 2017	4,665	Four-year vesting; 1,555 shares to vest on each of June 19, 2019, 2020 and 2021
June 13, 2018	2,787	Four-year vesting; 696 shares to vest on June 13, 2019 and 697 shares to vest on each of June 13, 2020, 2021 and 2022

(2)	For Mr. Isaacs, reflects stock options described in more detail below:

Grant Type	Grant Date	Unexercised Quantity	Exercise Price	Vesting Schedule
Stock Options	June 9, 2014	40,296	$8.73	Four-year vesting; the unexercised options vested on June 9, 2018
Stock Options	April 27, 2015	52,493	$12.83	Four-year vesting, modified under consulting agreement; the unexercised options vested on June 30, 2018
Stock Options	June 21, 2016	102,459	$9.65	Four-year vesting, modified under consulting agreement; the unexercised options vested on June 30, 2018
Performance Stock Options	June 21, 2016	102,459	$9.65	Four-year vesting, modified under consulting agreement; performance contingency has been met, the unexercised options vested on June 30, 2018

(3)
Reflects stock options granted to Judge McDonald and Messrs. Meister and Youngblood on October 30, 2014, March 20, 2012 and August 6, 2018, respectively, in connection with the applicable director’s joining the Board, each with a four-year vesting schedule and an exercise price of $9.65, $11.10 and $37.35, respectively. Judge McDonald’s and Mr. Meister’s stock options vested and became exercisable on the first four anniversaries of their respective date of grant, and Mr. Youngblood’s stock options will vest and become exercisable on the first four anniversaries of their date of grant.

Director Stock Ownership Guidelines
The stock ownership guidelines are intended to align the financial interests of our officers and directors with the interests of our stockholders. Under the guidelines, directors, other than our President and Chief Executive Officer, who is subject to the officer stock ownership requirements, are required to own the lesser of (i) the number of shares of our common stock equal to five times the director’s annual retainer divided by the preceding 200-day average closing price of such shares and (ii) 15,000 shares of our common stock. Shares of our common stock held directly or indirectly, including shares acquired upon the exercise of stock options, shares held within retirement and deferred compensation plans, time-vesting RSUs and shares owned by immediate family members will count for purposes of the policy, whereas outstanding (vested or unvested) stock options and performance-conditioned RSUs will not count. Each covered director has five years to comply from the later of the effective date of the policy and the date the director became subject to the policy. At present, all of our covered directors are in compliance with the ownership guidelines. Mr. Youngblood joined the Board in August 2018 and will have until August 2023 to satisfy the required level of ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in their ownership with the SEC. Based on a review of the copies of the reports that our directors, officers and ten percent holders filed with the SEC and on the representations made by such persons, we believe all applicable filing requirements were met during 2018.

SECURITY OWNERSHIP
The following table sets forth certain information as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, each of our directors and director nominees, each of our named executive officers and all of our directors and executive officers as a group. The number of shares and the percentages of beneficial ownership set forth below are calculated as of March 29, 2019 based on outstanding shares of 92,659,280. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

Shares of Common Stock
Name and Address of Beneficial Owner	Number (1)	Percent (1)
The ROP Revocable Trust dated 1/9/2018 35 East 62nd Street New York, New York 10065	36,138,768 (2)	39.0%
MacAndrews & Forbes Incorporated 35 East 62nd Street New York, New York 10065	36,050,736 (3)	38.9%
Fine Capital Partners, L.P. 590 Madison Avenue, 27th Floor New Nork, New York 10022	8,951,929 (4)	9.7%
Sylebra HK Company Limited Floor 20, 28 Hennessy Road Wan Chai, Hong Kong	8,619,044 (5)	9.3%
Nantahala Capital Management, LLC 19 Old Kings Highway S, Suite 200 Darien, CT 06820	8,090,485 (6)	8.7%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,144,630 (7)	6.6%
Vanguard Group Inc. PO Box 2600, V26 Valley Forge, Pennsylvania 19482	5,034,964 (8)	5.4%
Ronald O. Perelman	36,138,768 (9)	39.0%
Barry L. Cottle	76,287	*
Peter A. Cohen	260,857	*
Richard M. Haddrill	271,638	*
Gerald J. Ford	383,286	*
David L. Kennedy	31,927	*
Judge Gabrielle K. McDonald	20,549	*
Paul M. Meister	58,044	*
Michael J. Regan	65,504	*
Barry F. Schwartz	116,852	*
Frances F. Townsend	61,150	*
Kneeland C. Youngblood	—	*
Michael A. Quartieri	155,881	*
James C. Kennedy	192,292	*
Michael F. Winterscheidt	5,880	*
Douglas B. Albregts (10)	—	*
Kevin M. Sheehan (11)	62,108	*
David W. Smail (12)	52,747	*
Jack A. Markell (13)	—	*
Maria T. Vullo (13)	—	*
All current directors, nominees and executive officers as a group (consisting of 19 persons) (14)	37,661,158	40.6%
_____________
*    Represents less than 1% of the outstanding shares of common stock.

(1)
In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of March 29, 2019 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of March 29, 2019:

Judge McDonald 10,000 stock options; Mr. Meister 10,000 stock options; Mr. Quartieri 105,726 stock options; Mr. J. Kennedy 124,051 stock options.

(2)	Mr. Perelman is the beneficiary and trustee of The ROP Revocable Trust dated 1/9/2018 and beneficially owns MacAndrews & Forbes Incorporated.

(3)
Includes shares held by SGMS Acquisition Corporation, RLX Holdings Two LLC, SGMS Acquisition Two LLC, SGMS Acquisition Three LLC and MacAndrews & Forbes Group, LLC (whose sole member is MacAndrews & Forbes LLC), which are part of a diverse array of businesses owned by MacAndrews & Forbes Incorporated, whose Chairman and Chief Executive Officer is Mr. Perelman. MacAndrews & Forbes Incorporated has sole voting and dispositive power with respect to 36,050,736 shares, SGMS Acquisition Corporation has sole voting and dispositive power with respect to 26,385,736 shares, RLX Holdings Two LLC has sole voting and dispositive power with respect to 3,125,000 shares, SGMS Acquisition Two LLC has sole voting and dispositive power with respect to 4,795,000 shares, SGMS Acquisition Three LLC has sole voting and dispositive power with respect to 770,000 shares, and MacAndrews & Forbes Group, LLC, of which MacAndrews & Forbes LLC is sole member, has sole voting and dispositive power with respect to 975,000 shares. The shares so owned are, or may from time to time be, pledged to secure obligations of MacAndrews & Forbes Incorporated or its affiliates.

(4)
Based on a Schedule 13G filed with the SEC on February 14, 2019 by Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Ms. Debra Fine, reporting beneficial ownership as of December 31, 2018. The Schedule 13G states that each such person has shared voting power and shared dispositive power with respect to 8,938,929 shares and Ms. Debra Fine has sole voting power and sole dispositive power with respect to 13,000 shares.

(5)
Based on an amendment to Schedule 13G filed with the SEC on February 14, 2019 by Sylebra HK Company Limited, Sylebra Capital Management Limited and Mr. Daniel Patrick Gibson, reporting beneficial ownership as of December 31, 2018. The Schedule 13G states that each such person has shared voting power and shared dispositive power with respect to 8,619,044 shares.

(6)
Based on a Schedule 13G filed with the SEC on February 14, 2019 by Nantahala Capital Management, LLC, Mr. Wilmot B. Harkey and Mr. Daniel Mack, reporting beneficial ownership as of December 31, 2018. The Schedule 13G states that each such person has shared voting power and shared dispositive power with respect to 8,090,485 shares.

(7)
Based on an amendment to Schedule 13G filed with the SEC on February 6, 2019 by BlackRock, Inc., reporting beneficial ownership as of December 31, 2018. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 6,026,155 shares and sole dispositive power with respect to 6,144,630 shares.

(8)
Based on an amendment to Schedule 13G filed with the SEC on February 13, 2019 by Vanguard Group Inc., reporting beneficial ownership as of December 31, 2018. The Schedule 13G states that Vanguard Group Inc. has sole voting power with respect to 113,840 shares, shared voting power with respect to 11,386 shares, sole dispositive power with respect to 4,914,338 shares and shared dispositive power with respect to 120,626 shares.

(9)
Includes 88,032 shares held by The ROP Revocable Trust dated 1/9/2018, of which Mr. Perelman is the beneficiary and trustee. The ROP Revocable Trust dated 1/9/2018 is also the sole stockholder of MacAndrews & Forbes Incorporated. Also includes the 36,050,736 shares reported in footnote 3 above, which may be deemed to be beneficially owned by Mr. Perelman, as the beneficial owner of MacAndrews & Forbes Incorporated. Mr. Perelman’s address is 35 East 62nd Street, New York, New York 10065.

(10)	On February 14, 2019, Mr. Albregts separated from employment with the Company.

(11)	Mr. Sheehan served as President and Chief Executive Officer from August 4, 2016 until June 1, 2018.

(12)	Mr. Smail served as Executive Vice President and Chief Legal Officer from August 3, 2015 until September 3, 2018.

(13)	Mr. Markell and Ms. Vullo are not presently serving as directors.

(14)
Includes 128,253 shares issuable upon exercise of stock options and 4,009 shares issuable upon vesting of RSUs as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of March 29, 2019.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and program, the compensation decisions made by the Compensation Committee and the matters considered in making such decisions. The Company’s executive compensation program is administered by the Compensation Committee, referred to in this section as the “Committee.” The Committee is responsible for determining the compensation of the Company’s President and Chief Executive Officer and other executive officers of the Company, and for overseeing the Company’s executive compensation program.
Our executive compensation program is designed to attract, reward and retain our executive officers. This Compensation Discussion and Analysis focuses on the compensation of our “named executive officers” for the fiscal year ended December 31, 2018, who were:

Executive	Position
Barry L. Cottle	President and Chief Executive Officer (1)
Kevin M. Sheehan	Former President and Chief Executive Officer (1)
Michael A. Quartieri	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
James C. Kennedy	Executive Vice President and Group Chief Executive of Lottery (2)
Michael F. Winterscheidt	Chief Accounting Officer
Douglas B. Albregts	Executive Vice President and Group Chief Executive of Gaming (3)
David W. Smail	Former Executive Vice President and Chief Legal Officer (4)

(1)	Mr. Cottle succeeded Mr. Sheehan as President and Chief Executive Officer, effective as of June 1, 2018.

(2)	On January 1, 2019, Mr. Kennedy transitioned to Chairman of Lottery, a non-executive role.

(3)	On February 14, 2019, following the end of our 2018 fiscal year, Mr. Albregts separated from employment with the Company.

(4)	Mr. Smail ceased to be Executive Vice President and Chief Legal Officer, effective as of September 3, 2018.
As used in this Compensation Discussion and Analysis and the tables and narratives that follow, "SGICP” refers to our annual management incentive compensation program.
Executive Summary
Scientific Games is a leading developer of technology-based products and services and associated content for the worldwide gaming, lottery, social and digital gaming industries. Our portfolio of revenue-generating activities primarily includes supplying gaming machines and game content, casino-management systems and table game products and services to licensed gaming entities; providing instant and draw-based lottery products, lottery systems and lottery content and services to lottery operators; providing social casino solutions to retail consumers and regulated gaming entities, as applicable; and providing a comprehensive suite of digital real-money gambling and sports wagering solutions, distribution platforms, content, products and services. We also gain access to technologies and pursue global expansion through strategic acquisitions and equity investments.

We report our results of operations in four business segments — Gaming, Lottery, Social and Digital — representing our different products and services. Starting with the second quarter of 2018, we changed our business segment measure of profit or loss from operating income (loss) to Attributable EBITDA, and starting with the fourth quarter of 2018, we refer to such measure as Adjusted EBITDA (with no changes in definition or calculation).
Our 2018 executive compensation program reflected key business priorities relating to operational and financial considerations, including the realization of ongoing cost savings, the creation of cash flow and continued innovation to provide best in class content and systems for our gaming, lottery, social and digital product lines worldwide.
Financial performance in 2018 improved in key areas relevant to management incentives: revenues for SGICP purposes (herein referred to as “SGICP Revenue,” a non-GAAP financial measure, with reconciliation provided to revenue in Appendix A) grew $274 million compared to 2017, EBITDA for SGICP purposes (herein referred to as “SGICP EBITDA,” a non-GAAP financial measure, with reconciliation provided to Business Segment Adjusted EBITDA and Consolidated Net Loss in Appendix A) grew $55 million compared to 2017 and SGICP EBITDA minus capital expenditures (“CapEx”) (herein referred to as “SGICP EBITDA minus CapEx,” a non-GAAP financial measure, with reconciliation provided to Business Segment Adjusted EBITDA and Consolidated Net Loss in Appendix A) decreased by $4 million compared to 2017 due in part to increased capital expenses. Despite our improved performance, bonus payouts for 2018 generally fell compared to 2017 as a result of the high degree of rigor embedded in the financial performance targets and the payout scale established by the Committee.
Compensation Program Highlights for 2018
The following is a summary of the highlights of the Company’s executive compensation program:

•
Executive pay is substantially at risk because it largely consists of one or more types of performance-based compensation that vary in value based on our stock price, or that can only be earned upon achievement of pre-approved financial targets. The amount of 2018 at-risk pay as a percentage of total compensation for our President and Chief Executive Officer and the average of the other named executive officers is shown below (excluding former employees, Messrs. Sheehan, Albregts and Smail):

Executive	Target At‑Risk Pay (1)
Mr. Cottle	94%
Other Named Executive Officers (excluding former employees, Messrs. Sheehan, Albregts and Smail)	55%
(1) Calculated based off total compensation, as reported in the “Summary Compensation Table”. At-Risk Pay consists of the grant date value of equity awards granted to the applicable executive and the value of the annual incentive compensation actually paid to the applicable executive.

•
2018 SGICP annual cash bonuses to our named executive officers (excluding former employees, Messrs. Sheehan, Albregts and Smail) paid out between 25.5% and 52.2% of target based on achievement of SGICP Revenue, SGICP EBITDA and SGICP EBITDA minus CapEx goals and the Committee’s assessment of other relevant factors. Below target payout, despite improved performance, demonstrated the high degree of rigor embedded in the financial performance targets and the payout scale established by the Committee.

•
SGICP annual cash bonuses have varied over the past five years as shown below. As noted, despite improved performance for 2018, bonus payouts decreased as a result of more challenging performance goals.

Actual SGICP Annual Cash Bonus as a % of Target Bonus Opportunity
Employees with Company-wide Responsibilities
2014	2015	2016	2017	2018
12%	36%	73%	99.9%	25.5%

•
In order to appropriately motivate and retain management, the Committee approved 2018 annual equity awards at the full target opportunity for named executive officers. 2017 and 2016 annual equity awards were also made at the full target opportunity. Providing competitive equity award opportunities in recent years was a priority after prior year reductions to annual equity award values in order to manage potential dilution and share usage under the 2003 Plan.

•
2018 annual equity awards for named executive officers, other than Mr. Winterscheidt, included the use of performance-conditioned stock options that vest over time, but only if the 60-trading day average closing stock price of our common stock meets or exceeds 120% of the strike price of the stock options (i.e., $71.22 per share in the case of Mr. Cottle’s award, $44.82 per share in the case of Mr. Albregts’ award and $49.36 per share in the case of the other eligible named executive officers (in each case, the “120% Performance Goal”)), vesting on the later of (i) the scheduled vesting date per the time-vesting schedule described below and (ii) the date upon which the 120% Performance Goal is achieved. Those performance-conditioned stock options would be forfeited if the 120% Performance Goal was not achieved by June 1, 2022 in the case of Mr. Cottle and March 20, 2022 in the case of the other eligible named executive officers and comprised one-third of the 2018 annual equity grant for such officers; time-vesting stock options and time-vesting RSUs each also comprised one-third of the grant. The 120% Performance Goal for all eligible named executive officers, other than Messrs. Cottle and Albregts, was achieved on June 25, 2018, and, therefore, the performance-conditioned stock options for such individuals will vest in accordance with the time-vesting schedule as follows: 25% of the stock options will vest per year on each of the first four anniversaries of March 20, 2018.

Commitment to Good Governance and Best Practices
As part of its ongoing review of our executive compensation program, the Committee considers the results of our last “say on pay” proposal (approved by approximately 99.75% of the votes cast at the 2018 annual meeting of stockholders). To ensure its commitment to good governance of our executive compensation program, the Committee has taken a number of actions in recent years that it believes should be viewed favorably by our stockholders. Those actions include the following:

•	No guaranteed salary increases. Our named executive officers are not entitled to contractual inflation-based salary increases.

•
Challenging financial objectives for annual cash bonus and performance-conditioned equity awards. Performance metrics support important business priorities. In general, no portion of the 2018 SGICP cash bonus attributable to a particular financial metric was payable unless at least 95% of the targeted amount was achieved, and the payout percentage at this minimum threshold level was generally 50% of an executive’s target bonus opportunity. As a result of this rigorous payout scale, 2018 bonus payouts for employees with Company-wide responsibilities were only 25.5%.

•
Inclusion of performance-conditioned stock options in 2018. As mentioned above, vesting of certain stock option awards was contingent on a challenging stock price target of attaining the 120% Performance Goal, which was achieved on June 25, 2018 for all eligible named executive officers other than Messrs. Cottle and Albregts.

•
Stock ownership guidelines. The Company’s stock ownership guidelines apply to our directors, President and Chief Executive Officer and executive officers who report directly to our President and Chief Executive Officer. The guidelines encourage a long-term perspective in managing the Company and further align the interests of our executive officers and directors with the interests of stockholders. See “- Corporate Governance Policies - Stock Ownership Guidelines” below for additional information.

•
Clawback policy. The Company’s “clawback” policy subjects cash and equity incentive compensation paid to senior executives (including the named executive officers) to recovery in the event that the Company’s financial statements are restated due to fraud or gross misconduct by the applicable executives. See “- Corporate Governance Policies - Clawback Policy” below for additional information.

•	No hedging policy. The Company prohibits employees and directors from engaging in hedging transactions. See “- Corporate Governance Policies - No Hedging Policy” below for additional information.

•	Independent compensation consulting firm. The Committee benefits from its use of an independent compensation consulting firm, CAP, which provides no other services to the Company.

•
Periodic risk assessment. The Committee has concluded that our executive compensation program does not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company.

•	No excise tax gross-ups. We do not agree to pay excise tax gross-ups.

•	No above-market returns. We do not offer preferential or above-market returns on compensation deferred by our executive officers.

•	No loans to executive officers. We do not make personal loans to our executive officers.

Objectives and Components of Compensation Program
The objectives of our executive compensation program are to attract and retain executive talent, to encourage and reward excellent performance by executives whose contributions drive the success of the Company and create value for our stockholders. The program is structured to provide compensation packages that are competitive with the marketplace, to reward executives based on Company and, in certain circumstances, individual performance, to encourage long-term service and to align the interests of management and stockholders through incentives that encourage annual and long-term results.

The principal components of the Company’s executive compensation program consist of base salaries, annual performance-based incentive compensation and long-term incentive compensation. The Company also has employment agreements with named executive officers that include severance and change of control arrangements. The following is a description of the Company’s compensation elements and the objectives they are designed to support:

Element of Compensation	Rationale		Linkage to Compensation Objective
Base Salary	*	Provides fixed level of compensation	*	Attracts and retains executive talent
Annual Incentive Compensation (cash bonuses)	*
Target level of annual incentive compensation provides an attractive total cash opportunity that incentivizes achievement of the Company’s financial goals by tying payouts to Company financial performance, with actual annual incentive compensation payouts depending upon Company and, in certain circumstances, individual performance
			*	Fosters excellent business performance
			*	Aligns executive and stockholder interests by linking all or a portion of compensation to the annual performance of the Company
			*	Attracts and retains executive talent
Long-Term Incentive Compensation (stock options, performance-conditioned equity awards and time-vesting RSUs)	*	Target level of long-term incentive compensation provides a market-competitive equity opportunity	*	Aligns executive and stockholder interests by linking a portion of compensation to long-term Company performance
	*	Conditioning certain equity awards upon achievement of multi-year financial performance targets or defined levels of share price appreciation aligns executive pay with stockholder interests	*	Fosters excellent business performance that creates value for stockholders
			*	Attracts and retains executive talent
	*	Time-vesting RSUs promote executive retention	*	Encourages long-term service
Severance and Change of Control Protections	*
Severance provisions under employment agreements provide benefits to ease an employee’s transition in the event of an unexpected employment termination by the Company due to changes in the Company’s employment needs
			*	Attracts and retains executive talent
			*	Encourages long-term service
*
Change in control provisions under employment agreements and equity incentive plans encourage employees to remain focused on the best interests of the Company in the event of rumored or actual fundamental corporate changes

Base Salary
The base salaries of the Company’s executive officers are reviewed on an annual basis in light of the competitive marketplace, the executive officer’s responsibilities, experience and contributions and internal equity considerations. Internal equity in this context means ensuring that executives in comparable positions are rewarded comparably. Mr. Cottle received a base salary increase of $750,000, from $1,000,000 to $1,750,000, in connection with this promotion to President and Chief Executive Officer. Mr. Winterscheidt received a base salary increase of $12,750, from $425,000 to $437,750 in 2018. There were no other changes to the named executive officers’ base salaries in 2018.
Beginning in 2019, in connection with a renewal and extension of the employment agreements with Messrs. Quartieri and Winterscheidt, Mr. Quartieri’s annual base salary will increase by $75,000, from $600,000 to $675,000, and Mr. Winterscheidt’s annual base salary will increase by $37,250, from $437,750 to $475,000.

Annual Incentive Compensation
Annual cash bonuses under the SGICP are based upon (i) the Company’s performance relative to the achievement of financial targets, (ii) each business unit’s performance relative to the achievement of financial targets for executives directly involved with the operation of those units, as well as (iii) for certain executives, an assessment of the executive’s performance and contribution, including factors not quantitatively measurable by financial results. If the applicable financial performance targets are met or exceeded, participants are eligible to receive SGICP cash bonuses based on a pre-established target percentage of their base salaries, which target percentages for the named executive officers ranged from 50.0% to 100.0% of their base salaries.
The Company’s annual incentive compensation program is designed to align the executives’ bonus opportunities with the Company’s growth objectives, including the generation of free cash flow to pay down debt. The Committee determines an individual’s annual incentive payout based on the Company’s or the applicable business unit’s (i) SGICP Revenue, (ii) SGICP EBITDA and (iii) SGICP EBITDA minus CapEx, each measured relative to pre-approved performance targets, but retains discretion to reduce the payout, including based on the executive’s performance and contribution.
Although we disclose Adjusted EBITDA, or AEBITDA, in our quarterly earnings releases, we use a definition with certain modifications to AEBITDA for compensation measures, referred to herein as SGICP EBITDA for our SGICP targets. AEBITDA (as defined in our earnings release filed with the Company’s Current Report on Form 8-K on February 21, 2019) includes adjustments for: (1) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management changes; (iii) restructuring and integration; (iv) M&A and other, which includes: (a) M&A transaction costs, (b) purchase accounting, (c) unusual items (including certain legal settlements) and (d) other non-cash items; and (v) cost savings initiatives; (2) depreciation and amortization expense and impairment charges (including goodwill impairment charges); (3) change in fair value of investments and remeasurement of debt; (4) interest expense; (5) income tax expense (benefit); (6) stock-based compensation; and (7) loss (gain) on debt financing transactions. In addition to the preceding adjustments, we exclude earnings from equity method investments and add (without duplication) our pro-rata share of the EBITDA of our equity investments, which represents our share of earnings (whether or not distributed to us) before income tax expense, depreciation and amortization expense, and interest (income) expense, net of our joint ventures and minority investees.
The Committee reviews the design of the annual incentive compensation plan each year with a view to realizing desired corporate objectives and in light of management’s recommendation as to financial targets and payout structure. In recent years, this review has focused on structuring an annual cash bonus payout scale that the Committee deems appropriate in light of our growth objectives and our interest in managing incentive compensation costs. For 2018, the Committee approved an annual cash bonus payout structure under which achievement of targeted financial performance would result in the payout of 100% of a named executive officer’s target bonus opportunity. The payout structure was approved based on the recommendation of our President and Chief Executive Officer (other than with respect to his own payout) and in order to competitively reward executives for the achievement of targeted goals.
In general, no portion of the 2018 SGICP cash bonus attributable to a particular financial metric was payable unless at least 95% of the targeted amount was achieved, and the payout percentage at this minimum threshold level was generally 50% of an executive’s target bonus opportunity. Bonuses in excess of an executive’s target bonus opportunity were generally payable only if the financial results exceeded 100% of the targeted amount for the applicable financial metric. Had the Company achieved 110% or greater of the targeted amount for each financial metric, the calculated annual cash bonus for each of the named executive officers with Company‑wide responsibilities would have been multiplied by 200%. The multiplier is applied ratably for achievement between performance levels. Because of the unique nature of its business relative to our other business units, the payout curve for the Social business unit, of which Mr. Cottle was the head until he became President and Chief Executive Officer in June 2018, differs from those above, and target payout would occur if 92% of the performance targets were achieved.
The 2018 annual cash bonus amounts for the eligible named executive officers with Company-wide responsibilities were determined based on attainment of the consolidated financial performance targets for three equally weighted metrics: SGICP Revenue, SGICP EBITDA and SGICP EBITDA minus CapEx. The targets set in 2018 for consolidated financial performance are shown below.

		Annual Cash Bonus Payout as Percentage of Target Award
		Threshold 50%	Target 100%	Stretch 150%	Maximum 200%
SGICP Revenue	Target ($ millions)	$3,254	$3,425	$3,597	$3,768
	% of Target	95%	100%	105%	110%
SGICP EBITDA	Target ($ millions)	$1,226	$1,290	$1,355	$1,419
	% of Target	95%	100%	105%	110%
SGICP EBITDA minus CapEx	Target ($ millions)	$877	$923	$970	$1,016
	% of Target	95%	100%	105%	110%

The weightings of metrics were calculated as follows for our executive officers with Company-wide responsibilities who participated in the SGICP, which included Messrs. Cottle (beginning in June 2018), Quartieri and Winterscheidt:

Performance Measure	Level Weighting		Metric Weighting		Overall Weighting
Consolidated
SGICP Revenue	100%	×	33.3%	=	33.3%
SGICP EBITDA	100%	×	33.3%	=	33.3%
SGICP EBITDA minus CapEx	100%	×	33.3%	=	33.3%
The annual cash bonus amounts for the named executive officers directly managing the operation of a business unit were generally determined based on the same metrics with the same relative weightings, except the outcomes were determined, for all business units other than Social, based on a combination of 50% consolidated results and 50% business unit results, and for the Social business unit, 100% business unit results. The weightings of metrics were calculated as follows for our executive officers who directly managed the operation of a business unit (other than the global Social business unit), including Mr. J. Kennedy, the head of the global Lottery business unit during 2018, and Mr. Albregts, the head of the global Gaming business unit during 2018:

Performance Measure	Level Weighting		Metric Weighting		Overall Weighting
Consolidated
SGICP Revenue	50%	×	33.3%	=	16.6%
SGICP EBITDA	50%	×	33.3%	=	16.6%
SGICP EBITDA minus CapEx	50%	×	33.3%	=	16.6%

Business Unit
SGICP Revenue	50%	×	33.3%	=	16.6%
SGICP EBITDA	50%	×	33.3%	=	16.6%
SGICP EBITDA minus CapEx	50%	×	33.3%	=	16.6%
Prior to becoming President and Chief Executive Officer in June 2018, Mr. Cottle was the head of the global Social business unit, and his annual cash bonus amount for 2018 was calculated at a blended rate based on the payout for the global Social business unit (five-twelfths) and the payout for those with Company-wide responsibilities (seven-twelfths). Bonus payouts for the global Social business for 2018 were based solely on business unit performance measures, which consisted of SGICP Revenue (33% weighting) and SGICP EBITDA (67% weighting). The Committee determined that it was appropriate to measure results of the global Social business for purposes of the SGICP without reference to consolidated results because the global Social business was judged to have the potential to grow at a greater rate than our other business segments. By increasing their focus on the SGICP Revenue and SGICP EBITDA of the global Social business, employees would participate more directly in the success of the business, assisting in our ability to attract and retain critical talent in a highly competitive labor market.

Performance Measure	Level Weighting		Metric Weighting		Overall Weighting
Business Unit
SGICP Revenue	100%	×	33.3%	=	33.3%
SGICP EBITDA	100%	×	66.7%	=	66.7%

Based on the 2018 annual cash bonus payout structure, the named executive officers had the following bonus opportunities:

Executive	Threshold Annual Bonus Opportunity (% of Base Salary)	Target Annual Bonus Opportunity (% of Base Salary)	Maximum Annual Bonus Opportunity (% of Base Salary)
Mr. Cottle(1)	50%	100%	200%
Mr. Sheehan	50%	100%	200%
Mr. Quartieri	37.5%	75%	150%
Mr. J. Kennedy	37.5%	75%	150%
Mr. Winterscheidt	25%	50%	100%
Mr. Albregts	50%	100%	200%
Mr. Smail	37.5%	75%	150%
(1) Mr. Cottle’s annual bonus opportunity for 2018 was based on a blended base salary rate, based on his base salary prior to June 1, 2018 (five-twelfths) and his base salary following June 1, 2018 (seven-twelfths).
Company-Wide Annual Cash Bonus Results
For Messrs. Quartieri and Winterscheidt, each of whom had Company-wide responsibilities for all of 2018, and Mr. Cottle, who had Company-wide responsibilities beginning in June 2018, the SGICP Revenue, SGICP EBITDA and SGICP

EBITDA minus CapEx results for annual cash bonuses under the SGICP in 2018 represented achievement of 97.7%, 89.5% and 84.1%, respectively, of our targeted 2018 financial goals. In the case of Mr. Cottle, his annual bonus for 2018 was calculated at a blended rate based on Mr. Cottle’s base salaries prior to and following June 1, 2018 as well as the differing roles he had as the head of the global Social business unit through May 2018 and thereafter, as the President and Chief Executive Officer of the Company. For Messrs. Sheehan and Smail, as part of their separation agreements, they received $191,250 and $76,500, respectively, as an annual cash bonus under the SGICP, representing a pro-rata portion of the incentive compensation that would have been payable to each of them for 2018, based on their having Company-wide responsibilities, had they remained in employment with the Company for the entire year.
As shown in the table below, the resulting overall 2018 annual cash bonuses paid to Messrs. Quartieri and Winterscheidt, and the portion of the 2018 annual cash bonus paid to Mr. Cottle covering the period beginning in June and ending December 31, 2018, represented 25.5% of their target annual cash bonus opportunities:

		2018 ($ millions)
	Weighting	95% Target Achievement (50% payout)	100% Target Achievement (100% payout)	SGICP Results (1)	Results (% of Target Achievement)	Weighted Actual Payout (% of Target Bonus Opportunity)
Consolidated
SGICP Revenue	33.3%	$3,254	$3,425	$3,345	97.7%	25.5%
SGICP EBITDA	33.3%	$1,226	$1,290	$1,154	89.5%	—
SGICP EBITDA minus CapEx	33.3%	$877	$923	$776	84.1%	—
				Weighted Total:		25.5%

(1)	Refer to Appendix A for reconciliation of 2018 SGICP Revenue, SGICP EBITDA and SGICP EBITDA minus CapEx, which are non-GAAP financial measures.
Global Lottery Annual Cash Bonus Results
For Mr. J. Kennedy, who was the head of the global Lottery business unit in 2018, the global Lottery SGICP Revenue, SGICP EBITDA and SGICP EBITDA minus CapEx results for annual cash bonuses under the SGICP in 2018 represented 95.6%, 97.5% and 100%, respectively, of targeted 2018 financial goals. The portion of Mr. J. Kennedy’s annual cash bonus based on consolidated SGICP Revenue, SGICP EBITDA and SGICP EBITDA minus CapEx was calculated as described in the above section relating to executive officers with Company-wide responsibilities. As shown in the table below, the resulting overall 2018 annual cash bonus paid to Mr. J. Kennedy represented 56.1% of his target annual cash bonus opportunity.

		2018 ($ millions)
	Weighting	95% Target Achievement (50% payout)	100% Target Achievement (100% payout)	SGICP Results (1)	Results (% of Target Achievement)	Weighted Actual Payout (% of Target Bonus Opportunity)
Consolidated
SGICP Revenue	16.6%	$3,254	$3,425	$3,345	97.7%	12.8%
SGICP EBITDA	16.6%	$1,226	$1,290	$1,154	89.5%	—
SGICP EBITDA minus CapEx	16.6%	$877	$923	$776	84.1%	—

Global Lottery
SGICP Revenue	16.6%	$804	$846	$834	98.6%	14.3%
SGICP EBITDA	16.6%	$303	$319	$311	97.4%	12.3%
SGICP EBITDA minus CapEx	16.6%	$235	$247	$247	100.0%	16.7%
				Weighted Total:		56.1%

(1)	Refer to Appendix A for reconciliation of 2018 SGICP Revenue, SGICP EBITDA and SGICP EBITDA minus CapEx, which are non-GAAP financial measures.
Global Gaming Annual Cash Bonus Results
For Mr. Albregts, who was the head of the global Gaming business unit in 2018, the global Gaming SGICP Revenue, SGICP EBITDA and SGICP EBITDA minus CapEx results for annual cash bonuses under the SGICP in 2018 represented 97.8%, 92.1% and 85.2%, respectively, of targeted 2018 financial goals. Had Mr. Albregts remained employed by the Company and eligible to receive an annual cash bonus for 2018, the portion of his bonus based on consolidated SGICP Revenue, SGICP EBITDA and SGICP EBITDA minus CapEx would have been calculated as described in the above section relating to executive officers with Company-wide responsibilities. However, upon his separation from employment with the Company on February 14, 2019, Mr. Albregts forfeited his 2018 annual cash bonus.

Global Social Annual Cash Bonus Results

For Mr. Cottle, who was the head of the global Social business unit through May 2018, the global Social SGICP Revenue and SGICP EBITDA results for annual cash bonuses under the SGICP in 2018 represented 90.4% and 94.8%, respectively, of targeted 2018 financial goals. The portion of Mr. Cottle’s annual cash bonus based on consolidated SGICP Revenue, SGICP EBITDA and SGICP EBITDA minus CapEx was calculated as described in the above section relating to executive officers with Company-wide responsibilities. As shown in the table below, the resulting overall 2018 annual cash bonus paid to Mr. Cottle represented 52.2% of his target annual cash bonus opportunity and is based on a pro-rated bonus for his role as the global head of the Social business unit through May 2018 plus a pro-rated bonus for his role as the President and Chief Executive Officer of the Company beginning in June 2018.

		2018 ($ millions)
	Weighting	95% Target Achievement (50% payout) (1)	100% Target Achievement (100% payout) (1)	SGICP Results (2)	Results (% of Target Achievement)	Weighted Actual Payout (% of Target Bonus Opportunity)
Consolidated
SGICP Revenue	33.3%	$3,254	$3,425	$3,345	97.7%	25.5%
SGICP EBITDA	33.3%	$1,226	$1,290	$1,154	89.5%	—
SGICP EBITDA minus CapEx	33.3%	$877	$923	$776	84.1%	—

Global Social
SGICP Revenue	33%	$368	$460	$416	90.4%	29.0%
SGICP EBITDA	67%	$108	$143	$135	94.8%	88.7%
				Weighted Total:		117.6%
				Weighted Total (3):		52.2%

(1)
For the global Social business, a 200% payout was associated with 100% of target achievement during 2018 and the threshold payout, equal to 30%, was established at 80% of target achievement rather than 95% of target achievement, resulting in a correspondingly higher payout level for 2018.

(2)	Refer to Appendix A for reconciliation of 2018 SGICP Revenue, SGICP EBITDA and SGICP EBITDA minus CapEx, which are non-GAAP financial measures.

(3)	Weighted Total for Mr. Cottle’s blended payout rate, based on global Social performance only (five-twelfths) and consolidated performance only (seven-twelfths).
Summary
In summary, the Committee approved annual cash bonuses for 2018 for the eligible named executive officers as shown below:

Executive	Actual Annual Bonus Award	Award as a % of Target Annual Bonus Opportunity	Award as a % of Base Salary
Mr. Cottle	$750,312	52.2%	42.9%
Mr. Sheehan(1)	$191,250	25.5%	10.6%
Mr. Quartieri	$114,750	25.5%	19.1%
Mr. J. Kennedy	$305,044	56.1%	42.1%
Mr. Winterscheidt	$55,271	25.5%	12.6%
Mr. Albregts(2)	—	—	—
Mr. Smail(3)	$76,500	25.5%	19.1%

(1)	The pro-rated bonus payout for Mr. Sheehan was made pursuant to his separation agreement, as described below in “Potential Payments Upon Termination or Change in Control – Mr. Sheehan”.

(2)	Mr. Albregts’ annual cash bonus for 2018 was forfeited in connection with his separation of employment from the Company.

(3)	The pro-rated bonus payout for Mr. Smail was made pursuant to his separation agreement, as described below in “Potential Payments Upon Termination or Change in Control – Mr. Smail”.

Long-Term Incentive Compensation
Annual Equity Awards
The Company’s executive officers generally received annual long-term incentive compensation awards, comprised of time-vesting stock options, performance-conditioned stock options and/or time-vesting RSUs, which link their compensation to the long-term performance of the Company, align their interests with stockholders and encourage long-term service. Under the current equity award opportunity guidelines, eligible executives have a target annual equity award opportunity equal to a designated percentage of their base salary (with the actual award determined on or prior to the grant date, in the discretion of the Committee). Long-term incentive opportunities are the largest component of variable compensation for the executives, which appropriately ties a significant proportion of their compensation to the long-term performance of the business. The target annual equity award opportunities for 2018 are shown below:

Executive	Target Equity Award Opportunity for 2018 (% of Salary)
Mr. Cottle (1)	250%
Mr. Sheehan (2)	250%
Mr. Quartieri	125%
Mr. J. Kennedy	125%
Mr. Winterscheidt	70%
Mr. Albregts (3)	125%
Mr. Smail (4)	125%

(1)	Mr. Cottle’s 2018 annual equity awards were prorated to reflect the portion of the year he served as President and Chief Executive Officer.

(2)
In accordance with the terms of his separation agreement, Mr. Sheehan’s 2018 annual equity awards will continue to vest in accordance with their terms as if he were an employee of the Company during the period he continues to provide consulting services to the Company.

(3)	Mr. Albregts’ annual equity awards were forfeited upon his separation of employment from the Company.

(4)
In accordance with the terms of his separation agreement, all unvested equity awards held by Mr. Smail became subject to accelerated vesting, and vested upon the effectiveness of his separation agreement.

In 2018, the Committee awarded Messrs. Cottle, Quartieri, Albregts, J. Kennedy, Sheehan and Smail one-third of the value of their annual equity awards in the form of time-vesting stock options, one-third in the form of performance-conditioned stock options and one-third in the form of time-vesting RSUs. Mr. Winterscheidt received his annual equity award solely in the form of time-vesting RSUs. The vesting of the performance-conditioned stock options was conditioned on the Company’s common stock meeting or exceeding the 120% Performance Goal on or before March 20, 2022 in the case of Messrs. Quartieri, Albregts, J. Kennedy, Sheehan and Smail, and on or before June 1, 2022 in the case of Mr. Cottle. The 120% Performance Goal represented a 60-day average closing stock price meeting or exceeding 120% of the strike price of the stock options, which were granted on March 30, 2018 to Messrs. Quartieri, J. Kennedy, Sheehan and Smail, on June 1, 2018 to Mr. Cottle and on August 6, 2018 to Mr. Albregts. In each case, the grant date fair value or, in the case of the stock options, exercise price, was determined as the average of the high and low selling prices of the Company’s common stock on the trading day immediately prior to the grant date. Upon satisfaction of the performance condition, the performance-conditioned stock options convert to time-vesting stock options that vest 25% per year on each of March 20, 2019 and the first three anniversaries of March 20, 2019, in the case of Messrs. Quartieri, Albregts, J. Kennedy, Sheehan and Smail, and June 1, 2019 and the first three anniversaries of June 1, 2019, in the case of Mr. Cottle. Except with respect to Messrs. Cottle’s and Albregts’ awards, the 120% Performance Goal was achieved on June 25, 2018. The time-vesting stock options and time-vesting RSUs are scheduled to vest in equal annual installments over a period of four years starting March 20, 2019, in the case of Messrs. Sheehan, Quartieri and J. Kennedy, and June 1, 2019, in the case of Mr. Cottle. Mr. Albregts’ annual equity awards were forfeited upon his separation of employment from the Company. Pursuant to their respective separation agreements, the 2018 annual equity awards granted to Mr. Sheehan will continue to vest during the period he provides consulting services to the Company, while those granted to Mr. Smail vested in full upon his separation of employment from the Company.

Information regarding the 2018 annual equity awards is set forth below:

Executive	Date of Grants	Time-Vesting Stock Options (1)	Vesting Schedule of Time-Vesting Stock Options (2)	Performance-Conditioned Stock Options (1)	Vesting Schedule of Performance-Conditioned Stock Options (3)	Time- Vesting RSUs	Vesting Schedule of Time-Vesting RSUs (2)
Mr. Cottle (4)	06/01/2018	28,415	4 years	28,415	4 years	14,406	4 years
Mr. Sheehan (5)	03/30/2018	72,150	4 years	72,150	4 years	36,469	4 years
Mr. Quartieri	03/30/2018	12,025	4 years	12,025	4 years	6,078	4 years
Mr. J. Kennedy	03/30/2018	14,530	4 years	14,530	4 years	7,344	4 years
Mr. Winterscheidt	03/30/2018	—	—	—	—	7,233	4 years
Mr. Albregts (6)	08/06/2018	13,886	4 years	13,886	4 years	7,093	4 years
Mr. Smail (7)	03/30/2018	12,025	4 years	12,025	4 years	6,078	4 years

(1)
Stock options were granted with an exercise price equal to the average of the high and low prices of our common stock on the trading day immediately prior to the grant date, which was $41.13 for Messrs. Sheehan, Quartieri, J. Kennedy and Smail, $59.35 for Mr. Cottle and $37.35 for Mr. Albregts.

(2)
Awards vest in four equal annual installments beginning on March 20, 2019 for Messrs. Sheehan, Quartieri, J. Kennedy and Winterscheidt and June 1, 2019 for Mr. Cottle, in the case of Mr. Sheehan, subject to his providing consulting services through the relevant vesting date. Mr. Albregts’ annual equity awards were forfeited upon his separation of employment from the Company. Mr. Smail’s annual equity awards accelerated vesting as described below.

(3)
Awards vest in four equal annual installments on March 20, 2019 and the first three anniversaries thereafter for Messrs. Sheehan, Quartieri and J. Kennedy, as a result of the 120% Performance Goal being achieved on or before March 20, 2022, in the case of Mr. Sheehan, subject to his providing consulting services as described below. In the case of Mr. Cottle, awards vest in four equal annual installments on June 1, 2019 and the first three anniversaries thereafter, subject to the 120% Performance Goal being achieved on or before June 1, 2022. Mr. Albregts’ annual equity awards were forfeited upon his separation of employment from the Company. As a result of the 120% Performance Goal being achieved, Mr. Smail’s award accelerated vesting as described below.

(4)	Mr. Cottle’s 2018 annual equity awards were prorated to reflect the portion of the year he served as President and Chief Executive Officer.

(5)
In consideration for Mr. Sheehan agreeing to provide consulting services to the Company following his separation of employment from the Company, effective June 1, 2018, Mr. Sheehan will continue to vest in the annual equity awards granted to him in 2018 during the period in which he provides such services.

(6)	Mr. Albregts’ annual equity awards were forfeited upon his separation of employment from the Company.

(7)	In accordance with the terms of his separation agreement, all unvested equity held by Mr. Smail became subject to accelerated vesting and vested upon the effectiveness of his separation agreement.
Other 2018 Equity Awards
In connection with Mr. Cottle’s appointment as President and Chief Executive Officer in June 2018, the Company granted to Mr. Cottle a special equity award consisting of 300,000 RSUs (the “Cottle Special RSUs”). The Cottle Special RSUs were granted on June 1, 2018, with 200,000 of the Cottle Special RSUs vesting on the third anniversary of the grant date based on the Company’s achievement of certain AEBITDA targets measured from June 1, 2018 through May 31, 2021 (the “Performance-Conditioned Special RSUs”) and the remaining Cottle Special RSUs (the “Time-Based Special RSUs”) vesting one-third on each of the first three anniversaries of the grant date. In addition, during 2018, Mr. Cottle received a long-term incentive award (the “Social LTIP”) in lieu of annual equity awards for his service as Chief Executive, SG Interactive, with a cash payout based on the growth in the AEBITDA of the Company’s B2C (business to consumer) Social Casino Business. Payout under the Social LTIP would be equal to 8% of the amount by which 2020 AEBITDA exceeds 2017 AEBITDA for the Social Casino Business. In connection with the possible initial public offering of a minority interest in our Social gaming business, our Board, and the board of directors of SciPlay Corporation, the parent company of our Social gaming business, have approved replacing, effective upon the consummation of such offering, the Social LTIP with a performance-conditioned equity award with respect to SciPlay Corporation equity, with an expected grant date value of $12 million.
In 2018, we made a special grant of equity awards to Mr. Albregts in connection with his commencement of employment with the Company. The award was granted on June 4, 2018 and consisted of 50,000 RSUs, which would have vested one-third on each of the first three anniversaries of the grant date. This award was forfeited upon Mr. Albregts’ separation of employment from the Company.
Retirement Plans
Executive officers are eligible to participate in our 401(k) retirement plan under the same rules that apply to other employees. The Company made a matching contribution of 100% of the first 1% of contributions and 50% of the next 5% of contributions (for a match of up to 3.5% of eligible compensation).

During 2018, we sponsored a non‑qualified deferred compensation plan that enabled executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of their annual cash bonus under the SGICP during their employment or for certain specified minimum deferral periods. The Company did not make any matching or profit sharing contributions under this plan. None of our named executive officers participated in our non-qualified deferred compensation plan, which was terminated on December 31, 2018.

Corporate Governance Policies
Stock Ownership Guidelines
The Committee approved stock ownership guidelines requiring our directors, President and Chief Executive Officer and executive officers who report to our President and Chief Executive Officer (including the current named executive officers) to acquire and maintain a meaningful ownership interest in the Company. These guidelines are intended to encourage a long-term perspective in managing the Company and to further align the interests of our executive officers and directors with the interests of our stockholders. Covered individuals are required to own the lesser of (i) a number of shares of our common stock equal to a specified multiple of annual base salary (or in the case of directors, other than our President and Chief Executive Officer, annual cash retainer for Board service) divided by the preceding 200-day average closing price of such shares and (ii) a fixed number of shares of our common stock. The stock ownership requirement varies based on position, as shown in the table below. Shares of our common stock held directly or indirectly, including shares acquired upon the exercise of stock options, shares held within retirement and deferred compensation plans, time-vesting RSUs and shares owned by immediate family members will count for purposes of the policy, whereas outstanding (vested or unvested) stock options and performance-conditioned RSUs will not count. Covered individuals will have five years to comply from the date the individual became subject to the policy or to an increased level under the policy. We expect covered individuals who do not meet the ownership requirements to retain at least 50% of the shares of our common stock that vest or are acquired upon exercise of stock options, net of applicable taxes, until the ownership requirements are met.

Job Level	Minimum Required Ownership Interest
President and Chief Executive Officer	Lesser of five times annual base salary and 475,000 shares
Group Chief Executives and Chief Financial Officer	Lesser of two times annual base salary and 70,000 shares
Other Executive Officers Reporting to the President and Chief Executive Officer	Lesser of annual base salary and 25,000 shares

The following table summarizes the ownership of our named executive officers against these guidelines as of December 31, 2018 (excluding former employees, Messrs. Sheehan, Albregts and Smail, who are no longer subject to these guidelines, and Mr. J. Kennedy, who transitioned to a non-executive role on January 1, 2019, and is therefore also no longer subject to these guidelines). All of our current named executive officers are in compliance with our guidelines.

	Lesser Of
Name	Ownership Requirement ( # of Shares Based on Multiple of Salary)	Ownership Requirement (# of Shares/ Units)	Current Ownership (# of Shares/ Units)
Mr. Cottle (1)	237,200	475,000	190,693
Mr. Quartieri	32,500	70,000	73,059
Mr. Winterscheidt	11,900	25,000	24,454

(1)	Mr. Cottle became subject to the guidelines upon becoming President and Chief Executive Officer of the Company on June 1, 2018 and will have until June 2023 to satisfy the requirements.

Clawback Policy
The Committee and the Board have previously approved a cash and equity compensation “clawback” policy. Under the policy, the Committee may, in its discretion, take any one or more of the following actions in the event of a restatement of our financial statements that the Committee determines was due to an executive’s fraud or gross misconduct:

•	cancel the executive’s outstanding incentive compensation awards (defined as annual cash bonus and equity compensation, whether or not vested);

•	disqualify the executive from receiving future incentive compensation awards;

•	recoup incentive compensation paid or awarded to the executive from and after the date that is one year before the events giving rise to the restatement were discovered; and/or

•
recoup the executive’s gains from the sale of shares awarded as incentive compensation or the exercise of stock options from and after the date that is one year before the events giving rise to the restatement were discovered.

The Committee and the Board review and consider updates to this policy from time to time. In addition, to the extent that the SEC adopts final rules for clawback policies that require changes to our policy, we will revise our policy accordingly.
No Hedging Policy
The Committee also approved a policy prohibiting employees, officers and directors from hedging or engaging in similar transactions designed to protect against declines in the market price of our securities (including the securities of the Company’s affiliates). In particular, employees and directors may not:

•	purchase or sell options (e.g., puts, calls and collars) relating to our securities;

•	purchase or sell other derivative securities designed to hedge or offset any decrease in the market value of our securities;

•	engage in short sales of the Company’s securities, including a “sale against the box”; or

•
have standing orders regarding the Company’s securities unless used only for a very brief period of time, except for purchases and sales under a Rule 10b5-1 trading plan that is approved by the Company’s Chief Legal Officer.

Peer Group
As a general matter, the Committee uses compensation data derived from a peer group of companies as a general indicator of relevant market conditions for both executives’ and non-employee directors’ compensation, but does not set specific benchmark targets for total executive or non-employee director compensation or for individual elements of executive or non-employee director compensation.
The Committee, in consultation with its independent consultant, CAP, approved a peer group of 15 companies for fiscal year 2018. The peer group was comprised of Activision Blizzard, Inc., Alliance Data Systems Corporation, Boyd Gaming Corporation, Cadence Design Systems, Inc., Cardtronics plc., Crane Co., Daktronics Inc., Diebold Nixdorf, Inc., Electronic Arts

Inc., Everi Holdings Inc., Global Payments Inc., IAC/InterActiveCorp, International Game Technology PLC, Penn National Gaming, Inc. and Take-Two Interactive Software, Inc. As measured following the fourth quarter of fiscal 2018, the Company’s trailing 12-month revenue was at the 52nd percentile of the peer group, while our market capitalization was at the 24th percentile.
Role of Management
The Committee works directly with our Chief Human Resources Officer on our executive compensation program and receives recommendations from the President and Chief Executive Officer regarding the compensation of executive officers, other than with respect to the President and Chief Executive Officer’s own compensation. The Committee has the authority to follow these recommendations or make different determinations in its sole discretion.
Role of Compensation Consultant
The Committee has the sole authority to select and retain outside compensation consultants or any other consultants, legal counsel or other experts to provide independent advice and assistance in connection with the execution of its responsibilities. The Committee has engaged CAP to provide such independent advice, including:

•	attending scheduled meetings of the Committee and providing advice and context on matters discussed in the meetings;

•	periodically reviewing and recommending updates to our compensation peer group;

•	conducting competitive compensation reviews with respect to senior executives and non‑employee directors;

•	advising on long-term incentive programs generally, as well as on alternatives to historical equity grants;

•	advising the Committee on legal and regulatory developments;

•	advising on certain policies, including policies relating to stock ownership guidelines, compensation clawbacks and hedging prohibitions;

•	advising on the design of annual incentives under the SGICP; and

•	assisting in the review of the Company’s compensation policies and practices, with a focus on incentive programs, from a risk management perspective.
CAP generally attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee’s Chairman or the Committee’s other members outside of meetings. CAP was retained by and reports directly to the Committee, which determines the scope of requested services and approves fee arrangements for its work, and CAP does not provide any other services to, or receive any other fees from, the Company without the prior approval of the Committee’s Chairman.
In 2018, the Committee reviewed the independence of CAP in light of the criteria set forth in the final rules relating to compensation consultant independence that were issued by the SEC in June 2012. Based on this review, the Committee is satisfied that no conflicts of interest exist that interfere with the independence of CAP, and CAP is fully able to provide to the Committee independent advice regarding executive and non-employee director compensation.
Compensation Program as it Relates to Risk
The Company’s management and the Committee, with the assistance of CAP, periodically review the Company’s compensation policies and practices, focusing particular attention on incentive programs, so as to ensure that they do not encourage excessive risk-taking by the Company’s employees. Specifically, this review includes the SGICP (in which executives generally participate), the Company’s business unit bonus and commission plans (in which other employees participate) and the Company’s long-term incentive plan. As discussed above, the SGICP is generally designed to reward achievement of annual results when measured against performance metrics, whereas the annual equity incentive program is designed to link a portion of compensation to long‑term Company performance. Management and the Committee do not believe that the Company’s compensation program creates risks that are reasonably likely to have a material adverse impact on the Company for the following reasons:

•
our incentive programs appropriately balance short- and long-term incentives, with a significant percentage of total compensation for the senior executive team provided in the form of incentive compensation focused on the Company’s long-term performance;

•	the SGICP uses multiple financial performance metrics that encourage executives and other employees to focus on the overall health of the business rather than on a single financial measure;

•	a qualitative assessment of individual performance is generally a component of individual compensation payments;

•	annual cash bonuses under the SGICP and business unit plans are capped;

•
the Committee approved stock ownership guidelines applicable to senior executives and directors, a clawback policy with respect to cash and equity incentive compensation, and a hedging policy prohibiting transactions designed to protect against declines in the market price of our common stock;

•
executive officers and certain other key employees with access to material nonpublic information must obtain permission from the Company’s Chief Legal Officer to trade in shares of our common stock, even during an open trading period;

•
Board and management processes are in place to oversee risk associated with the SGICP and business unit plans, including periodic business performance reviews by management and regular bonus accrual updates to the Committee; and

•
the Company’s risk management processes - including the Company’s enterprise risk management program, Code (and related training), strong ethics and compliance function that includes suitability reviews of customers and other persons and entities with which the Company does business, internal approval processes and legal department review of contracts - mitigate the potential for undue risk-taking.

Employment Agreements; Severance and Change in Control Arrangements
We typically enter into employment agreements with our executive officers. The agreements specify duties and minimum compensation commitments. The agreements also provide for severance benefits in certain circumstances and impose restrictive covenants that relate to, among other things, confidentiality and competition. The Committee believes that employment agreements with our executive officers are generally desirable as a means to attract executive talent, encourage long-term service, obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition, impose restrictive covenants and, where practicable, provide severance and other terms and conditions comparable to those provided to similarly situated executives.

The severance protection provided under employment agreements assists the Company in attracting and retaining executives and is designed to ease an executive’s transition in the event of an unexpected termination by the Company due to changes in the Company’s employment needs. Severance provisions that are included in the agreements do not generally enhance an employee’s current income, and therefore are generally independent of the direct compensation decisions made by the Committee from year to year.
The employment agreements with our named executive officers generally provide for enhanced severance payments if the named executive officer’s employment is terminated in connection with a change in control (as defined in the applicable employment agreement). The Committee views these enhanced severance provisions as appropriate because they encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes, allow executives to assess potential change in control transactions objectively without regard to the potential impact on their own job security and are not triggered in connection with a change in control unless an executive’s employment is terminated without “cause” or the executive terminates for “good reason” within certain timeframes.
The Company has change in control provisions in the 2003 Plan such that unvested stock options, RSUs and other equity awards would generally accelerate upon a change in control (as defined in the 2003 Plan). These provisions apply to all 2003 Plan participants. The Committee believes that these provisions are appropriate given that an employee’s position could be adversely affected by a change in control even if he or she is not terminated.
We entered into an employment agreement in 2015 with Mr. Smail in connection with his commencement as Executive Vice President and Chief Legal Officer. We also entered into an employment agreement in 2016 with Mr. Sheehan in connection with his commencement as President and Chief Executive Officer. In connection with Messrs. Sheehan and Smail’s separations of employment from the Company, we entered into a separation agreement with each of them, the terms of which are described below in “Potential Payments Upon Termination or Change in Control – Mr. Sheehan” and “Potential Payments Upon Termination or Change in Control – Mr. Smail”, respectively.
Tax Deductibility of Executive Compensation
In implementing the Company’s executive compensation program, the Committee’s general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which limits a public company’s tax deduction for compensation in excess of $1.0 million paid to the chief executive officer, chief financial officer and other named executive officers. While the Committee generally seeks to take advantage of favorable tax treatment in implementing the Company’s executive compensation program, the Committee’s ability to do so has been greatly reduced under the Tax Cuts and Jobs Act of 2017. As a result, the Committee has authorized compensation that does not qualify for tax deductibility in order to continue to provide a competitive compensation program that is aligned with stockholder interests.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation Committee

Peter A. Cohen, Chairman Paul M. Meister Barry F. Schwartz Kneeland C. Youngblood

Summary Compensation Table
The table below shows the compensation of our current President and Chief Executive Officer, our former President and Chief Executive Officer, our Chief Financial Officer, our other three most highly compensated executive officers who were serving as executive officers as of December 31, 2018 and our former Executive Vice President and Chief Legal Officer, who would have been one of our other three most highly compensated executive officers if he was serving as an executive officer as of December 31, 2018. These seven individuals are the named executive officers for 2018.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non‑Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Barry L. Cottle (7)	2018	1,406,731	—	18,659,996	1,709,970	750,312	85,008	22,612,017
President and Chief Executive Officer
Kevin M. Sheehan (7)	2018	830,769	—	1,499,970	2,999,554	191,250	2,184,437	7,705,980
Former President and	2017	1,800,000	—	1,499,990	2,999,978	1,798,200	9,450	8,107,618
Chief Executive Officer	2016	671,538	900,000	4,276,436	1,244,558	—	694,622	7,787,154
Michael A. Quartieri	2018	600,000	—	249,988	499,926	114,750	9,625	1,474,289
Executive Vice President,	2017	600,000	—	249,998	499,982	449,500	9,450	1,808,930
Chief Financial Officer, Treasurer and Corporate Secretary	2016	580,769	—	249,993	487,080	305,417	10,229	1,633,488
James C. Kennedy	2018	725,000	—	302,059	604,068	305,044	11,110	1,947,281
Chairman, Lottery	2017	725,000	—	302,076	604,144	510,581	9,450	2,151,251
	2016	724,231	—	772,474	588,560	542,119	26,855	2,654,239
Michael F. Winterscheidt Chief Accounting Officer	2018	432,846	—	297,493	—	55,271	7,860	793,470
Douglas B. Albregts (8)	2018	592,308	10,000	3,231,924	529,980	—	43,304	4,407,516
Executive Vice President, Group Chief Executive of Gaming
David W. Smail	2018	438,461	—	249,988	499,926	76,500	181,241	1,446,242
Former Executive Vice President and Chief Legal Officer	2017 2016	600,000 600,000	— —	249,998 249,993	499,982 487,080	449,500 329,850	9,450 10,398	1,808,930 1,677,321

(1)	The amounts in the “salary” column reflect base salary amounts paid during the applicable year to the named executive officers.

(2)
The amount in the “bonus” column for 2018 reflects Mr. Albregts’ signing bonus. The amount in the “bonus” column for 2016 reflects Mr. Sheehan’s contractual bonus paid for 2016 in accordance with his employment agreement.

(3)
The amounts in the “stock awards” column reflect the aggregate grant date fair value of RSUs awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For additional information, see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(4)
The amounts in the “option awards” column reflect the aggregate grant date fair value of the stock options awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(5)	The amounts in the “non-equity incentive plan compensation” column reflect the annual performance bonuses awarded under the SGICP.

(6)	The amounts indicated in the “all other compensation” column for 2018 include the following:

a.	Company contributions to the Company’s 401(k) plan for Messrs. Cottle ($9,625), Sheehan ($9,625), Quartieri ($9,625), J. Kennedy ($9,625), Winterscheidt ($7,860) and Smail ($9,625).

b.
For Mr. Cottle, costs associated with leased office space for him in Los Angeles ($27,800) and with the reimbursement of travel expenses incurred in commuting from our main office to his home in Los Angeles ($47,583).

c.
For Mr. Sheehan, severance of $969,231, severance bonus of $968,262, payout of accrued vacation upon termination of employment of $177,854, a cash allowance for relocation upon termination of employment of $50,000 and continued health and welfare benefits in connection with his termination of employment of $9,465, in each case, payable in 2018. See also “Potential Payments Upon Termination or Change in Control - Mr. Sheehan” below.

d.	For Mr. Albregts, relocation assistance of $43,304 (including moving expenses).

e.	For Mr. J. Kennedy, a patent award of $1,485.

f.
For Mr. Smail, separation related payments of $161,538 and payout of accrued vacation upon termination of employment of $10,203, in each case, payable in 2018. See also “Potential Payments Upon Termination or Change in Control - Mr. Smail” below.

(7)	On May 2, 2018, the Company announced that Mr. Cottle would succeed Mr. Sheehan as President and Chief Executive Officer, effective as of June 1, 2018.

(8)	On February 14, 2019, following the end of our 2018 fiscal year, Mr. Albregts separated from employment with the Company.

Grants of Plan-Based Awards for Fiscal Year 2018
The table below provides information regarding the SGICP awards, stock options and RSUs granted to the named executive officers during 2018.

	Estimated Future Payouts Under Non‑Equity Incentive Plan Awards ($) (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Target
Name	Grant Date	($)	($)	($)	(#)	(#) (3)	(#) (4)	($/Sh) (5)	($) (6)
Barry L. Cottle	—	718,750	1,437,500	2,875,000	—	—	—	—	—
	6/1/2018	—	—	—	—	100,000	—	—	5,935,000
	6/1/2018	—	—	—	200,000	—	—	—	11,870,000
	6/1/2018	—	—	—	—	14,406	—	—	854,996
	6/1/2018	—	—	—	28,415	—	—	59.35	854,985
	6/1/2018	—	—	—	—	—	28,415	59.35	854,985
Kevin M. Sheehan	—	900,000	1,800,000	3,600,000	—	—	—	—	—
	3/30/2018	—	—	—	—	36,469	—	—	1,499,970
	3/30/2018	—	—	—	72,150	—	—	41.13	1,499,777
	3/30/2018	—	—	—	—	—	72,150	41.13	1,499,777
Michael A. Quartieri	—	225,000	450,000	900,000	—	—	—	—	—
	3/30/2018	—	—	—	—	6,078	—	—	249,988
	3/30/2018	—	—	—	12,025	—	—	41.13	249,963
	3/30/2018	—	—	—	—	—	12,025	41.13	249,963
James C. Kennedy		271,875	543,750	1,087,500
	3/30/2018	—	—	—	—	7,344	—	—	302,059
	3/30/2018	—	—	—	14,530	—	—	41.13	302,034
	3/30/2018	—	—	—	—	—	14,530	41.13	302,034
Michael F. Winterscheidt	—	109,438	218,875	437,750	—	—	—	—	—
	3/30/2018	—	—	—	—	7,233	—	—	297,493
Douglas B. Albregts (7)	—	225,000	450,000	900,000	—	—	—	—	—
	6/4/2018	—	—	—	—	50,000	—	—	2,967,000
	8/6/2018	—	—	—	—	7,093	—	—	264,924
	8/6/2018	—	—	—	13,886	—	—	37.35	264,990
	8/6/2018	—	—	—	—	—	13,886	37.35	264,990
David W. Smail (8)	—	225,000	450,000	900,000	—	—	—	—	—
	3/30/2018	—	—	—	—	6,078	—	—	249,988
	3/30/2018	—	—	—	12,025	—	—	41.13	249,963
	3/30/2018	—	—	—	—	—	12,025	41.13	249,963

(1)
The amounts shown under the “estimated future payouts under non‑equity incentive plan awards” column represent the performance-based annual cash bonus opportunity approved for 2018 for each of the named executive officers. The actual amounts awarded under the program for 2018 are shown in the Summary Compensation Table above under the “non-equity incentive plan compensation” column.

(2)
The amounts shown under the “estimated future payouts under equity incentive plan awards” column include the award of performance‑conditioned stock options granted under the 2003 Plan based upon each named executive officer’s equity award opportunity for 2018 and, for Mr. Cottle only, the award of the Performance-Conditioned Special RSUs. The stock options vest in equal installments over four years contingent on satisfaction of a defined stock price hurdle. Except with respect to Messrs. Cottle’s and Albregts’ awards, the stock price hurdle was achieved on June 25, 2018 and therefore the performance-conditioned stock options have converted to time-vesting stock options on the schedule described. Mr. Albregts’ awards were forfeited in connection with his separation from employment. Mr. Cottle’s Performance-Conditioned Special RSUs were granted with vesting contingent on the achievement of defined levels of EBITDA improvement over a three-year period. For additional information regarding these awards, see “Compensation

Discussion and Analysis – Objectives and Components of Compensation Program – Long-Term Incentive Compensation - Annual Equity Awards” and “– Other 2018 Equity Awards.”

(3)
The amounts shown under the “all other stock awards” column reflect annual grants of time-vesting RSU awards that, except in the case of Mr. Cottle, vest in four equal installments on each of March 20, 2019 and the first three anniversaries of that date, for Mr. Cottle only, the Time-Based Special RSUs, which will vest in three equal installments on each of June 1, 2019 and the first two anniversaries of that date, and, for Mr. Albregts only, a grant of sign-on RSUs. Mr. Albregts’ awards were forfeited in connection with his separation from employment. For additional information regarding these awards, see “Compensation Discussion and Analysis – Objectives and Components of Compensation Program – Long-Term Incentive Compensation - Annual Equity Awards” and “– Other 2018 Equity Awards.”

(4)
The amounts shown under the “all other option awards” column reflect annual grants of stock options that vest in four equal installments on each of March 20, 2019 and the first three anniversaries of that date, except that in the case of Mr. Cottle, the grant of stock options vests in four equal installments on each of June 1, 2019 and the first three anniversaries of that date. Mr. Albregts’ awards were forfeited upon his separation from employment. For additional information regarding these awards, see “Compensation Discussion and Analysis – Objectives and Components of Compensation Program – Long‑Term Incentive Compensation – Annual Equity Awards.”

(5)
The exercise price shown under the “exercise or base price of option awards” column represents the market value of our common stock on the grant date (which was calculated based on the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date).

(6)
The amounts indicated as the “grant date fair value” of the awards were computed in accordance with FASB ASC Topic 718. In the case of RSUs, the fair value was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. In the case of stock options, the fair value of the stock options is estimated on the grant date using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(7)	All of Mr. Albregts’ grants were forfeited upon his separation from employment on February 14, 2019.

(8)	All of Mr. Smail’s grants accelerated vesting upon his separation from employment on September 3, 2018.

Outstanding Equity Awards at Fiscal Year-End
The table below provides information with respect to the stock options and RSUs held by the named executive officers as of December 31, 2018.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Barry L. Cottle	06/01/2018	—	28,415(2)	—	59.35	05/31/2028	—	—	—	—
	06/01/2018	—	—	28,415(3)	59.35	05/31/2028	—	—	—	—
	06/01/2018	—	—	—	—	—	—	—	200,000(4)	3,576,000
	06/01/2018	—	—	—	—	—	100,000(5)	1,788,000	—	—
	06/01/2018	—	—	—	—	—	14,406(6)	257,579	—	—
Kevin M. Sheehan	08/10/2016	—	—	—	—	—	—	—	400,000(7)	7,152,000
Michael A. Quartieri	11/11/2015	—	—	—	—	—	6,081(8)	108,728	—	—
	06/21/2016	25,614(9)	25,615(9)	—	9.65	06/20/2026	—.	—	—	—
	06/21/2016	25,614(10)	25,615(10)	—	9.65	06/20/2026	—	—	—	—
	06/21/2016	—	—	—	—	—	12,953(11)	231,600	—	—
	03/09/2017	5,718(12)	17,154(12)	—	21.60	03/08/2027	—	—	—	—
	03/09/2017	5,718(13)	17,154(13)	—	21.60	03/08/2027	—	—	—	—
	03/09/2017	—	—	—	—	—	8,681(14)	155,216	—	—
	03/30/2018	—	12,025(15)	—	41.13	—	—	—	—	—
	03/30/2018	—	12,025(16)	—	41.13	—	—	—	—	—
	03/30/2018	—	—	—	—	—	6,078(17)	108,675	—	—
James C. Kennedy	03/20/2014	5,377(18)	—	—	16.03	03/20/2024	—	—	—	—
	04/27/2015	10,936(19)	10,936(19)	—	12.83	04/26/2025	—	—	—	—
	04/27/2015	—	—	—	—	—	5,481(8)	98,000	—	—
	01/14/2016	—	—	—	—	—	35,000(20)	625,800	—	—
	06/21/2016	15,476(9)	30,951(9)	—	9.65	06/20/2026	—	—	—	—
	06/21/2016	15,476(10)	30,951(10)	—	9.65	06/20/2026	—	—	—	—
	06/21/2016	—	—	—	—	—	15,652(11)	279,858	—	—
	03/09/2017	6,909(12)	20,728(12)	—	21.60	03/08/2027	—	—	—	—
	03/09/2017	6,909(13)	20,728(13)	—	21.60	03/08/2027	—	—	—	—
	03/09/2017	—	—	—	—	—	10,489(14)	187,543	—	—
	03/30/2018	—	14,530(15)	—	41.13	03/29/2028	—	—	—	—
	03/30/2018	—	14,530(16)	—	41.13	03/29/2028	—	—	—	—
	03/30/2018	—	—	—	—	—	7,344(17)	131,311	—	—
Michael F. Winterscheidt	07/11/2016	—	—	—	—	—	5,000 (20)	89,400	—	—
	03/09/2017	—	—	—	—	—	10,330(14)	184,700	—	—
	03/30/2018	—	—	—	—	—	7,233(17)	129,326	—	—
Douglas B. Albregts(21)	06/04/2018	—	—	—	—	—	50,000(22)	894,000	—	—
	08/06/2018	—	13,886(15)	—	37.35	08/05/2028	—	—	—	—
	08/06/2018	—	13,886(16)	—	37.35	08/05/2028	—	—	—	—
	08/06/2018	—	—	—	—	—	7,093(17)	126,823	—	—
David W. Smail	03/30/2018	24,050(23)	—	—	41.13	03/31/2019	—	—	—	—

(1)	The value shown was calculated by multiplying the number of RSUs by the closing price of our common stock on December 31, 2018 ($17.88).

(2)	These stock options were awarded with a four-year vesting schedule beginning on June 1, 2019.

(3)
These stock options are scheduled to become exercisable in four equal annual installments beginning on June 1, 2019, subject to the Company’s 60-trading day average closing price meeting or exceeding the threshold price of the 120% Performance Goal prior to June 1, 2022.

(4)
These RSUs are scheduled to cliff vest at the end of a three-year performance period from June 1, 2018 to May 31, 2021, contingent upon the achievement of defined levels of AEBITDA improvement over such three-year period.

(5)	These RSUs are scheduled to vest in three equal installments beginning on June 1, 2019.

(6)	These RSUs are schedule to vest in four equal installments beginning on June 1, 2019.

(7)
These RSUs are scheduled to cliff vest at the end of a three-year performance period from July 1, 2016 to June 30, 2019, contingent upon the achievement of defined levels of EBITDA improvement over such three-year period.

(8)
These RSUs are part of a grant that was awarded with a four-year vesting schedule. The first, second and third installments vested on the first three anniversaries of the date of grant, and the RSUs shown in the table are scheduled to vest on the fourth anniversary of the date of grant.

(9)
These stock options were awarded with a four-year vesting schedule. The first and second installments vested and became exercisable on each of March 20, 2017 and March 20, 2018. The balance is scheduled to vest in two installments beginning on March 20, 2019.

(10)
These stock options were awarded with a four-year vesting schedule, beginning on March 20, 2017, conditioned on the Company’s common stock attaining a defined stock price hurdle on or before March 20, 2020. The stock price hurdle was achieved on February 2, 2017, and, therefore, the first and second installments vested and became exercisable on each of March 20, 2017 and March 20, 2018. The balance is scheduled to vest in two installments beginning on March 20, 2019.

(11)
These RSUS are part of a grant that was awarded with a four-year vesting schedule. The first and second installments vested on each of March 20, 2017 and March 20, 2018. The RSUs shown in the table are scheduled to vest in two installments beginning on March 20, 2019.

(12)
These stock options were awarded with a four-year vesting schedule. The first installment vested and became exercisable on March 20, 2018. The balance is scheduled to vest in three annual installments beginning on March 20, 2019.

(13)
These stock options were scheduled to become exercisable in four annual installments beginning on March 20, 2018, conditioned on the Company’s common stock attaining a defined stock price hurdle on or prior to March 20, 2021. The stock price hurdle was achieved on August 11, 2017, and, therefore, the first installment vested and became exercisable on the first anniversary of the date of grant. The balance is scheduled to vest in three installments on the second, third and fourth anniversaries of the date of grant.

(14)
These RSUs are part of a grant that was awarded with a four-year vesting schedule. The first installment vested on March 20, 2018, and the RSUs shown in the table are scheduled to vest in three annual installments beginning on March 20, 2019.

(15)	These stock options are scheduled to vest in four annual installments beginning on March 20, 2019.

(16)
These stock options are scheduled to become exercisable in four annual installments beginning on March 20, 2019, subject to the Company’s 60-trading day average closing price meeting or exceeding the threshold price of the 120% Performance Goal prior to March 20, 2022. Except with respect to Mr. Albregts’ award, the 120% Performance Goal was achieved on June 25, 2018, and, therefore, the performance-conditioned stock options have converted to time-vesting stock options.

(17)	These RSUs are scheduled to vest in four annual installments beginning on March 20, 2019.

(18)	These stock options were awarded with a four-year vesting schedule. All options have vested.

(19)
These stock options were awarded with a four-year vesting schedule. The first, second and third installments vested and became exercisable on the first three anniversaries of the date of grant, and the balance is scheduled to vest on the fourth anniversary of the date of grant.

(20)
These RSUS are part of a grant that was awarded with a four-year vesting schedule. The first and second installments vested on the first two anniversaries of the date of grant. The RSUs shown in the table are scheduled to vest in two installments on the third and fourth anniversaries of the date of grant.

(21)	Mr. Albregts’ outstanding equity awards were forfeited upon his separation from employment on February 14, 2019.

(22)
These RSUs were scheduled to vest in three equal installments beginning on June 4, 2019. Mr. Albregts’ outstanding equity awards were forfeited upon his separation from employment on February 14, 2019.

(23)	These stock options were awarded with a four-year vesting schedule. In accordance with the terms of Mr. Smail’s separation agreement, upon his separation from the Company, all options vested.

Option Exercises and Stock Vested for Fiscal Year 2018
The table below provides information for the named executive officers with respect to stock options that were exercised and RSUs that vested during 2018.

	Option Awards		Stock Awards
Name (1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Barry L. Cottle (4)	—	—	117,087	4,727,387
Kevin M. Sheehan	133,716	1,830,572	86,287	4,172,100
Michael A. Quartieri	—	—	15,451	580,333
James C. Kennedy	—	—	52,825	2,598,015
Michael F. Winterscheidt	—	—	5,943	284,222
David W. Smail	163,398	1,905,495	59,195	2,098,534

(1)	Mr. Albregts did not vest in any RSUs and did not exercise any stock options in 2018.

(2)	Value based on the average of the high and low sale prices of our common stock as of the trading day immediately prior to the date upon which the stock options were exercised.

(3)	Value based on the average of the high and low sale prices of our common stock as of the trading day immediately prior to the date upon which the RSUs vested.

(4)	Mr. Cottle’s RSUs are in respect of a long-term incentive award he received as head of the global Social business unit, which vested in full in early 2018.

Potential Payments Upon Termination or Change in Control
For the named executive officers who remained employed with the Company on December 31, 2018 other than Mr. Albregts (the “current named executive officers”), the information below describes and quantifies certain compensation that would become payable pursuant to the terms of their employment agreements and their equity award agreements under the various termination events described below. For Messrs. Sheehan and Smail, who ceased to be employed with the Company during 2018, the information describes what became payable in connection with each of their respective separation agreements. In each case, the applicable agreements were the result of arm’s length negotiations and were approved by the Committee and/or the Board. As a result of Mr. Albregts’ separation of employment from the Company, he ceased to be entitled to receive any compensation or benefits from the Company following his separation, other than those specified in Section 4(d) of his employment agreement.
Employment Agreements and Equity Award Agreements with Named Executive Officers Other than Messrs. Sheehan, Albregts and Smail. The following disclosure applies to the named executive officers, other than Messrs. Sheehan, Albregts and Smail. Other than for Mr. Winterscheidt, each named executive officer’s employment agreement in effect during 2018 provided that if his employment was terminated by the Company “without cause” or by him for “good reason” (as such terms are defined in the applicable agreement) (a “Qualifying Termination”), the executive would have been entitled to receive (i) a pro rata bonus for the year of termination, (ii) an amount equal to the sum of his base salary and Severance Bonus Amount (as defined below), payable over a period of 12 months, and (iii) payment of COBRA premiums for up to 12 months if the executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA (collectively, the “Qualifying Termination Payments”). If a Qualifying Termination occurred upon or within one year after a “change in control” (as such term is defined in the applicable agreement), then for each such named executive officer, the amount described in clause (ii) of the Qualifying Termination Payments would have been multiplied by two and payable in a lump sum if permitted under Section 409A of the Internal Revenue Code, otherwise, over a period of 24 months. An executive’s “Severance Bonus Amount” is equal to the highest annual incentive compensation paid to him in respect of the two most recent fiscal years but not more than his target bonus for the then-current fiscal year, except that, for Mr. Cottle, if the Qualifying Termination had occurred in 2018, such amount would have been his target bonus for 2018. In the case of Mr. Winterscheidt, in accordance with the terms of his employment agreement in effect during 2018, upon a Qualifying Termination, he would have been entitled to receive an amount equal to the sum of his base salary payable over a period of 12 months.
In the event of the death of a named executive officer, his beneficiary or estate would have been entitled to receive any benefits that would have been payable under any life insurance benefit of his for which the Company pays premiums. In the event of the termination of a named executive officer due to his “total disability” (as such term is defined in the applicable agreement), such named executive officer would have been entitled to receive disability payments pursuant to a disability plan sponsored or maintained by the Company and Mr. J. Kennedy would have been entitled to receive an amount equal to his base salary less the amount of such disability payments.
Upon a Qualifying Termination occurring on December 31, 2018, Mr. Cottle would have forfeited his annual equity awards, while one-third of the Time-Based Special RSUs would have vested and Mr. Cottle would have remained eligible to receive a pro-rated portion of the Performance-Conditioned Special RSUs, based on actual performance (measured as of the 12-month period ending at the last completed calendar quarter). Mr. Cottle would have also been eligible to receive a pro-rata payment of the Social LTIP, based on actual performance, in the event of a Qualifying Termination.
In 2018, each of Messrs. Quartieri and J. Kennedy would have vested in full in any equity awards held by them upon a Qualifying Termination. Starting in 2019, upon a Qualifying Termination, Mr. Quartieri would vest in full in any equity awards held immediately prior to termination which were granted prior to January 1, 2019. In the case of a “change in control” (as defined in the 2003 Plan), all outstanding equity awards, including those held by a named executive officer, would generally vest upon such change in control.
Under the terms of our standard equity award agreement, unvested stock options and RSUs held by an employee (including a named executive officer) would generally vest upon the termination of such employee’s employment by reason of death or “disability” (as such term is defined in the applicable agreement).
In the event of a termination of employment in connection with the expiration of the term of his employment agreement on December 31, 2018, following the Company’s failure to renew the term, Mr. Quartieri would have only been entitled to receive a severance payment equal to his annual base salary, as well as the equity vesting described above, and Mr. J. Kennedy would have only been entitled to the equity vesting described above.
In the event that the payments and benefits provided to Mr. Cottle in connection with a change in control were subject to the excise tax under Section 4999 of the Internal Revenue Code, his employment agreement provides for a “best net” cutback, such that Mr. Cottle would have received either the full amount of such payments and benefits or payments and benefits with a value equal to one dollar less than the threshold that would subject Mr. Cottle to such excise tax, whichever would have resulted in a greater after-tax amount. The employment agreements with Messrs. Quartieri and J. Kennedy provide that if their payments and benefits would have been subject to such excise tax, they would have been reduced to the greatest amount that would have avoided such excise tax.
Each employment agreement also contains, among other things, covenants imposing on the named executive officer certain obligations with respect to confidentiality and proprietary information and restricting his ability to engage in certain activities in competition with the Company during the term of his employment and for a period of 12 months (18 months in the case of Mr. J. Kennedy) after termination. Incentive-based compensation and benefits provided under the agreement will be subject to recovery under the Company’s “clawback” policy, described above under “Compensation Discussion and Analysis - Corporate Governance Policies - Clawback Policy”.
The amounts described below are estimates, and the actual amounts to be paid can only be determined at the time of the executive’s separation. The amounts described below would be in addition to amounts the individual would receive in respect of previously earned amounts, such as balances under the 401(k) plan and previously vested equity or bonus awards, as to which neither the named executive officer’s employment agreement nor the plans provide for enhanced benefits or payments upon termination. The value shown below for equity awards that would have accelerated had the specified termination event occurred on the last day of the year was calculated by multiplying the number of shares subject to the acceleration by the closing price of our common stock on the last trading day of the year, which was $17.88 (and, in the case of stock options, reducing the value, but not below zero, by the exercise price for such options).

Mr. Cottle
The following describes the estimated amounts Mr. Cottle would have received if the termination event specified occurred on December 31, 2018:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason(a)	Termination Without Cause or for Good Reason (w/ Change in Control)(a)(b)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$1,750,000(c)	$3,500,000(d)	—	—
Severance Bonus Amount	—	—	$1,437,500(c)(e)	$2,875,000(f)	—	—
Bonus for Year of Termination	—	—	$750,312(g)	$750,312(g)	—	—
Total Cash Payments	—	—	$3,937,812	$7,125,312	—	—
Benefits & Perquisites					—
Health and Welfare Benefits	—	—	$26,193(c)(h)	$26,193(c)(h)	$3,500,000(h)	—
Total Benefits & Perquisites	—	—	$26,193	$26,193	$3,500,000	—
Long-Term Incentive Compensation
“Spread” Value of Accelerated Options	—	—	—	—(i)	—(i)	—(i)
Value of Accelerated RSUs	—	—	$1,294,232(i)	$5,621,579(i)	$5,621,579(i)	$5,621,579(i)
Total Value of Accelerated Equity Awards	—	—	$1,294,232	$5,621,579	$5,621,579	$5,621,579
Total Value of Payments and Benefits	—	—	$5,258,237	$12,773,084	$9,121,579	$5,621,579

(a)
Upon such a termination, Mr. Cottle would also be entitled to a pro-rata payment with respect to his Social LTIP award, based on actual performance. Because actual performance cannot be known at this time, and there is no target amount, the value of this pro-rata payment cannot be reasonably estimated at this time.

(b)	Qualifying Termination upon or within one year immediately following a change in control.

(c)	Paid over 12 months.

(d)	Amount reflects two times base salary. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.

(e)	Amount reflects Severance Bonus Amount. Amount shown is target 2018 bonus.

(f)
Amount reflects two times Severance Bonus Amount. Amount shown is two times target 2018 bonus. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.

(g)	Amount reflects pro-rata bonus that would have been received for year of termination (amount shown is actual 2018 bonus). Paid in a lump sum.

(h)
Amount reflects the cost of continued health coverage under the Company’s insurance under COBRA for 12 months or, in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(i)
In the case of a termination without cause or for good reason, absent a change in control, reflects vesting of one-third of the Time-Based Special RSUs and a pro-rata portion of the Performance-Conditioned Special RSUs, assuming achievement of the applicable performance criteria at “target” levels. In the case of a change in control or termination due to death or disability, reflects full vesting of all equity awards upon the change in control or applicable termination event (assuming achievement of all applicable performance criteria at “target” levels). Since the exercise prices of all stock options held by Mr. Cottle on December 31, 2018 were in excess of the assumed stock price for purposes of these calculations, no value is shown in respect of them above.

Mr. Quartieri
The following describes the estimated amounts Mr. Quartieri would have received if the termination event specified occurred on December 31, 2018:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$600,000(b)	$1,200,000(c)	—	—
Severance Bonus Amount	—	—	$449,500(b)(d)	$899,000(e)	—	—
Bonus for Year of Termination	—	—	$114,750(f)	$114,750(f)	—	—
Total Cash Payments	—	—	$1,164,250	$2,213,750	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$26,193(b)(g)	$26,193(b)(g)	$1,200,000(g)	—
Total Benefits & Perquisites	—	—	$26,193	$26,193	$1,200,000	—
Long-Term Incentive Compensation
“Spread” Value of Accelerated Options	—	—	$421,623(h)	$421,623(h)	$421,623 (h)	$421,623 (h)
Value of Accelerated RSUs	—	—	$604,219(i)	$604,219(i)	$604,219(i)	$604,219(i)
Total Value of Accelerated Equity Awards	—	—	$1,025,842	$1,025,842	$1,025,842	$1,025,842
Total Value of Payments and Benefits	—	—	$2,216,285	$3,265,785	$2,225,842	$1,025,842

(a)	Qualifying Termination upon or within one year immediately following a change in control.

(b)	Paid over 12 months.

(c)	Amount reflects two times base salary. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.

(d)	Amount reflects Severance Bonus Amount. Amount shown is actual 2017 bonus.

(e)
Amount reflects two times Severance Bonus Amount. Amount shown is two times actual 2017 bonus. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.

(f)	Amount reflects pro-rata bonus that would have been received for year of termination (amount shown is actual 2018 bonus). Paid in a lump sum.

(g)
Amount reflects the cost of continued health coverage under the Company’s insurance under COBRA for 12 months or, in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(h)	Reflects full vesting of stock options upon termination or, in the case of a change in control, upon the change in control.

(i)	Reflects full vesting of RSUs upon termination or, in the case of a change in control, upon the change in control.
Mr. J. Kennedy
The following describes the estimated amounts Mr. J. Kennedy would have received if the termination event specified occurred on December 31, 2018:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$725,000(b)	$1,450,000(c)	—	$725,000(d)
Severance Bonus Amount	—	—	$510,581(b)(e)	$1,021,162(f)	—	—
Bonus for Year of Termination	—	—	$305,044(g)	$305,044(g)	—	—
Total Cash Payments	—	—	$1,540,625	$2,776,206	—	$725,000
Benefits & Perquisites
Health and Welfare Benefits	—	—	$18,218(b)(h)	$18,218(b)(h)	$1,450,000(h)	—
Total Benefits & Perquisites	—	—	$18,218	$18,218	$1,450,000	—
Long-Term Incentive Compensation
“Spread” Value of Accelerated Options	—	—	$564,680(i)	$564,680(i)	$564,680(i)	$564,680(i)
Value of Accelerated RSUs	—	—	$1,322,512(j)	$1,322,512(j)	$1,322,512(j)	$1,322,512(j)
Total Value of Accelerated Equity Awards	—	—	$1,887,192	$1,887,192	$1,887,192	$1,887,192
Total Value of Payments and Benefits	—	—	$3,446,035	$4,681,616	3,337,192	$2,612,192

(a)	Qualifying Termination upon or within one year immediately following a change in control.

(b)	Paid over 12 months.

(c)	Amount reflects two times base salary. Paid in a lump sum, if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.

(d)	Paid over 12 months. Amount to be reduced by any disability payments to executive under any Company disability plan.

(e)	Amount reflects Severance Bonus Amount. Amount shown is actual 2017 bonus.

(f)
Amount reflects two times Severance Bonus Amount. Amount shown is two times actual 2017 bonus. Paid in a lump sum, if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.

(g)	Amount reflects pro-rata bonus that would have been received for year of termination (amount shown is actual 2018 bonus). Paid in a lump sum.

(h)
Amount reflects the cost of continued health coverage under the Company’s insurance under COBRA for 12 months or, in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(i)	Reflects full vesting of stock options upon termination or, in the case of a change in control, upon the change in control.

(j)	Reflects full vesting of RSUs upon termination or, in the case of a change in control, upon the change in control.
Mr. Winterscheidt
The following describes the estimated amounts Mr. Winterscheidt would have received if the termination event specified occurred on December 31, 2018:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$437,750(b)	$437,750(b)	—	—
Severance Bonus Amount	—	—	—	—	—	—
Bonus for Year of Termination	—	—	—	—	—	—
Total Cash Payments	—	—	$437,750	$437,750	—	—
Benefits & Perquisites					—
Health and Welfare Benefits	—	—	—	—	$875,500(c)	—
Total Benefits & Perquisites	—	—	—	—	$875,500	—
Long-Term Incentive Compensation
“Spread” Value of Accelerated Options	—	—	—	—	—	—
Value of Accelerated RSUs	—	—	—	$403,426(d)	$403,426(d)	$403,426(d)
Total Value of Accelerated Equity Awards	—	—	—	$403,426	$403,426	$403,426
Total Value of Payments and Benefits	—	—	$437,750	$841,176	$1,278,926	$403,426

(a)	Qualifying Termination upon or within one year immediately following a change in control.

(b)	Paid over 12 months.

(c)	Amount reflects, in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(d)	Reflects full vesting of RSUs upon termination or, in the case of a change in control, upon the change in control.
Mr. Sheehan
Mr. Sheehan separated from employment with the Company on June 1, 2018, in connection with which he entered into a separation agreement with the Company. Mr. Sheehan’s separation agreement provided that he would receive (i) over a 12-month period commencing upon his separation date, separation payments in an aggregate amount equal to his base salary plus his Severance Bonus Amount and continued COBRA coverage at the Company’s expense, (ii) his 2018 bonus, pro-rated, payable at the time bonuses are normally paid, (iii) a relocation allowance, (iv) accelerated vesting of RSUs and stock options granted in 2017, (v) cliff vesting of unvested sign-on RSUs granted in 2016 upon the achievement of certain performance criteria in 2019 and (vi) continued vesting of Mr. Sheehan’s annual equity awards granted in 2016 and 2018. Mr. Sheehan also received payments available to Company employees generally upon separation from employment, including payout of accrued vacation.
The following describes the amounts Mr. Sheehan received as a result of his separation of employment with the Company on June 1, 2018 pursuant to the terms of his separation agreement:

	Termination Without Cause or for Good Reason
Cash Payments
Severance Payment	$1,800,000	(a)
Severance Bonus	$1,798,200	(a)
Pro-Rated 2018 Bonus	$191,250	(b)
Total Cash Payments	$3,789,450
Benefits & Perquisites
Relocation Allowance	$50,000
Reimbursement of Taxes on Relocation Allowance	$—
Health and Welfare Benefits	$9,465	(c)
Total Benefits & Perquisites	$59,465
Long-Term Incentive Compensation
“Spread” Value of Accelerated Options	$5,444,838	(d)
Value of Accelerated RSUs	$2,502,588	(e)
Total Long-Term Incentive Compensation	$7,947,426
Total Value of Payments and Benefits	$11,796,341	(f)

(a)	Paid over 12 months.

(b)	Paid in a lump sum in March 2019.

(c)	Amount reflects Medicare reimbursement and full subsidy for dental and vision.

(d)
Represents the “spread” value of the stock options that vested on the effective date of Mr. Sheehan’s separation of employment from the Company (June 27, 2018) (the “Sheehan Release Date”), based on the closing price of our common stock on that day ($48.05).

(e)	Represents the value of the RSUs that vested on the Sheehan Release Date, based on the closing price of our common stock on that day ($48.05).

(f)	Pursuant to his separation agreement, Mr. Sheehan remained eligible to vest in equity awards with an aggregate value of $4,572,041.

Mr. Albregts

Mr. Albregts separated from employment with the Company on February 14, 2019. As a result of his separation, he ceased to be entitled to receive any compensation or benefits from the Company following his separation, other than those specified in Section 4(d) of his employment agreement.

Mr. Smail
Mr. Smail separated from employment with the Company on September 3, 2018, in connection with which he entered into a separation agreement with the Company. Mr. Smail’s separation agreement provided that he would receive (i) over a 12-month period commencing upon his separation date, separation payments in an aggregate amount equal to his base salary, (ii) his 2018 bonus, pro-rated, payable at the time bonuses are normally paid in return for the provision of consulting services for the remainder of 2018 and (iii) accelerated vesting of outstanding unvested equity. As a result of his commencing employment prior to the completion of his severance payments, Mr. Smail’s severance payments have been reduced by the amount of his base salary with his new employer, in accordance with the terms of his separation agreement. Mr. Smail also received payments available to Company employees generally upon separation from employment, including payout of accrued vacation.
The following describes the amounts Mr. Smail received as a result of his separation of employment with the Company on September 3, 2018 pursuant to the terms of his separation agreement:

	Termination Without Cause or for Good Reason
Cash Payments
Severance Payment	$303,846	(a)
Pro-Rated 2018 Bonus	$76,500	(b)
Total Cash Payments	$380,346
Benefits & Perquisites
Total Benefits & Perquisites	$—
Long-Term Incentive Compensation
“Spread” Value of Accelerated Options	$1,124,669	(c)
Value of Accelerated RSUs	$843,310	(d)
Total Long-Term Incentive Compensation	$1,967,979
Total Value of Payments and Benefits	$2,348,325

(a)
Mr. Smail was eligible to receive severance payments over 12 months in an aggregate amount of $600,000. As a result of commencing employment with another employer prior to the completion of such payments, his severance payments have been reduced by the amount of his base salary with the new employer.

(b)	Paid in a lump sum in March 2019.

(c)
Represents the “spread” value of the stock options that vested on the effective date of Mr. Smail’s separation of employment from the Company (September 11, 2018) (the “Smail Release Date”), based on the closing price of our common stock on that day ($26.50).

(d)	Represents the value of the RSUs that vested on the Smail Release Date, based on the closing price of our common stock on that day ($26.50).

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to provide the ratio of the annual total compensation of Mr. Cottle, the Company’s President and Chief Executive Officer, to the annual total compensation of the median employee of the Company and its consolidated subsidiaries (the “Pay Ratio Disclosure”). The pay ratio included in this Pay Ratio Disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. For 2018, the estimated annual total compensation of the median employee of the Company and its consolidated subsidiaries (other than the President and Chief Executive Officer) was $55,848. We adjusted the amount of Mr. Cottle’s annual total compensation for 2018 reported in the Summary Compensation to estimate what he would have received if he had occupied the position of President and Chief Executive Officer for the entire fiscal year. This included annualizing Mr. Cottle’s salary to reflect the salary increase he received in connection with his promotion to President and Chief Executive Officer and recalculating the SGICP cash bonus award and annual equity grant that he would have received, resulting in estimated total compensation of $24,461,258 compared to the $22,612,017 reported in the Summary Compensation Table. Based on this analysis, the ratio of the compensation of the President and Chief Executive Officer to the annual total compensation of the median employee was 438 to 1 in 2018. Mr. Cottle’s annual total compensation for 2018 includes equity incentives granted in connection with his promotion to President and Chief Executive Officer. When these promotional awards are excluded, Mr. Cottle’s annual total annualized compensation declines to $6,656,258 and the ratio of his compensation to the annual total compensation of the median employee was 120 to 1.
To identify the median employee, and to determine the annual total compensation of the median employee, we collected payroll data globally for those individuals identified as employees as of November 30, 2017, whether on a full-time, part-time, temporary or seasonal basis, and used reasonable estimates to remove those individuals who were not active employees on November 30, 2017. For 2018, we chose to continue to use the same median employee as allowed under Section 935(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, after determining that there were no changes in our employee population or compensation programs and policies that would significantly change the pay ratio.
Out of our total of 8,471 employees, 4,705 were employed in the United States and 3,766 were employed in foreign jurisdictions. We excluded a total of 426 employees from 13 countries under the de minimis exemption: Chile (133), China (70), France (42) Greece (1), Iceland (1), Ireland (29), Mexico (41), New Zealand (4), Panama (16), Singapore (15), Spain (54), Sweden (17) and Ukraine (3). Therefore, for purposes of calculating the pay ratio included in this Pay Ratio Disclosure, we used a total of 4,705 U.S. employees and 3,340 non-U.S. employees to determine our median employee. We applied exchange rates in effect on November 30, 2017 to convert all international currencies into U.S. dollars. We used total cash compensation, including base salary, annual bonus (paid in 2017), overtime and other forms of supplemental cash paid for the 11-month period ending on November 30, 2017, as our consistently applied compensation measure. We then selected our median employee based on this metric from the employee pool resulting from the process described above.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the shares of our common stock that may be issued upon the exercise of stock options, warrants and other stock rights under all of our equity compensation plans as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (3) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	4,302,386	$23.47	4,939,897 (1)
Equity compensation plans not approved by security holders (2)	400,000	$9.15	69,157

(1)
The “Equity compensation plans approved by security holders” includes 3,077,159 shares of common stock that may be issued under the 2003 Plan and 1,862,738 shares of common stock that may be issued under the Company’s 2016 Employee Stock Purchase Plan.

(2)
The “Equity compensation plans not approved by security holders” consist of (a) an employment inducement equity awards of 400,000 RSUs granted during 2016 and (b) our 1995 Equity Incentive Plan (discussed below).

(3)
The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of RSUs which have no exercise price. At December 31, 2018, there was a total of 2,649,250 shares subject to RSUs which were outstanding under the 2003 Plan. Had those RSUs been included in calculating the weighted average exercise price (treating them in effect as options with an exercise price of $0), the weighted average exercise price for awards under security holder-approved plans would have been $8.70, the weighted average exercise price for awards under non-security holder-approved plans would have been $0, and the weighted average exercise price for all outstanding awards would have been $7.96.

Inducement Equity Awards.    At December 31, 2018, 400,000 RSUs granted during 2016 under an employment inducement award agreement to a newly hired employee remained outstanding. The 400,000 RSUs are scheduled to cliff vest at the end of a three-year performance period from July 1, 2016 to June 30, 2019, contingent upon the achievement of performance criteria over such three-year period.
1995 Equity Incentive Plan.    The 1995 Equity Incentive Plan (the “1995 Plan”), which was originally adopted by our Board in May 1995, authorizes grants of non-qualified options, deferred stock and other stock-related awards to employees who are not executive officers or directors. As of December 31, 2018, no shares were subject to outstanding awards under the 1995 Plan and 69,157 shares remained available for grant under the 1995 Plan. The 1995 Plan is administered by the Compensation Committee, which is authorized to select the participants, determine the type of awards to be granted and the number of shares of common stock to which awards will relate, specify times at which awards will be exercisable, set other terms and conditions of such awards, interpret and specify rules and regulations relating to the 1995 Plan and make all other determinations that may be necessary or advisable for the administration of the 1995 Plan. The Board may amend, suspend, discontinue or terminate the 1995 Plan or the Compensation Committee’s authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under the NASDAQ Stock Market rules which would require stockholder approval for material modifications of the 1995 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has written policies and procedures relating to related person transactions. The Audit Committee, with assistance from the Chief Legal Officer, is responsible for reviewing and approving related person transactions that are subject to SEC disclosure requirements under Item 404 of Regulation S-K (each a “Related Party Transaction”), including transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. The Company’s policy is not to enter into a Related Party Transaction unless both the Audit Committee and the Board approve the transaction as specified in the Audit Committee’s charter. Other transactions with related persons as well as certain material changes in previously approved relationships may also require legal department or compliance department approval under our policies and procedures.

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
The Company is seeking an advisory vote on executive compensation from stockholders, commonly known as the say-on-pay vote, as required by Section 14A of the Exchange Act. The advisory vote on executive compensation is a non-binding vote to approve the compensation of the Company’s named executive officers, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. In 2017, the Board considered the recommendation of stockholders and determined to conduct an annual say-on-pay vote until the next required advisory vote on the frequency of stockholder advisory votes on the compensation of the Company’s named executive officers. Accordingly, the next say-on-pay vote is expected to occur at our 2020 annual meeting of stockholders.
The Company’s executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with the long-term interests of our stockholders.

Highlights of our executive compensation program include:

•
At-risk pay.  Executive pay is substantially at-risk because it largely consists of one or more types of performance-based compensation that vary in value based on our stock price, or that can only be earned upon achievement of pre-approved financial targets.

•
SGICP cash bonus program reviewed annually; payouts based on rigorous financial performance targets.  The Compensation Committee reviews the bonus program design each year with a view to realizing desired corporate objectives. In recent years, this review has focused on structuring a payout scale that the Compensation Committee has deemed appropriate in light of our growth objectives and our interest in managing incentive compensation costs. In 2018, annual SGICP bonuses for our named executive officers with Company-wide responsibilities paid out at 25.5% of target, demonstrating the rigor embedded in the financial performance targets and the payout scale established by the Compensation Committee. Annual SGICP bonuses to the named executive officers are dependent upon achievement of pre-approved financial performance targets, and have been recently subject to discretionary reductions (but not increases). Annual SGICP bonuses for our named executive officers with Company-wide responsibilities have varied with the Company’s financial performance over the past five years.

•
Use of Performance-conditioned Restricted Stock Units and Performance-conditioned Stock Options.  In 2018, Mr. Cottle and the other named executive officers, other than Mr. Winterscheidt, were awarded one-third of their annual equity grant in the form of performance-conditioned stock options, the vesting of which was dependent on 20% stock price growth. In addition, two-thirds of Mr. Cottle’s special grant upon being promoted to President and Chief Executive Officer was in the form of performance-conditioned RSUs.

•	No above-market returns. We do not offer preferential or above-market returns on deferred compensation. In 2018, the deferred compensation plan was terminated.

•
Stock ownership guidelines.  Since 2013, we have had stock ownership guidelines in place for our President and Chief Executive Officer, his executive officer direct reports and non-employee directors in order to encourage a long-term perspective in managing the Company and to further align the interests of our executive officers and directors with the interests of stockholders. See “Compensation Discussion and Analysis — Corporate Governance Policies — Stock Ownership Guidelines” above for additional information.

•
Clawback policy.  Since 2013, we have had in place a “clawback” policy subjecting cash and equity incentive compensation paid to senior executives (including the named executive officers) to recovery in the event that the Company’s financial statements are restated due to fraud or gross misconduct by the applicable executives. See “Compensation Discussion and Analysis – Corporate Governance Policies – Clawback policy” above for additional information.

•
No hedging policy.  Since 2013, we have had a policy prohibiting employees and directors from engaging in hedging transactions. See “Compensation Discussion and Analysis – Corporate Governance Policies – No hedging policy” above for additional information.

•	Independent compensation consulting firm. The Compensation Committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.

•	No above-market returns. We do not offer preferential or above-market returns on deferred compensation. In 2018, the deferred compensation plan was terminated.
The “Compensation Discussion and Analysis” section above provides a more detailed discussion of our executive compensation program.
Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Scientific Games Corporation approve the compensation of the Company’s named executive officers for 2018, as disclosed under SEC rules, including as disclosed in the Compensation Discussion and Analysis, the compensation tables and related materials included in the Company’s 2019 Proxy Statement.

This advisory vote on executive compensation is not binding on the Board or the Compensation Committee. However, the Board and/or Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE,
ON AN ADVISORY BASIS,
THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board that is available on the Company’s website at www.scientificgames.com.
The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2018 with management and Deloitte & Touche LLP, the independent registered public accounting firm for the Company. The Committee also discussed and reviewed with Deloitte & Touche LLP all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte & Touche LLP with the Audit Committee under PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Rule 2-07 of Regulation S‑X.
In addition, Deloitte & Touche LLP provided to the Audit Committee a formal written statement describing all relationships between Deloitte & Touche LLP and its affiliates and the Company and its affiliates as defined by the rules and regulations of the SEC that might bear on Deloitte & Touche LLP’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee reviewed and discussed with Deloitte & Touche LLP any matters that could have impacted Deloitte & Touche LLP’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Audit Committee’s attention as a result of its review of Deloitte & Touche LLP’s statement or its discussions with Deloitte & Touche LLP that would indicate that Deloitte & Touche LLP lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Audit Committee
Michael J. Regan, Chairman Peter A. Cohen Gerald J. Ford

PROPOSAL 3
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE
COMPANY’S 2003 INCENTIVE COMPENSATION PLAN
Introduction
We are seeking stockholder approval of an amendment and restatement of the 2003 Plan, which was approved by the Board of Directors on April 29, 2019. The amendment will increase the number of shares reserved under the 2003 Plan by 3,500,000 shares from approximately 19,400,000 to approximately 22,900,000.
The amendment also makes a number of administrative and technical updates to the 2003 Plan, including:

•	Clarifying that awards are subject to the Company’s clawback policy;

•	Requiring that dividends and dividend equivalents payable on awards will accumulate until vesting and be paid only on vested awards;

•	Adding an annual limit of $750,000 on non-employee director compensation; and

•	Eliminating certain administrative provisions and references to Section 162(m), in light of changes to Section 162(m) of the Internal Revenue Code made by the Tax Cuts and Jobs Act of 2017.
The proposed amendment to the 2003 Plan will not change the terms of any outstanding awards under the 2003 Plan.
The Board and Compensation Committee believe that the amended 2003 Plan will continue to help us:

•	attract, retain, motivate and reward executives, employees, directors and other persons who provide services to us and our subsidiaries;

•	provide for equitable and competitive compensation opportunities to participants;

•	encourage long-term service by participants;

•	recognize individual contributions and reward achievement of our goals; and

•	promote the creation of long-term value for stockholders by closely aligning the interests of participants with those of our stockholders.
The Board and the Compensation Committee believe that awards linked to common stock and awards with terms tied to our performance provide incentives for the achievement of important business objectives and promote the long-term success of the Company. In this regard, the 2003 Plan has been, and will continue to be, a key element of our overall compensation program.
Shares Reserved and Available under Our Equity Compensation Plans
Information on the total number of shares available under our existing equity compensation plans (including our 2016 Employee Stock Purchase Plan (the “ESPP”)) and unissued shares deliverable under outstanding options and RSUs as of the end of the last fiscal year is presented above under the caption “Equity Compensation Plan Information.” The following table reflects the aggregate number of shares subject to outstanding equity awards (excluding the shares available under the ESPP), and the shares that would be available for future awards if stockholders approve this proposal — referred to as “overhang” — as of December 31, 2018 because the aggregate number of shares will increase under the proposed amendment and restatement of the 2003 Plan, the level of overhang reflected in the table increases from 7.80% to 10.93% (based on awards and shares outstanding as of December 31, 2018) if stockholders approve the amendment and restatement of the 2003 Plan:

Shares subject to outstanding awards (1)	4,702,386
Shares available for future equity awards (2)	3,077,159
New share request	3,500,000
Total shares	11,279,545
Current percentage of outstanding shares (diluted) (3)	7.80%
Percentage of outstanding shares (diluted) after new share request	10.93%
____________

(1)
Includes 2,053,136 outstanding stock options with a weighted average exercise price of $18.23 and a weighted average remaining term of 5.84 years and 2,649,250 outstanding RSUs with a weighted average remaining term of 2.0 years.

(2)    This number represents shares available for delivery in connection with awards under the 2003 Plan at December 31, 2018.

(3)
Outstanding shares (the denominator in this calculation) include all common stock outstanding at December 31, 2018 and include potential dilution from issuance of unissued shares reserved for outstanding awards or future full-value awards under the 2003 Plan.

For additional information concerning our historical granting practices and outstanding equity-based compensation awards, see Note 18 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018 and other information in this Proxy Statement.
2016 - 2018 “Burn Rate”
The following table presents information on our “burn rate,” showing the rate at which equity awards have been newly granted or earned during the past three years. For this purpose, equity award usage in a given year includes (1) the number of new equity awards granted solely with service-based vesting terms plus (2) the number of performance-based equity awards as to which, in the given year, the performance conditions were satisfied.

	2016		2017		2018
	Options	RSUs	Options	RSUs	Options	RSUs
Aggregate number of equity awards reported as granted(1)	1,503,526	2,134,613	716,641	937,909	422,180	1,096,588
Additions:
Performance-based awards earned in year						393,992
Eliminations:

Performance-based awards not earned in grant year		400,000		100,000		200,000
Total equity awards for burn rate calculation	1,503,526	1,734,613	716,641	837,909	422,180	1,290,580
Weighted average common shares outstanding	87,977,114	87,977,114	89,908,792	89,908,792	91,925,279	91,925,279
Burn rate, annual	1.71%	1.97%	.80%	.93%	.46%	1.40%
__________________

(1)
As reported in the notes to our financial statements filed with our Annual Reports on Form 10-K (see Note 18) for each of 2016, 2017 and 2018). The aggregate number of equity awards granted included performance-based awards at grant (rather than upon satisfaction of performance conditions).

Based on the burn rates shown in the table above, the average burn rate for the period 2016-2018 was 2.41%. An alternative burn rate methodology, used by a proxy voting advisory firm, counts each RSU as using two shares rather than one, to account for the higher grant date fair value of RSUs as compared to stock options. Using that methodology and based on the equity grants shown in the table above, the average annual burn rate for the period 2016 to 2018 was 3.84%.

The 3-year average burn rate is heavily influenced by a higher burn rate in 2016 when our stock was trading at less than $10.00 at the time of our annual grant. Through March 31, 2019, our annual burn rate (unadjusted), including our annual grant, was 0.54% for options and 0.17% for RSUs, decreasing the 3-year average burn rate from 2.41% to 1.43%.
Grants for 2019 under Current Plans
The selection of the individuals who will receive grants under the proposed amended 2003 Plan, and the number of shares to be granted to such individuals, are determined by the Compensation Committee in its discretion. Therefore, it is not possible to predict the amounts that will actually be received by or allocated to particular individuals or groups of individuals under the 2003 Plan as proposed to be amended and restated. The following tables set forth information with respect to options and other awards granted under the 2003 Plan during 2018 and options granted under the 2003 Plan since its original adoption through March 29, 2019. For the value of the equity awards received by our named executive officers and non-employee directors during 2018, please see the Grants of Plan-Based Awards Table and Director Compensation Table, respectively. As of March 29, 2019, the last reported sale price of the Company’s common stock on the NASDAQ Stock Market was $20.42 per share.

Name / Description	Number of Options Granted (#)	Number of Restricted Shares and Restricted Stock Units Granted (#)
Named Executive Officers:
Mr. Cottle	56,830	431,493
Mr. Sheehan	144,300	36,469
Mr. Quartieri	24,050	6,078
Mr. J. Kennedy	29,060	7,344
Mr. Winterscheidt	—	7,233
Mr. Albregts	27,772	57,093
Mr. Smail	24,050	6,078
All current executive officers as a group (6 persons)	306,062	551,788
All current non-executive directors as a group (11 persons)	10,000	25,083
All employees, excluding current executive officers and other named executive officers	106,118	519,717

Name / Description	Position	Number of Options Granted over the life of the 2003 Plan through March 29, 2019
Named Executive Officers:
Mr. Cottle	President and Chief Executive Officer	289,048
Mr. Sheehan	Former President and Chief Executive Officer	548,970
Mr. Quartieri	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	217,036
Mr. J. Kennedy	Executive Vice President and Group Chief Executive of Lottery	430,524
Mr. Winterscheidt	Chief Accounting Officer	—
Mr. Albregts	Executive Vice President and Group Chief Executive of Gaming	27,772
Mr. Smail	Former Executive Vice President and Chief Legal Officer	172,252
Total current executive officers as a group (6 persons)		1,805,554
Current non-executive directors as a group (11 persons)		403,470
Each associate of any such directors, executive officers or nominees		—
Each nominee for election as a director
Ronald O. Perelman		50,000
Peter A. Cohen		100,000
Richard M. Haddrill		—
David L. Kennedy		123,470
Paul M. Meister		10,000
Michael J. Regan		50,000
Barry F. Schwartz		50,000
Frances F. Townsend		10,000
Kneeland C. Youngblood		10,000
Jack A. Markell		—
Maria T. Vullo		—
Each other person who received 5% of such options		—
All employees, including all current officers who are not executive officers, as a group		17,285,712

Reasons for Stockholder Approval
We seek approval of the proposed amendment and restatement of the 2003 Plan by our stockholders in order to continue to provide equity incentives linked to common stock and tied to our performance to promote the long-term success of the Company. We anticipate that the 3.5 million additional shares will be sufficient to fund grants for 3 to 4 years, but this period may be longer or shorter depending on the future price performance of our common stock. Our Compensation Committee regularly reviews our burn rate and overhang and actively tries to minimize the amount of dilution created for shareholders from the 2003 Plan, including by reducing annual equity grants in years when our stock price had underperformed.
The technical and administrative amendments, including clarifying that awards will be subject to the Company’s clawback policy, requiring that dividends and dividend equivalents payable on awards will accumulate until vesting and be paid only on vested awards, the addition of an annual limit on non-employee director compensation of $750,000 and eliminating certain administrative provisions references to Section 162(m) of the Internal Revenue Code also advance the interests of stockholders and make the 2003 Plan more flexible and easier to administer. The proposed changes also reflect normal market practice and sound governance principles.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 2003 INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED
Description of the 2003 Plan
The principal terms of the 2003 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2003 Plan, set forth as Appendix B of this Proxy Statement.
You may obtain a copy of the 2003 Plan free of charge by writing to the Corporate Secretary, Scientific Games Corporation, 6601 Bermuda Road, Las Vegas, Nevada 89119. If stockholders decline to approve the proposed amendment and restatement of the 2003 Plan, the 2003 Plan as previously approved by stockholders would remain in effect.
            Overview of 2003 Plan Awards.    The 2003 Plan authorizes a broad range of awards, including:

•	stock options;

•	SARs;

•	restricted stock, or a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;

•	deferred stock, or a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (shares of forfeitable deferred stock are often called RSUs);

•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives);

•	other awards based on common stock;

•	dividend equivalents;

•	cash-based performance awards tied to achievement of specific performance objectives; and

•	shares issuable in lieu of rights to cash compensation.
Restriction on Repricing.    The 2003 Plan includes a restriction providing that, without stockholder approval, the Company will not amend or replace options or SARs previously granted under the 2003 Plan or other equity plans in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles or repurchasing for cash or canceling an option or SAR at a time when its exercise or base price is equal to or greater than the fair market value of the underlying stock, in exchange for another option (including on a delayed basis), restricted stock or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”
Shares Available under the 2003 Plan.    The number of shares subject to outstanding awards at March 31, 2019 was 4,192,493 and the number of shares remaining available for future awards at that date under the 2003 Plan was 2,896,420, for a total of 7,088,912 shares.
Shares that are subject to awards under the 2003 Plan that expire, terminate or are cancelled or forfeited or settled in cash, and shares that are tendered by a participant or withheld by the Company as full or partial payment of the exercise price relating to an option or shares subject to a SAR in excess of the number delivered upon exercise of the SAR, and shares withheld in satisfaction of tax obligations relating to any award, will not be deemed to be deliverable or delivered and therefore will be available for other awards under the 2003 Plan. Under the 2003 Plan, shares repurchased in the open market with the proceeds from the exercise of an option do not become available for awards. Awards may be outstanding relating to a greater number of shares than the aggregate remaining available under the 2003 Plan so long as the Compensation Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2003 Plan. Shares delivered under the 2003 Plan may be either newly issued or treasury shares. All shares available for issuance under the 2003 Plan may be granted as incentive stock options (“ISOs”)
On March 29, 2019, the last reported sale price of the Company’s common stock on the NASDAQ Stock Market was $20.42 per share.
Per-Person Award Limitations.    The 2003 Plan includes limitations on the amount of awards that may be granted to a participant in a given year. Under this annual per-person limitation, a participant may in any year be granted share-based awards of each type authorized under the 2003 Plan — options, SARs, restricted stock, deferred stock, bonus stock or stock in lieu of other compensation obligations, dividend equivalents and other stock-based awards — relating to no more than his or her “Annual Limit.” The Annual Limit equals 1,500,000 shares plus the amount of the participant’s unused Annual Limit relating to that type of share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. With respect to incentive awards not valued by reference to common stock at the date of grant (i.e., cash-based awards), the 2003 Plan limits such performance awards that may be earned by a participant to such participant’s Annual Limit, which for this purpose equals $3,000,000 plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limits for each type of stock-based award are independent of one another and independent of the limit on cash-denominated performance awards. These limits apply only to awards under the 2003 Plan, and do not limit the Company’s ability to enter into compensation arrangements outside of the 2003 Plan. Notwithstanding the foregoing, the 2003 Plan provides that a non-employee director may in any year only receive cash and other property, including awards under the plan, with a value of $750,000. The Board may still award compensation in excess of the foregoing limit, but subject to the other limits of the 2003 Plan, to individual non-employee directors in consideration for additional services provided to the Company.
Adjustments to Shares Reserved, Awards and Award Limits.    Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, other similar corporate transaction, equity restructuring, as defined under applicable accounting rules, or other similar event affecting our common stock. We are also obligated to adjust outstanding awards (and share-related performance terms, such as share-price targets) upon the occurrence of events (such as these) that constitute an “equity restructuring” under accounting rules to preserve (without enlarging) the rights of 2003 Plan participants with respect to their awards. The Compensation Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles. Furthermore, in the event of a transaction or event as described above, the Compensation Committee may provide for the termination of an award in exchange for a payment of cash or other property, provide for the assumption or substitution of an award by a successor or survivor corporation or replace an award with other rights or property.
Eligibility.    Executive officers and other officers and employees of the Company and its subsidiaries or affiliates (including directors), non-employee directors of the Company and other consultants or advisers who provide substantial services are eligible to be granted awards under the 2003 Plan. A prospective employee may be granted an award, but no value may be realized under it if such person does not become an employee. As of December 31, 2018 we had approximately 9,700 full-time employees (including seven executive officers) and eleven directors (excluding Mr. Cottle) who are potentially eligible for awards under the 2003 Plan. The number of non-employee service providers currently eligible for grants cannot be readily determined. Approximately 375 individuals held outstanding awards under the 2003 Plan as of December 31, 2018.
Administration.    The 2003 Plan is administered by the Compensation Committee, except that the Board may itself act in place of the Compensation Committee to administer the 2003 Plan, and determinations with respect to grants to non-employee directors must be made by the Board. Subject to the terms and conditions of the 2003 Plan, the Compensation Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of an annual or long-term incentive award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2003 Plan and make all other determinations which may be necessary or advisable for the administration of the 2003 Plan. Nothing in the 2003 Plan precludes the Compensation Committee from authorizing payment of compensation outside of the 2003 Plan, including bonuses based upon performance, to executive officers and other employees. The Compensation Committee is permitted to delegate authority to executive officers for the granting of awards, but action pursuant to delegated authority generally will be limited to grants to employees who are below the executive officer level. The 2003 Plan provides that Compensation Committee members will not be personally liable, and will be fully indemnified, in connection with any action, determination or interpretation taken or made in good faith under the 2003 Plan unless such action resulted from such person’s bad faith, fraud or willful criminal act or omission.
Stock Options and SARs.    The Compensation Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of a SAR are determined by the Compensation Committee, but may not be less than the fair market value of the shares on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Compensation Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Compensation Committee may determine. This may include withholding of option shares to pay the exercise price. The Compensation Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Compensation Committee. SARs may be exercisable for shares or for cash, as determined by the Compensation Committee. The Compensation Committee can require that outstanding options be surrendered in exchange for a grant of SARs with economically matching terms.
Restricted and Deferred Stock/Restricted Stock Units.    The Compensation Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Compensation Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends (which will remain subject to the same forfeiture conditions as the underlying restricted stock), unless otherwise determined by the Compensation Committee.
Deferred stock gives a participant the right to receive shares at the end of a specified vesting and/or deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of RSUs. The Compensation Committee will establish any vesting requirements for deferred stock/RSUs granted for continuing services. One advantage of RSUs, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Compensation Committee can require or permit a participant to continue to hold an interest tied to common stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including RSUs, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which will be subject to the same forfeiture conditions as the underlying deferred stock) will accrue and become payable on vested shares, if authorized by the Compensation Committee.
 Other Stock-Based Awards, Stock Bonus Awards and Awards in Lieu of Other Obligations.    The 2003 Plan authorizes the Compensation Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to common stock. The Compensation Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Compensation Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.
Performance-Based Awards.    The Compensation Committee may grant performance awards, which may be cash-denominated awards or share-based awards (for example, performance shares). Generally, performance awards require satisfaction of defined performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Compensation Committee. The business criteria used by the Compensation Committee in establishing performance goals applicable to performance awards may include, but are not limited to, the following:

•	earnings per share (basic or fully diluted);

•	revenues;

•
earnings, before or after taxes, from operations (generally or specified operations), before or after interest expense, depreciation, amortization, incentives, capital expenses, extraordinary or special items or other adjustment;

•	AEBITDA;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	return on net assets, return on assets, return on investment, return on capital or return on equity;

•	economic value created;

•	operating margin or operating expense;

•	net income;

•	stock price or total stockholder return; and

•
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, new products, ventures or facilities, cost targets, internal controls, compliance, customer satisfaction and service, human resources management, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates, joint ventures or facilities.

The Compensation Committee retains discretion to set the level of performance for a given business criterion that will result in the earning of a specified amount under a performance award, to set goals relative to fixed targets, past performance, performance of other companies or performance relative to an index, to adjust any of the business criteria, to target business criteria to a specific business unit, line of business or product and to choose business criteria not included among the foregoing.
Other Terms of Awards.    Awards may be settled in cash, shares, other awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. Vested but electively deferred awards may be paid out to the participant in the event of an unforeseeable emergency. The Compensation Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the 2003 Plan. The Compensation Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the 2003 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may permit transfers of awards other than ISOs on a case-by-case basis for estate planning purposes.
The Compensation Committee is authorized to impose non-competition, non-solicitation, confidentiality, non-disparagement and other requirements as a condition on the participant’s right to retain an award or gains realized by exercise or settlement of an award. Awards granted under the 2003 Plan will be subject to the Company’s “clawback” policy and may be subject to recoupment at the discretion of the Committee in the event that the Company’s financial statements are restated

due to fraud or gross misconduct by the applicable executives. See “- Corporate Governance Policies - Clawback Policy” above for additional information. Awards under the 2003 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2003 Plan, awards under other Company plans or other rights to payment from the Company, and may exchange or buy out outstanding awards for cash or other property; provided, however, that any such substitution or exchange may only occur in a manner that would not be considered a repricing under the 2003 Plan. The Compensation Committee also may grant awards in addition to and in tandem with other awards or rights.
Dividend Equivalents.    The Compensation Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of common stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of common stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award. Typically, rights to dividend equivalents are granted in connection with RSUs or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding. Dividend equivalents credited on equity awards must be forfeitable based on performance or service to at least the same extent as the underlying award, and no dividend equivalents may be credited on unexercised options and SARs.
Vesting, Forfeitures and Related Award Terms.    The Compensation Committee may, in its discretion, determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.
The 2003 Plan provides that, upon a change in control (as defined in the 2003 Plan), unless the Compensation Committee has limited these rights in the grant agreement, awards will become vested and exercisable and restrictions thereon will lapse. The definition of “change in control” provides that our current largest stockholder, MacAndrews & Forbes Incorporated, and certain related persons, are permitted to acquire more than 40% of the outstanding voting power without triggering a change in control. The Compensation Committee will determine the extent to which any performance conditions are deemed met upon a change in control, unless otherwise provided in the applicable award agreement.
Amendment and Termination of the 2003 Plan.    The Board may amend, suspend, discontinue or terminate the 2003 Plan or the Compensation Committee’s authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under the NASDAQ Stock Market rules. NASDAQ Stock Market rules require stockholder approval of material modifications to plans such as the 2003 Plan. Under these rules, however, stockholder approval will not necessarily be required for amendments which might increase the cost of the 2003 Plan.
Unless earlier terminated, the 2003 Plan will terminate at such time that no shares reserved under the 2003 Plan remain available and the Company has no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the 2003 Plan
We believe that under current law the following U.S. federal income tax consequences generally would arise with respect to awards under the 2003 Plan.
The grant of an option or a SAR will create no U.S. federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.
Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (1) the fair market value of the ISO shares at the date of exercise minus the exercise price and (2) the amount realized upon the disposition of the ISO shares minus the exercise price. For all options, a participant’s sale of shares acquired by exercise of the option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise (or upon sale of the option shares in the case of an ISO). A participant’s sale of shares acquired by exercise of a SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.
We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.
Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will have terms intended to meet applicable requirements under Section 409A of the Internal Revenue Code, which regulates deferred compensation. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if we grant an award of RSUs that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we would become entitled to claim a tax deduction at that time.
On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.
Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Section 409A of the Internal Revenue Code. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A of the Internal Revenue Code in order for income taxation to be deferred upon vesting of the award and tax penalties to be avoided by the participant.
Some options and SARs may be subject to Section 409A of the Internal Revenue Code, which regulates deferral arrangements. In such case, the distribution to the participant of shares or cash relating to the award would have to be restricted in order for the participant not to be subject to tax and a tax penalty at the time of vesting. In particular, the participant’s discretionary exercise of the option or SAR could not be permitted over a period extending more than a year in most cases. If the distribution and other award terms meet Section 409A of the Internal Revenue Code’s requirements, the participant would realize ordinary income at the time of distribution of shares or cash rather than exercise, with the amount of ordinary income equal to the distribution date value of the shares or cash less any exercise price actually paid. We would not be entitled to a tax deduction at the time of exercise, but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.
Section 162(m) of the Internal Revenue Code currently provides that if, in any year, the compensation that is paid to one of our named executive officers (or any person who was a named executive officer for any year beginning with 2017) exceeds $1,000,000, any amounts that exceed the $1,000,000 threshold will generally not be deductible by us for federal income tax purposes. In addition, compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Sections 4999 and 280G of the Internal Revenue Code.
The foregoing provides only a general description of the application of U.S. federal income tax laws to certain awards under the 2003 Plan. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to participants in the 2003 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2003 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.
No awards have been granted at this time subject to the approval of the proposed amendment and restatement of the 2003 Plan. If stockholders do not approve the proposed amendment and restatement of the 2003 Plan, the 2003 Plan will remain in effect in accordance with its current terms.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2019, and stockholders are being asked to ratify such appointment at the annual meeting.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment and may choose in its sole discretion to confirm the appointment of Deloitte & Touche LLP or to engage a different firm to serve as the Company’s independent auditor.
Fees Paid to our Independent Registered Public Accounting Firm
Aggregate fees billed to us for the fiscal years ended December 31, 2018 and 2017 by our independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were approximately:

	2018 Fees	2017 Fees
Audit Fees:	$5,820,536	$6,809,566
Audit-Related Fees:	$141,200	$217,500
Tax Fees:	$2,309,489	$1,509,868
All Other Fees:	$1,016,848	$967,159
The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation, statutory audits of foreign subsidiary financial statements, audits of certain subsidiary financial statements and recurring gaming related regulatory audits and attestation services. The Audit-Related Fees listed above were billed in connection with the professional services performed in 2018 in connection with comfort letters and consents, primarily associated with efforts to support financing transactions during 2018 and in 2017 in connection with Form S-8 consent issuance and comfort letters and consents issuance associated with 2017 financing transactions. The Tax Fees listed above were billed for tax compliance, planning and advice. All Other Fees listed above were billed for services provided in connection with agreed‑upon procedures and related reports for lottery games. All of the fees set forth in the table above were pre‑approved by the Audit Committee in accordance with the procedures described below.

Pre-Approval Policy for Services Performed by our Independent Registered Public Accounting Firm
The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.
The Audit Committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services — that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2019

OTHER MATTERS
We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.
We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
Proxy Statement Proposals

Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the 2020 annual meeting of stockholders, it must be received at our principal executive offices, 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Corporate Secretary, not less than 120 days before the anniversary of the date this Proxy Statement is released to stockholders (i.e., assuming that this Proxy Statement is first mailed to our stockholders on April 30, 2019, the proposal must be received not later than January 1, 2020), unless the date of the 2020 annual meeting of stockholders is more than 30 days before or after June 12, 2020, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, which permit them to prove the date of delivery.

Other Proposals and Nominations

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2020 annual meeting of stockholders, stockholders are advised to review our Amended and Restated Bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 13, 2020 and the close of business on March 14, 2020 for the 2020 annual meeting of stockholders. In the event that the 2020 annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 12, 2020, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2020 annual meeting of stockholders and no later than the later of (i) the 90th day prior to the 2020 annual meeting of stockholders or (ii) the tenth day following the day on which we publicly announce the date of the 2020 annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.
All proposals should be sent to our principal executive offices at 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Corporate Secretary.
These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.
Copies of our Amended and Restated Bylaws can be accessed through the Investors — Corporate Governance —Bylaws link on our website at www.scientificgames.com, or are available by request to the Corporate Secretary at the address set forth above.
Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Michael A. Quartieri Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
Dated: April 29, 2019

APPENDIX A

Reconciliation of SGICP Revenue to Revenue and SGICP EBITDA and SGICP EBITDA Minus CapEx to
Business Segment Adjusted EBITDA and Consolidated Net Loss

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). As more fully described in the “Executive Compensation” section, SGICP Revenue, SGICP EBITDA and SGICP EBITDA minus CapEx are non-GAAP financial measures designed by the Compensation Committee to establish and calculate our SGICP targets. The following table provides reconciliations of SGICP Revenue to Revenue as calculated under GAAP, and SGICP EBITDA and SGICP EBITDA Minus CapEx to Business Segment Adjusted EBITDA and Consolidated Net Loss.

Reconciliation of SGICP Revenue to Revenue and SGICP EBITDA and SGICP EBITDA Minus CapEx to Business Segment Adjusted EBITDA and Consolidated Net Loss
(in millions)
	Year Ended December 31, 2018
	Gaming	Lottery	Social	Other	Consolidated
Revenue	$1,831	$846	$416	$270	$3,363
Compensation Committee adjustments	—	(12)	—	(6)	(18)
SGICP Revenue	$1,831	$834	$416	$264	$3,345

Net loss					$(352)
Restructuring and other					253
Depreciation, amortization and impairments					690
Other income, net					(7)
Interest expense					597
Income tax provision					13
Stock-based compensation					44
Loss on debt financing transactions					93
Gain on remeasurement of debt					(43)
EBITDA from equity investments					67
Earnings from equity investments					(25)
Consolidated Adjusted EBITDA	$920	$391	$107	$(87)	$1,330

Stock-based compensation	(9)	(5)	(4)	(26)	(44)
EBITDA from equity investments	(7)	(60)	—	—	(67)
Restructuring and other	(7)	(2)	(29)	(215)	(253)
Other income, net	(9)	—	—	(2)	(11)
Compensation Committee adjustments	—	(13)	61	151	199
SGICP EBITDA	$888	$311	$135	$(179)	$1,154
Less:
Capital expenditures(1)	(248)	(76)	(3)	(63)	(390)
Compensation Committee adjustments	—	12	—	1	12
SGICP EBITDA minus CapEx	$640	$247	N/A	$(241)	$776

(1)	For additional information on capital expenditures, see Note 2 in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019.

A-1

APPENDIX B

SCIENTIFIC GAMES CORPORATION
2003 Incentive Compensation Plan
as Amended and Restated [●], 2019
1.Purpose. The purpose of this 2003 Incentive Compensation Plan, as amended and restated (the “Plan”), is to assist Scientific Games Corporation, a Nevada corporation (the “Company”), and its subsidiaries in attracting, retaining, motivating and rewarding executives, directors, employees, and other persons who provide services to the Company and/or its subsidiaries, to provide for equitable and competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of participants with those of stockholders. The Plan authorizes stock-based and cash-based performance incentives for participants, to encourage such persons to expend their maximum efforts in the creation of stockholder value.

2.Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

(a)“409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A.

(b)“Award” means any award of Options, SARs, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalents, Other Stock-Based Award or Performance Award together with any other right or interest granted to a Participant under the Plan.

(c)“Bally Merger Agreement” means the Agreement and Plan of Merger, dated as of August 1, 2014 by and among the Company, Scientific Games Nevada, Inc., Scientific Games International, Inc. and Bally Technologies, Inc.

(d)“Bally Stock” means shares of common stock of Bally Technologies, Inc., par value $0.10 per share.

(e)“Beneficiary” means the person, persons, trust, or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(f)“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(g)“Board” means the Company’s Board of Directors.

(h)“Change in Control” means Change in Control as defined with related terms in Section 9 hereof.

(i)“Change in Control Price” means the amount calculated in accordance with Section 9(c) hereof.

(j)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations, proposed regulations and other applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(k)“Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and other corporate governance documents of the Company, or another committee or subcommittee of the Board as appointed by the Board, the extent permitted by applicable law. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee’s Charter or the Plan.

(l)
“Continuing Company” means the entity resulting from the consummation of a transaction involving the Company, including a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

(m)“Deferred Stock” means a conditional right, granted to a Participant under Section 6(e) hereof, to receive Stock, at the end of a specified vesting and/or deferral period.

(n)“Dividend Equivalent” means a conditional right, granted to a Participant under Section 6(g) hereof, to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock.

(o)“Effective Date” means June 23, 2003.

(p)“Effective Time” shall have the meaning set forth in the Bally Merger Agreement.

(q)“Eligible Person” means each executive officer and other officer or employee of the Company or any of its subsidiaries or affiliates, including each such person who may also be a director of the Company, each non-employee director of the Company, each other consultant or adviser who provides substantial services to the Company and/or its subsidiaries or affiliates and who is designated as eligible by the Committee, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan.

(r)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(s)“Fair Market Value” means, as of any given date, the fair market value of Stock, Awards, or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the average of the high and low sales prices of Stock on a given date or, if there are no sales on that date, on the latest previous date on which there were sales, reported for composite transactions in securities listed on the principal trading market on which Stock is then listed. Fair Market Value relating to the exercise price or grant price of any Option or SAR that is intended to be a Non-409A Award shall conform to requirements under Code Section 409A.

(t)“Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto.

(u)“Legacy Bally Awards” means awards of restricted stock units granted under the Legacy Bally Plan prior to the Merger Closing Date, and which remain outstanding as of the Effective Time.

(v)“Legacy Bally Plan” means the Bally Technologies, Inc. 2010 Long-Term Incentive Plan (amended and restated as of October 22, 2013), which was consolidated with and into the Plan and became a sub-plan under the Plan as of the Effective Time.

(w)“Legacy Bally Shares” means Stock equal to the sum of (A) 3,400,000 (which represents that number of shares of Bally Stock from the Legacy Bally Plan, as converted, assumed under the Plan and not related to Legacy Bally Awards) and (B) the product of (i) the number of shares of Bally Stock subject to outstanding Legacy Bally Awards as of the Effective Time and (ii) the quotient of (x) the per share closing price of Bally Stock on the Merger Closing Date (or if such day is not a trading day, the trading day immediately preceding the Merger Closing Date and (y) the per share closing price of Stock on the Merger Closing Date (or if such day is not a trading day, the trading day immediately preceding the Merger Closing Date), with any fractional shares rounded down to a whole number of shares of Stock.

(x)“Legacy WMS Plan” means the Scientific Games Corporation Incentive Plan (2013 Restatement), which was assumed by the Company upon consummation of the merger in which WMS Industries, Inc. became a subsidiary of the Company (on October 18, 2013).

(y)“Merger Closing Date” shall have the meaning set forth in the Bally Merger Agreement.

(z)Non-409A Awards” means Awards that do not constitute a deferral of compensation under Code Section 409A. Although the Committee retains authority under the Plan to grant Awards on terms that will qualify them as 409A Awards, Awards will be interpreted in a manner such that they will qualify as Non-409A Awards (with conforming terms, as provided in Section 10(h) hereof) unless otherwise expressly specified by the Committee.

(aa)“Option” means a conditional right, granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(bb)    “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h) hereof.

(cc)    “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(dd)    “Performance Award” means a conditional right, granted to a Participant under Section 7 hereof, to receive cash, Stock or other Awards or payments, as determined by the Committee, based upon the achievement of performance criteria specified by the Committee.

(ee)    “Performance Goals” means: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items or other adjustments; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value created; (7) operating margin or operating expense; (8) net income; (9) Stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, new products, ventures or facilities, cost targets, internal controls, compliance, customer satisfaction and services, human resources management, supervision of litigation and information technology and goals relating to acquisitions or divestitures of subsidiaries, affiliates, joint ventures or facilities, in each case, in absolute terms, as a goal relative to performance in prior periods or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(ff)    “Permitted Transferees” means, with respect to any person that is a natural person (and any Permitted Transferee of such person), (i) such person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants (ii) the estate of Ronald O. Perelman and (iii) any other trust or other legal entity the beneficiary of which is such person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants.

(gg)    “Plan Merger Date” means the date on which Company stockholders approved the 2013 amendment and restatement of the Plan, which is the effective date of the merger of the Legacy WMS Plan into the Plan.

(hh)    “Plan Consolidation Date” means the date on which the Company stockholders approve the amendment to the Plan, which was approved by the Board on April 24, 2015.

(ii)    “Preexisting Plan” mean the Company’s 1997 Incentive Compensation Plan, as amended and restated.

(jj)    “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(kk)    “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(ll)    “Stock” means the Company’s Common Stock, $0.001 par value, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c) hereof.

(mm)    “Stock Appreciation Rights” or “SAR” means a conditional right granted to a Participant under Section 6(c) hereof.

(nn)    “Voting Securities” means voting securities of an entity, which in the case of a corporation, shall mean those securities eligible to vote for the election of the corporation’s board of directors.

3.Administration.

(a)Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number, and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions, or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors, and may perform any function of the Committee under the Plan for any purpose (subject to Nasdaq Listing Rule 5635(c)), including for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, Participants, Beneficiaries, transferees under Section 10(b) hereof, or other persons claiming rights from or through a Participant, and stockholders.

(b)Manner of Exercise of Committee Authority. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may otherwise act with members of the Committee abstaining or recusing themselves to ensure compliance with regulatory requirements or to promote effective governance, as determined by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the fullest extent permitted under Section 78.200 and other applicable provisions of the Nevada Revised Statutes. The Committee may appoint agents to assist it in administering the Plan.

(c)Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, certified public accountants, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination. The foregoing right of indemnification shall not be available to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of the person seeking indemnity giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s organizational documents relating to the creation and governance of the Company or the Committee, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4.Shares Available Under the Plan.

(a)Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan, all of which may be granted as ISOs, shall be equal to the sum of (i) 17,000,000 plus the number of shares that, under the Preexisting Plan, were available at the Effective Date or thereafter have or will become available plus, (ii) from and after the Plan Merger Date, the number of shares that, under the Legacy WMS Plan, were available at the Plan Merger Date for delivery in connection with outstanding awards and 0.555 times the number of shares that, under the Legacy WMS Plan, remained available for future grants of equity awards, plus (iii) the Legacy Bally Shares. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b)Share Counting Rules. Subject to the provisions of this Section 4(b), the Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Any shares which are (i) underlying an Option or SAR which is cancelled or terminated without having been exercised, including due to expiration or forfeiture, (ii) subject to an Award (other than an Option or SAR) which is cancelled, terminated or forfeited, (iii) not delivered to a Participant because all or a portion of the Award is settled in cash, (iv) withheld upon exercise of an Option to satisfy the exercise price (including the Option shares equal to the number of shares separately surrendered to pay the exercise price), (v) subject to a SAR but in excess of the number of shares actually delivered to the Participant upon exercise of the SAR, or (vi) withheld in connection with an Award to satisfy tax withholding obligations, shall in each case again be available for Awards under the Plan. Shares repurchased on the open market with the proceeds from the exercise of an Option may not again be made available for Awards under the Plan. For purposes of determining the number of shares that become available under the Preexisting Plan or the Legacy WMS Plan, the share counting rules applicable to outstanding Awards under this Plan shall apply in the same way to outstanding awards originally granted under the Preexisting Plan or the Legacy WMS Plan. The payment of dividends and Dividend Equivalents, other than in shares of Stock, in conjunction with outstanding Awards shall not be counted against the shares available for Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business except as may be required by reason of Section 422 of the Code. (however, the shares subject to outstanding Awards granted under the Legacy WMS Plan and the Legacy Bally Awards are not subject to this provision as a result of the merger of the Legacy WMS Plan and the Legacy Bally Plan into this Plan). This Section 4(b) shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code. This Section 4(b) will apply to Awards and awards outstanding, and transactions and events relating to Awards and awards, on and after June 7, 2011; with regard to transactions and events relating to Awards and awards before June 7, 2011, the share counting rules in the 2003 Plan as then in effect applied. Because shares will count against the number reserved in Section 4(a) upon delivery (or later vesting) and subject to the share counting rules under this Section 4(b), the Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares in excess of the number then available under the Plan.

5.Eligibility; Per-Person Award Limitations.

(a)Grants to Eligible Persons. Awards may be granted under the Plan only to Eligible Persons.

(b)Annual Per-Person Award Limitations. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards under each of Sections 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), and 6(h) (including Performance Awards under Section 7 based on Awards authorized by each referenced subsection) relating to a number of shares of Stock up to his or her Annual Limit. A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 1,500,000 shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 10(c). In the case of a cash-denominated Award for which the limitation set forth in the preceding sentence would not operate as an effective limitation (including a cash Performance Award under Section 7), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $3,000,000 plus the amount of the Participant’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent a cash amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.

(c)Non-Employee Director Limits. Notwithstanding the foregoing, in each calendar year during any part of which the Plan is in effect, the maximum aggregate amount of cash and other property (valued at its Fair Market Value at grant), including Awards, that may be paid or delivered to any one non-employee director shall be equal to $750,000. For the avoidance of doubt, the Board may award compensation in excess of this limit for individual non-employee directors in consideration for additional services provided to the Company (e.g., consulting services), as the Board may determine in its discretion.

6.Specific Terms of Awards.

(a)General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 10(e) and 10(h) hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan, subject to Section 10(h) hereof. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Nevada Revised Statutes, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b)Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option except that, in connection with a merger, consolidation or reorganization of the Company or any of its subsidiaries, the Committee may grant Options with an exercise price per share less than the market value of the Common Stock on the date of grant if such Options are granted in exchange for, or upon conversion of, options to purchase capital stock of any other entity which is a party to such merger, consolidation or reorganization, and such Option so granted does not enlarge the aggregate in-the-money value of the original award at the acquisition date.

(ii)Time and Method of Exercise. The Committee shall determine the term of the Option, subject to Section 8(b) hereof, and the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), whether or not the Option will be a 409A Award or Non-409A Award, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment (subject to Sections 10(h) and (i) hereof), including, without limitation, cash, Stock (including Stock deliverable upon exercise, other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, to the extent permitted under Code Section 409A, deferred delivery of shares as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422. ISOs may be granted only to employees of the Company or any of its subsidiaries. To the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of the Stock with respect to which ISOs granted under this Plan and all other plans of the Company and any subsidiary are first exercisable by any employee during any calendar year shall exceed the maximum limit (currently, $100,000), if any, imposed from time to time under Code Section 422, such Options shall be treated as Options that are not ISOs.

(c)Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price per share of the SAR as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR.

(ii)Other Terms. The Committee shall determine, at the date of grant or thereafter, the term of each SAR, subject to Section 8(b) hereof, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not the SAR will be a 409A Award or Non-409A Award, and any other terms and conditions of any SAR. The

Committee may require that an outstanding Option be exchanged for a SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option.

(d)Restricted Stock.    The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) hereof, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined, or otherwise encumbered by the Participant.

(ii)Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii)Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and/or that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Stock distributed in connection with a Stock split or Stock dividend, and cash or other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock, cash or other property has been distributed.

(e)Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock at the end of a specified vesting and/or deferral period, subject to the following terms and conditions:

(i)Award and Restrictions. Settlement of an Award of Deferred Stock shall occur upon satisfaction of the vesting criteria and/or expiration of the deferral period specified for such Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). Deferred Stock shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine.

(ii)Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable vesting and/or deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to vesting and/or deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock. Deferred Stock subject to a risk of forfeiture may be called “restricted stock units” or otherwise designated by the Committee.

(iii)Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be awarded. Such Dividend Equivalents shall either accrue with respect to such Deferred Stock at the dividend payment date in cash or in shares of Stock or additional Awards of Deferred Stock having a Fair Market Value equal to the amount of such dividends, in each case, subject to the same vesting and/or deferral conditions as the underlying Award of Deferred Stock to which such Dividend Equivalents relate. Dividend Equivalents accrued in cash may be deemed invested in such investment vehicles as the Committee shall determine or permit the Participant to elect.

(f)Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g)Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify. The foregoing notwithstanding, (i) dividends and dividend equivalents will not be credited or payable with respect to an Option or SAR, except that this provision will not limit adjustments authorized under Section 10(c) hereof; and (ii) in the event Dividend Equivalents are awarded in connection with another Award, the Participant shall receive such Dividend Equivalents only to the extent that the applicable vesting criteria for such Award have been satisfied and, in the case of Dividend Equivalents relating to a Performance Award, such Dividend Equivalents shall be forfeitable to the extent the related Performance Award remains forfeitable upon failure to achieve the specified performance conditions.

(h)Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine.

7.Performance Awards. The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, or the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee, including any Performance Goals; provided that, in the case of non-employee directors, the Committee may grant cash retainers or other fees that are not subject to performance conditions. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except in the case of any Performance Award denominated in shares at the grant date (i.e., an Award classified as equity under Financial Accounting Standards Board (FASB) Accounting Standards Codification 718 (“FASB ASC Topic 718”)), no discretion to increase the amounts payable (except as provided under Section 10(c) hereof) shall be reserved unless such reservation of discretion is expressly stated by the Committee at the time it acts to authorize or approve the grant of such Performance Award.

8.Certain Provisions Applicable to Awards.

(a)Substitute Awards. Subject to the restrictions on “repricing” set forth in Section 10(e) hereof, Awards granted under the Plan may, in the discretion of the Committee, be granted in substitution or exchange for, any other

Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate.

(b)Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or SAR exceed a period of ten years (or, in the case of an ISO, such shorter term as may be required under Code Section 422).

(c)Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Sections 10(h) and (i) hereof) and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in cash, Stock, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control, subject to Sections 10(h) and (i) hereof). Installment or deferred payments may be required by the Committee (subject to Sections 10(e) and 10(h) hereof, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. Any payment deferred pursuant to this Section 8(c) shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the Participant in the future. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83) and deferred at the election of the Participant, such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Code Section 409A(a)(2)(B)(ii).

(d)Additional Award Forfeiture Provisions. The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to retain Stock acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, including cash received upon sale of Stock acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, the absence of a restatement of the Company’s financial statements, and other restrictions upon, or covenants of, the Participant, including during specified periods following termination of employment or service to the Company.

(e)Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner intended to cause each transaction with respect to such Participant to be exempt from liability under Rule 16b-3 or otherwise not subject to liability under Section 16(b), except that this provision shall not limit sales by such a Participant, and such a Participant may elect to engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award (subject to Section 10(i)) in order to avoid a Participant who is subject to Section 16 of the Exchange Act incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

(f)Prohibition on Loans. No term of an Award shall provide for a personal loan to a Participant.

(g)Forfeiture and Clawback Provisions. Each Award (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of such Award or upon the receipt or resale of any shares of Stock, cash or other property underlying such Award) shall be subject to the provisions of any clawback policy implemented by the Company, whether or not such clawback policy was in place at the time of grant of such Award, to the extent set forth in such clawback policy and/or in the agreement evidencing such Award.

9.Change in Control.

(a)Effect of “Change in Control.” In the event of a “Change in Control,” the following provisions shall apply unless otherwise provided in the Award agreement:

(i)Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control; except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof;

(ii)The restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse, such Awards shall be deemed fully vested as of the time of the Change in Control and, except as otherwise provided in an award agreement or in the Plan, consideration in respect of such awards shall be payable within 60 days following the time of the Change in Control, in each case, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof; and

(iii)With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met if and to the extent so provided by the Committee.

The foregoing notwithstanding, any benefit or right provided under this Section 9 in the case of any Non-409A Award shall be limited to those benefits and rights permitted under Code Section 409A, and any benefit or right provided under this Section 9 that would result in a distribution of a 409A Award at a time or in a manner not permitted by Code Section 409A shall be limited to the extent necessary so that the distribution is permitted under Code Section 409A. For this purpose, the distribution of a 409A Award (i) triggered by a Change in Control will occur within 60 days following a Change in Control if the Change in Control also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, in each case, within the meaning of Code Section 409A(a)(2)(A)(v) and the applicable regulations thereunder, otherwise distribution will occur at the earliest time permitted under Code Section 409A without incurring additional taxes or penalties; and (ii) triggered by a termination of employment with or service to the Company or a subsidiary following a Change in Control by a specified employee, within the meaning of Code Section 409A(a)(2)(B)(i), will not occur until the first business day following the date that is six months after such termination.

(b)Definition of “Change in Control.” A “Change in Control” shall mean the occurrence of any of the following:

(i)when any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of at least 40% of the Company’s Voting Securities; or
(ii)the consummation of a transaction requiring stockholder approval for the acquisition of the Company by an entity (e.g., a statutory merger in which the Company’s securities are canceled) or for the purchase by an entity of substantially all of the assets of the Company.

For purposes of the foregoing, neither “person” nor entity shall include the Company, any subsidiary, Mafco or any benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee). “Mafco” means each of (t) MacAndrews & Forbes Incorporated, its successors and its direct and indirect subsidiaries and affiliates, (w) Ronald O. Perelman, (x) The ROP Revocable Trust dated 1/9/2018, (y) any of the directors or executive officers of MacAndrews & Forbes Incorporated or its successors or (z) any of their respective Permitted Transferees. Furthermore, a transaction, or acquisition pursuant to such transaction, shall not constitute a “Change in Control” if immediately following such transaction:

(A)     substantially all of the “persons” who were “beneficial owners” of the Company’s Voting Securities immediately prior to the consummation of the transaction continue to beneficially own, directly or indirectly, more than 50% of the Voting Securities of the Continuing Company in substantially the same proportions as their ownership immediately prior to such consummation of the Voting Securities; and

(B)     a majority of the directors of the Continuing Company were members of the Board immediately prior to the consummation of the transaction.

10.General Provisions.

(a)Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 10(h) hereof, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b)Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights may be transferred for estate planning purposes to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award agreement (subject to any term and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)Adjustments. In the event that any large and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate or, in the case of any outstanding Award, necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in such equitable manner as it may determine, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5(b) hereof, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Sections 10(h) and (i) hereof). In furtherance of the foregoing, a Participant who has a legally binding right to compensation under an outstanding Award shall have a legal right to an adjustment to such Award if the Award constitutes a “share-based payment arrangement” and there occurs an “equity restructuring” as such terms are defined under FASB ASC Topic 718. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets, including, without limitation, a Change in Control) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that adjustments to Non-409A Awards will be made only to the extent permitted under Code Section 409A. Furthermore, in the event of the occurrence of any transaction or event as described in the preceding sentence, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, may: (A) provide for the termination of any Award in exchange for an amount of cash and/or other property with an aggregate value equal to the value of such Award, as determined by the Committee in its sole discretion; (B) provide that an Award shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Committee; or (C) replace such Award with other rights or property selected by the Committee.

(d)Taxes. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, or require a Participant to remit, any payment relating to an Award, including from a distribution of Stock, or any other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis, in the discretion of the Committee, or in satisfaction of other tax obligations if such withholding will not result in additional accounting expense to the Company. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Company.

(e)Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting the record date for which is at or following the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. (For this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant.) The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate any Award theretofore granted and any Award agreement relating thereto; provided that the Committee shall have no authority to waive or modify any Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification; and provided further, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award. Without the prior approval of stockholders, the Committee will not amend or replace previously granted Options in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (i) amending the terms of an Option or SAR after it is granted to lower its exercise price, except pursuant to Section 10(c) hereof; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or SAR at a time when its exercise or grant price is equal to or greater than the fair market value of the underlying Stock, in exchange for another Option, Restricted Stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. A cancellation and exchange described in clause (iii) of the preceding sentence will be considered a repricing regardless of whether the Option, Restricted Stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Option holder.

(f)Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(g)Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h)Certain Limitations on Awards to Ensure Compliance with Code Section 409A. For purposes of the Plan, references to an Award term or event (including any authority or right of the Company or a Participant) being

“permitted” under Code Section 409A mean, for a 409A Award, that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Code Section 409A and, for a Non-409A Award, that the term or event will not cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Code Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code Section 409A, any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) and the applicable regulations thereunder to a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section 409A(a)(2)(B)(i) and the applicable regulations thereunder, and any authorization of payment of cash to settle a Non-409A Award shall apply only to the extent permitted under Code Section 409A for such Award. Non-409A Awards that are “grandfathered” under Section 409A and that, but for such grandfathered status, would be deemed 409A Awards shall be subject to the terms and conditions of the Plan as amended and restated as of May 5, 2005 other than Sections 6(b)(ii) and 6(c)(ii), provided that if any provision adopted by amendment to the Plan or an Award Agreement after October 3, 2004, would constitute a material modification of a grandfathered Non-409A Award, such provision will not be effective as to such Award unless so stated by the Committee in writing with specific reference to this provision of Section 10(h). To further ensure compliance with the requirements of Code Section 409A, Awards other than grandfathered Awards shall be subject to the Company’s Section 409A Compliance Rules, if any. The Company makes no representations or warranties as to the tax treatment of any Award under Code Section 409A or otherwise. The Company shall have no obligation under this Section 10(h) or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Code Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Code Section 409A.

(i)Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(j)Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(k)Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10(1) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

(l)Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the Nevada Revised Statutes, the contract and other laws of the State of Nevada without giving effect to principles of conflicts of laws, and applicable federal law.

(m)Preexisting Plan. Upon stockholder approval of the Plan as of the Effective Date, no further grants of Awards will be made under the Preexisting Plan

(n)Authorization of Option Exchange. At June 7, 2011, the Company’s stockholders approved the authorization of a “value-for-value” exchange of certain outstanding Options for Deferred Stock. Such approval met the requirements of Section 10(e) of the Plan (relating to “repricing” transactions). Any Option exchange implemented under this authorization must be commenced prior to the Company’s Annual Meeting of Stockholders in 2012, and must conform to the terms of the option exchange as described in the Company’s Proxy Statement dated April 25, 2011 (subject to any permitted modifications as described in such Proxy Statement). For purposes of Sections 4(a) and (b), any shares deliverable or delivered in connection with Deferred Stock granted in exchange for Options in such option exchange shall not be counted against the limitation on shares available for delivery in connection with Full-Value Awards, but will be counted against the aggregate limit on shares available for delivery under the Plan.

(o)Plan Merger. At the Plan Merger Date, the Legacy WMS Plan was merged with the Plan. The effects of this merger are:

(i)shares reserved and available under the Legacy WMS Plan are incorporated into the reserved Shares under this Plan and available for Awards, as provided in Section 4 above;

(ii)the authorization for further grants under the Legacy WMS Plan (as a separate plan) is terminated; and

(iii)outstanding awards under the Legacy WMS Plan are deemed to be Awards under the Plan; provided, however, that the terms and conditions of such Awards are not modified as a result of the merger of the Legacy WMS Plan into the Plan. In order that the terms and conditions of such Awards are not changed, the Legacy WMS Plan (subject to Section 10(p)(ii) above) shall be deemed to be a sub-plan under the Plan for so long as any Award originally granted under the Legacy WMS Plan remains outstanding, and any agreement evidencing or governing such an Award shall be deemed to be an agreement under this Plan. If a term or condition specified in other provisions of this Plan is inconsistent with a term or condition of such an outstanding Award as in effect immediately before the Plan Merger Date, the term or condition of such outstanding Award shall govern, unless the Award is modified by the Committee by action specifically referencing the modified Award and taken on or after the Plan Merger Date.

(p)Legacy Bally Plan. As of the Plan Consolidation Date, the Legacy Bally Shares was consolidated with and subjected to the same terms as the other reserved Shares under this Plan. The effects of this consolidation are:

(i)the Legacy Bally Shares are available for Awards to Eligible Participants, as provided in Section 5 above, and are subject to Section 4 of the Plan; and

(ii)Legacy Bally Awards and other awards granted in respect of Legacy Bally Shares prior to the Plan Consolidation Date (collectively, “Bally Plan Awards”) will continue to be Awards under the Plan, and the terms and conditions of such Awards are not modified as a result of the consolidation. In order that the terms and conditions of such Awards are not changed, the Legacy Bally Plan shall be deemed to be a sub-plan under the Plan for so long as any Bally Plan Award remains outstanding, and any agreement evidencing or governing such an Award shall be deemed to be an agreement under this Plan;

provided that, as of the Effective Time, no further grants of equity awards will be made under the Legacy Bally Plan. If a term or condition specified in other provisions of this Plan is inconsistent with a term or condition of such an outstanding Award as in effect immediately before the Plan Consolidation Date, the term or condition of such outstanding Award shall govern, unless the Award is modified by the Committee by action specifically referencing the modified Award and taken on or after the Plan Consolidation Date.

(q)Plan Effective Date and Termination. The Plan was adopted by the Board of Directors on April 24, 2003 and became effective upon its approval by the Company’s stockholders on the Effective Date. The Plan was amended and restated upon its approval by the Company’s stockholders on each of June 14, 2005, June 10, 2008, June 17, 2009, June 7, 2011, June 11, 2014, and June 10, 2015, and further amended, effective January 10, 2018, in connection with the Company’s reincorporation. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan; provided, however, that no new Awards may be granted more than ten years after the date of the latest approval of the Plan by stockholders of the Company.

SCIENTIFIC GAMES CORPORATION 6601 BERMUDA ROAD LAS VEGAS, NV 89119
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Scientific Games Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E42169-P05761	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCIENTIFIC GAMES CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR proposal 1:				☐	☐	☐
1.	To elect twelve (12) members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.
	Nominees:
01)	Ronald O. Perelman	07)	Michael J. Regan
02)	Barry L. Cottle	08)	Barry F. Schwartz
03)	Peter A. Cohen	09)	Frances F. Townsend
04)	Richard M. Haddrill	10)	Kneeland C. Youngblood
05)	David L. Kennedy	11)	Jack A. Markell
06)	Paul M. Meister	12)	Maria T. Vullo

The Board of Directors recommends you vote FOR each of the following proposals 2, 3 and 4:							For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.						☐	☐	☐
3.
To approve an amendment and restatement of the Company’s 2003 Incentive Compensation Plan, as amended and restated, to, among other things, increase the number of shares of stock authorized for issuance thereunder.
							☐	☐	☐
4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.						☐	☐	☐

NOTE: To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

E48424-P05761

SCIENTIFIC GAMES CORPORATION

6601 Bermuda Road, Las Vegas, NV 89119
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS – JUNE 12, 2019

The undersigned hereby appoints Michael A. Quartieri and James Sottile, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Common Stock of Scientific Games Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Scientific Games Corporation to be held at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada at 10:00 a.m. local time on Wednesday, June 12, 2019, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors.

(Continued and to be signed on reverse side)